Exhibit 10.02

Execution Version

U.S.$ 120,000,000

LOAN AGREEMENT

dated as of March 17, 2022

by and among

AENZA S.A.A.
as Borrower,

BANCO BTG PACTUAL S.A. – CAYMAN BRANCH, BANCO SANTANDER PERÚ S.A., HSBC MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO HSBC, and
NATIXIS, NEW YORK BRANCH,

as Joint Lead Arrangers,

THE LENDERS PARTY HERETO,

BANCO DE CRÉDITO DEL PERÚ S.A.,
as Administrative Agent

and

Collateral Agent

Milbank LLP

i

SCHEDULES

Schedule 1.01(a)	Lenders and Commitment Amounts
Schedule 1.01(b)	Applicable Lending Offices
Schedule 2.06	Use of Proceeds
Schedule 7.06	Litigation
Schedule 7.07	Compliance with Laws
Schedule 7.16	Sanctions
Schedule 7.17	Subsidiaries
Schedule 7.18	Indebtedness
Schedule 7.19	Environmental Matters
Schedule 7.24	Insurance
Schedule 7.25	Existing Liens
Schedule 8.01(b)	Excluded Subsidiaries
Schedule 8.23	Permitted Dispositions
Schedule 8.33	Restrictive Agreements
Schedule 11.02	Notices

EXHIBITS

Exhibit A	–	Form of Borrowing Notice
Exhibit B	–	Form of Notes
Exhibit B-1	–	Form of Letter of Instructions
Exhibit C	–	Form of Process Agent Acceptance Letter
Exhibit D-1	–	Form of Opinions of Peruvian Counsel to the Borrower
Exhibit D-2	–	Form of Opinion of New York Counsel to the Borrower
Exhibit D-3	–	Form of Opinion of Peruvian Counsel to the Lenders
Exhibit D-4	–	Form of Opinion of New York Counsel to the Lenders
Exhibit E	–	Form of Assignment and Assumption Agreement
Exhibit F	–	Form of Subordination Terms Letter
Exhibit G	–	Form of Officer’s Certificate
Exhibit H	–	Form of Financial Officer’s Certificate

This LOAN AGREEMENT, dated as of March 17, 2022 (this “Agreement”), by and among AENZA S.A.A., a sociedad anónima abierta organized under the laws of Peru (the “Borrower”); each of the lenders identified under the caption “Lenders” in Schedule 1.01(a) or which, pursuant to Section 5.08 (Replacement Lenders) or Section 11.08 (Assignments and Participations), shall become a Lender hereunder (individually, a “Lender” and, collectively, the “Lenders”); BANCO DE CRÉDITO DEL PERÚ S.A., as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”); and collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”, and together with the Administrative Agent, the “Agents” and each, individually, an “Agent”).

WITNESSETH:

WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the loan facility provided for herein.

NOW THEREFORE, in consideration of the foregoing and of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I
Definitions and Accounting Matters

Section 1.01 Certain Defined Terms. The following terms shall have the following respective meanings (all terms defined in this Section 1.01 (Certain Defined Terms) or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“ABR Loan” means a Floating Rate Loan bearing interest at a rate determined by reference to the Alternate Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Additional Costs” shall have the meaning given to such term in Section 5.01(a) (Additional Costs).

“Additional Margin” means a rate per annum equal to 2.00%.

“Administrative Agent” shall have the meaning given to such term in the preamble hereto.

“Administrative Agent’s Account” means the account of the Administrative Agent set forth below, or such other account as may be designated by the Administrative Agent to the Borrower and the Lenders from time to time, provided such account is held in an entity of the Peruvian financial system.

Bank Name:	Banco de Crédito del Perú
ABA/Routing No.:	026009593
SWIFT Code:	BOFAUS3N
Account Name:	CTA.INT. BCP-CREDITOS SINDICADOS
Account No.:	193-1172547-1-17
Attention:	Marcia Mónica Rojas Gameros
Reference:	Syndicated Loans – Aenza

“Administrative and Collateral Agency Fee Letter” means that certain Fee Letter, dated on or about the date hereof, between the Borrower and the Agents, providing for certain fees to be paid by the Borrower to the Agents.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affected Lender” shall have the meaning given to such term in Section 5.08(a) (Replacement Lenders).

“Affiliate” means, with respect to any Person, any other Person that is directly or indirectly Controlled by, under common Control with or Controls such Person.

“Agent Parties” shall have the meaning given to such term in Section 11.02(b) (Notices).

“Agreement” shall have the meaning given to such term in the preamble hereto.

“Alternate Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate in effect (available at https://www.federalreserve.gov/releases/h15/) plus 0.5% and (c) Term SOFR for a one-month tenor in effect on such day (available at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html) plus 1.0%. Any change in the Alternate Rate due to a change in the Prime Rate, the Federal Funds Rate in effect or the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate in effect or such Term SOFR, respectively. If the Alternate Rate is being used as an alternate rate of interest pursuant to Section 5.03 (Benchmark Replacement Settings), then the Alternate Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above; provided, that at no time shall the “Alternate Rate” be deemed to be less than zero percent (0.00%).

“Anti-Corruption Laws” means any and all laws, rules, regulations, executive orders, decrees or statutes related to corruption or bribery to which the Borrower and each of its Subsidiaries are subject, including the following (each, as amended or replaced from time to time): (a) the U.S. Foreign Corrupt Practices Act of 1977 (as amended, the “FCPA”), (b) the U.K. Bribery Act 2010, and (c) each of (i) the provisions included in Section IV of Chapter II of Title XVIII of the Peruvian Criminal Code, (ii) Peruvian Law No. 30424, (iii) Peruvian Supreme Decree No. 002-2019-JUS, and, (iv) the Peruvian Civil Reparation Payment Acts.

“Anti-Money Laundering Laws” means any and all laws, rules, regulations, executive orders, decrees or statutes related to terrorism financing or money laundering to which the Borrower and each of its Subsidiaries are subject, including the following (each, as amended or replaced from time to time): (a) the Bank Secrecy Act of 1970, as amended by the USA Patriot Act, (b) the Beneficial Ownership Regulation, and (c) each of (i) Peruvian Legislative Decree No. 1106, (ii) Peruvian Law No. 27693, (iii) Peruvian Law No. 29038, (iv) Peruvian Supreme Decree No. 020-2017-JUS, (v) the Peruvian Criminal Code, and (vi)  Peruvian Law Decree No. 25475.

“Applicable Law” means, with respect to any Person, any applicable constitution, statute, law, rule, regulation, ordinance, judgment, order, decree or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, and any determination by, or interpretation of any of the foregoing by, any judicial authority or Governmental Authority, binding on a given Person whether in effect as of the date of this Agreement or as of any date thereafter.

“Applicable Lending Office” means, for each Lender, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated on Schedule 1.01(b) or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans are to be made and maintained; provided that if any Lender at any time so designates more than one “Lending Office,” the “Applicable Lending Office” for such Lender with respect to any specific Loan (or portion thereof) held by such Lender shall be the “Lending Office” designated on the books of such Lender as the Lending Office for such Loan (or portion thereof).

“Applicable Margin” means the applicable percentage per annum set forth below (including the Increased Applicable Margin, as applicable):

Pricing Level	Interest Period	Applicable Margin	Increased Applicable Margin
1	1st and 2nd	6.26%	7.26%
2	3rd and 4th	6.76%	7.76%
3	5th	7.51%	8.51%
4	6th	8.51%	9.51%

The Increased Applicable Margin shall be applicable upon an Increased Rate Event and shall become effective as of the first day after the occurrence of such Increased Rate Event; provided, that if the Borrower fails to inform the Administrative Agent of the occurrence of an Increased Rate Event, then, the Borrower shall be required to retroactively pay, as promptly as practicable upon written request from the Administrative Agent, the excess of the Increased Applicable Margin over the Applicable Margin for the applicable Interest Period or portion thereof during which the Increased Applicable Margin was applicable.

“Appraisal” means an appraisal, in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Lenders), commissioned by and prepared for the account of the Administrative Agent (for the benefit of the Lenders) by an Approved Appraiser.

“Approved Appraiser” means Deloitte, PwC, EY, KPMG and any other independent and nationally recognized duly licensed appraiser satisfactory to the Administrative Agent (acting at the direction of the Majority Lenders) that has at least ten (10) years of experience appraising Properties (of the same nature as the Collateral) in Peru.

“Asset Trust Agreement” means the amended and restated trust agreement pursuant to its third amendment (Modificación Integral al Contrato de Fideicomiso, acordada mediante la Tercera Adenda al Contrato de Fideicomiso) dated on or about the date hereof by and among, inter alios, the Borrower and Cumbra Perú, the Onshore Trustee and the Collateral Agent with the intervention of Viva Negocio Inmobiliario S.A., Rolando Martin Ponce Vergara, the collateral agent of the Existing Syndicated Facilities, the Convertible Bond Indenture Trustee and Banco Santander, S.A., in respect of all of the current and future share capital of Viva Negocio Inmobiliario S.A. held, by the Borrower and Cumbra Perú.

“Assignment and Assumption Agreement” means an assignment and assumption agreement in substantially the form of Exhibit E or such other form as is acceptable to the Administrative Agent (acting at the direction of all the Lenders).

“Authorized Officer” means, with respect to any Person, (a) the President, General Manager or Chief Executive Officer (President, Gerente General or CEO) of such Person, (b) the Chief Financial Officer of such Person, (c) the Chief Legal Officer of such Person, or (d) any attorney-in-fact of such Person.

“Availability Period” means the period commencing on (and including) the date hereof and ending on (and including) the Commitment Termination Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.03(d) (Benchmark Replacement Settings).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.03(a) (Benchmark Replacement Settings).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.03 (Benchmark Replacement Settings) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.03 (Benchmark Replacement Settings).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrowed Money” means, in respect of any Person, at any date, without duplication, (a) all obligations of such Person to repay money borrowed, (b) all obligations of such Person to pay money evidenced by bonds, debentures, notes, or other similar instruments, and (c) all obligations of such Person in respect of Disqualified Equity Interests.

“Borrower” shall have the meaning given to such term in the preamble hereto.

“Borrower’s Knowledge” means the actual knowledge, as well as knowledge that would have been obtained in the exercise of ordinary due diligence, of (a) any of the Borrower’s (i) President (Presidente), General Manager (Gerente General) or Chief Executive Officer (CEO), (ii) Chief Financial Officer (Gerente Financiero), (iii) Chief Legal Officer (Gerente Jurídico), (iv) Head of Treasury (Superintendente de Tesorería), or (v) the officers referred to in paragraphs (i) through (iv) of each of the Material Subsidiaries, and (b) any other individual or individuals exercising the responsibilities of any of the foregoing officers pursuant to an express delegation of such authority, solely to the extent such knowledge is obtained or would have been obtained during the course of the exercise of such expressly delegated responsibilities by such individual or individuals.

“Borrower Advance Date” shall have the meaning given to such term in Section 4.04(b) (Non-Receipt of Funds by the Administrative Agent).

“Borrower Required Payment” shall have the meaning given to such term in Section 4.04(b) (Non-Receipt of Funds by the Administrative Agent).

“Borrowing Date” shall have the meaning given to such term in Section 6.03 (Conditions to Borrowing Date).

“Borrowing Notice” shall have the meaning given to such term in Section 2.02 (Borrowing).

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in (a) New York, New York, U.S., (b) Lima, Peru, and (c) São Paulo, Brazil, are required or authorized by law to be closed.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a Capital Lease on a balance sheet of such Person under IFRS, and for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS.

“Capitalized Leases” or “Capitalized Lease Obligations” means, at any time, a lease that would have constituted a finance lease under IAS 17 as of December 31, 2018 and with respect to which the lessee would have been required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with IFRS if it had been in effect at such time.

“Cash Equivalents” means:

(a) marketable direct obligations or securities issued by, or directly and unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States;

(b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six (6) months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(c) debt securities issued by the Peruvian government and maturing not more than three hundred and sixty five (365) days after the acquisition thereof, and debt instruments issued by the Peruvian government which are denominated and payable in Dollars and maturing not later than one year after the acquisition thereof;

(d) time deposits, deposit accounts, certificates of deposit and banker’s acceptances of any Lender or any member of the Federal Reserve System which is organized under the laws of the United States, or any state thereof or the District of Columbia or any political subdivision thereof or under the laws of Canada, Japan, Switzerland or any country which is a member of the European Union, any U.S. branch of a non-U.S. bank having at the date of acquisition thereof combined capital and surplus of not less than U.S.$500,000,000 (or the equivalent) or any commercial bank organized under the laws of Peru, or which is the principal Peruvian banking subsidiary of a bank holding company having a combined capital and surplus of at least U.S.$500,000,000 and having a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six (6) months from the date of acquisition by such Person;

(e) demand deposits, certificates of deposit, time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued or guaranteed by (i) any bank organized under the laws of the United States of America or any state thereof or the District of Columbia, (ii) any of the Lenders, (iii) any U.S. branch of a non-U.S. bank having at the date of acquisition thereof combined capital and surplus of not less than U.S.$500,000,000 (or the equivalent) or (iv)  any bank organized under the laws of Peru;

(f) commercial paper issued by any Person rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or its Peruvian equivalent) and in each case maturing not more than one year after the date of acquisition by such Person;

(g) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above, provided, that such repurchase obligations shall be fully secured by obligations of the type described in clause (a) above, and the possession of such obligations shall be transferred to, and segregated from other obligations owned by, such bank;

(h) any other debt instruments having a rating of at least A-1 or AAA from S&P or P-1 or Aaa from Moody’s with maturities of one year or less from the date of acquisition;

(i) a money market fund or a qualified investment fund (including any such fund for which any Lender or any Affiliate thereof acts as an advisor or manager) given one of the two highest long-term ratings by S&P, Moody’s or Fitch;

(j) Eurodollar certificates of deposit issued by any Lender, or any other bank meeting the requirements of clause (d) above;

(k) deposits that are fully insured by the Federal Deposit Insurance Corporation and do not have an ‘r’ suffix attached to their rating;

(l) commercial paper issued by any Person incorporated in the United States rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s and in each case maturing not more than three-hundred sixty-five (365) days after the date of acquisition by such Person;

(m) principal-only strips and interest-only strips of non-callable obligations issued by the U.S. Treasury, and REFCORP securities stripped by the Federal Reserve Bank of New York;

(n) Dollars and Soles; and

(o) investments in money market funds which invest substantially all of their assets in securities of the types described in clauses (a) through (h) above.

“Cash Flow Trust Agreement” means the amended and restated trust agreement pursuant to its fourth amendment (Modificación Integral al Contrato de Fideicomiso, acordada mediante la Cuarta Adenda al Contrato de Fideicomiso) dated on or about the date hereof by and among, inter alios, the Borrower, the Onshore Trustee, the collateral agent of the Existing Syndicated Facilities and the Collateral Agent with the intervention of the Convertible Bond Indenture Trustee and Banco Santander, S.A, with respect to certain dividends and cash flows payable to the Borrower.

“Cash Flow Trust Collection Account” shall have the meaning assigned to the term “Cuenta Recaudadora” in the Cash Flow Trust Agreement.

“Cash Flow Trust Collection Account Dividends” means the proceeds of the Dividends required to be paid by the Main Subsidiaries in respect of the Equity Interests owned, from time to time, by the Borrower in such Main Subsidiaries and which proceeds are, in accordance with the terms of the Cash Flow Trust Agreement, required to be deposited in the Cash Flow Trust Collection Account.

“Change of Control” means, as of any date, (I) the acquisition, directly or indirectly, (a) beneficially or of record, by any Person or any “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than any of the Permitted Holders, of Equity Interests representing a percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower that is equal to or greater than the percentage of the aggregate ordinary voting power represented by the sum of (i) the Equity Interests of the Borrower owned (beneficially or of record) by the Permitted Holders as of such date and (ii) the Voting Stock of the Borrower held by the Permitted Holders pursuant to the Voting Rights Agreements, (b) by any Person or any “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than any of the Permitted Holders, of Control over the Borrower, or (c) by any Person or any “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than any of the Permitted Holders, of the power to (i) appoint at least a majority of the members of the board of directors or other equivalent governing body of the Borrower or (ii) Control the Borrower, or (II) the failure by the Borrower to, directly or indirectly, (a) beneficially own Equity Interests of any Material Subsidiary representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such Material Subsidiary (except for Red Vial 5 S.A. with respect to which no “Change of Control” shall be trigged unless the Borrower shall fail to have Voting Stock and the rights under the Red Vial Shareholders Agreement, granting the Borrower the right to appoint at least a majority of the members of the board of directors or equivalent governing body of Red Vial 5 S.A.), or (b) Control any Material Subsidiary.

“Class” means, when used in reference to any Loan or borrowing, whether such Loan or the Loans comprising such borrowing are Fixed Rate Loans or Floating Rate Loans and, when used in reference to any Commitment, whether such Commitment is a Fixed Rate Commitment or Floating Rate Commitment.

“Closing Date” shall have the meaning given to such term in Section 6.02 (Conditions to Closing Date).

“Collateral” means the Property that, in accordance with the Collateral Documents, from time to time, is or is intended to be subject to any Lien in favor of the Secured Parties or the Collateral Agent on behalf of the Secured Parties.

“Collateral Documents” means, collectively, the Cash Flow Trust Agreement, the Asset Trust Agreement, the Repayment Trust Agreement, the Release Share Pledge Agreements, the Share Pledge Agreement, each Irrevocable Power of Attorney and the Effectiveness Statements.

“Collection Account” shall have the meaning assigned to the term “Cuenta del Fideicomiso” in the Repayment Trust Agreement.

“Commitment” means, for each Lender, its Fixed Rate Commitment or Floating Rate Commitment, as applicable, and “Commitments” shall mean the Fixed Rate Commitments and the Floating Rate Commitments, collectively, in an aggregate principal amount up to but not exceeding the Commitment Amount of such Lender.

“Commitment Amount” means, for each Lender, the amount set forth opposite the name of such Lender in Schedule 1.01(a) hereto.

“Commitment Termination Date” means the earliest of (a) the date on which the unutilized and outstanding Commitments hereunder are borrowed in full, (b) the date on which the Commitments hereunder are terminated and/or cancelled in full; and (c) 11:59 p.m., New York City time, the date that is 30 days after the date hereof.

“Communications” shall have the meaning given to such term in Section 11.02(b) (Notices).

“Concar” means Concar S.A.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such rate or to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated” means, in respect of any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with IFRS.

“Consolidated EBITDA” means, for any period, with respect to the Borrower on a Consolidated basis, the Consolidated Net Income for such period plus: (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of: (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) any non-cash charges (other than the write-down of current assets) for such period, and minus (b) without duplication, to the extent included in determining such Consolidated Net Income, all non-cash items of income for such period, all determined on a consolidated basis in accordance with IFRS.

“Consolidated Financial Income” means, for any period, the aggregate amount of interest income plus fees and commission and other finance revenue of the Borrower and its Subsidiaries, as is or would be reported on the income statement of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with IFRS.

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of: (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, any interest (or similar) expense on Indebtedness (other than Subordinated Debt) of the Borrower and its Subsidiaries on a Consolidated basis, (i) including without duplication: (a) fees (including commitment fees and insurance premiums in connection with such Indebtedness) for such period, (b) the interest portion of any deferred payment obligations for such period, (c) all fees and charges paid or payable with respect to letters of credit or performance or other bonds for such period, (d) all accrued or capitalized interest (including default interest) for such period, (e) any amortization of debt discount for such period and (f) all but the principal component of payments relating to Capital Lease Obligations for such period, in each case to the extent treated as interest expense in accordance with IFRS, and (ii) net of Consolidated Financial Income. For purposes of the foregoing, Consolidated Interest Expense shall be determined after giving effect to any net payments made or received by the Borrower and its Subsidiaries with respect to interest rate or currency Permitted Hedging Instruments.

“Consolidated Leverage Ratio” means, for any period, the ratio of: (a)(i) Consolidated Total Indebtedness to (b) Consolidated EBITDA for the most recent four (4) consecutive fiscal quarters ending on such date.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries, for such period, determined on a consolidated basis for that period in accordance with IFRS; provided, however, that Consolidated Net Income shall exclude extraordinary gains and extraordinary losses for such period.

“Consolidated Total Indebtedness” means, for any period, the aggregate principal amount of Indebtedness (other than Subordinated Debt) of the Borrower and its Subsidiaries, as is or would be reported on the balance sheet of the Borrower and its Subsidiaries as of that date, determined on a consolidated basis in accordance with IFRS.

“Contingent Obligations” shall mean, as to any Person, (a) any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and (b) any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (A) endorsements of instruments for deposit or collection in the ordinary course of business or (B) any unmatured reimbursement obligation of any Person in respect of any performance bond, advance payment bond, letters of credit, or similar instrument provided in respect of any construction, operation, concessions, public-private partnership and real estate obligations of such Person in the ordinary course of business in accordance with past practice; provided, however, that once such reimbursement obligation shall arise and become payable, the same shall constitute a Contingent Obligation and shall constitute Indebtedness under this Agreement. The amount of any Contingent Obligation at any time shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith

“Control” means, as to any Person, having possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Convertible Bond” means any and all convertible bonds or other debt instruments issued by the Borrower on August 13, 2021 pursuant to the Convertible Bond Agreement.

“Convertible Bond Agreement” means the Contrato de Emisión entered into by Borrower and the Convertible Bond Indenture Trustee dated January 13, 2021, as amended.

“Convertible Bond Indenture Trustee” means Kallpa Securities Sociedad Agente de Bolsa S.A.

“Covered Taxes” shall have the meaning given to such term in Section 5.06(a) (Covered Taxes).

“Cumbra Loan” means the loan agreement entered into by Cumbra Perú and Banco Santander, S.A. dated as of February 18, 2021, as amended.

“Cumbra Perú” means Cumbra Perú S.A.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention at the direction of the Floating Rate Lenders.

“Defaulting Lender” shall have the meaning given to such term in Section 2.05(a) (Several Obligations; Remedies Independent).

“Disposition” or “Dispose” means the sale, transfer (including, without limitation, any transfer to a trust (transferencia en dominio fiduciario)), license, ease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any Equity Interest, notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Borrowed Money or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 60 days after the Maturity Date.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars”, “U.S.$” and “$” mean the lawful currency of the U.S.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegate thereof) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall have the meaning given to such term in Section 6.01 (Conditions to Effectiveness).

“Effectiveness Statements” means each effectiveness statement (Declaración Unilateral de Cumplimiento) to be entered into pursuant to the terms of the Cash Flow Trust Agreement, the Asset Trust Agreement and the Share Pledge Agreement, which is required for the entry into force of such agreements. In the case of the Release Share Pledge Agreements, the effectiveness statement shall be the execution of its corresponding public deed.

“Environmental Law” means all laws, bylaws, codes, regulations, decrees, lawful demands or demand letters or notices, interdicts, judgments, orders, permits or plans issued, promulgated or approved thereunder or in accordance therewith of Peru or any other Governmental Authority of Peru relating to pollution or protection of the environment, or health and safety matters relating to Hazardous Materials exposure (including such laws relating to worker and public or consumer health and safety, noise, nuisance, hygiene, waste, pollutants, contaminants, emissions, discharges or threatened Release of Hazardous Materials into the environment, and the production, processing, distribution, management, use, treatment, storage, burial, disposal, transport or handling of any Hazardous Materials that may be harmful to human health or other life or the environment).

“Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership or profit interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Erroneous Payment” shall have the meaning assigned to such term in Section 10.10(a) (Erroneous Payments).

“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to such term in Section 10.10(d) (Erroneous Payments).

“Erroneous Payment Return Deficiency” shall have the meaning assigned to such term in Section 10.10(d) (Erroneous Payments).

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to such term in Section 10.10(e) (Erroneous Payments).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning given to such term in Section 9.01 (Events of Default).

“Excluded Taxes” means (a) Taxes imposed on or measured by the overall net income (however denominated) of a Lender, franchise Taxes, and branch profits Taxes, in each case, (i) imposed by any jurisdiction in which any Lender has its principal office or the jurisdiction of any Applicable Lending Office, or (ii) that are Other Connection Taxes, (b)  any Taxes attributable to such Recipient’s failure to comply with Section 5.06(f) (Covered Taxes), and (c) any withholding Taxes imposed under FATCA.

“Existing Indebtedness” means Indebtedness of the Borrower and its Subsidiaries existing as of the date hereof and listed on Schedule 7.18 hereto, including, without limitation, the Bond Repaid Indebtedness.

“Existing Syndicated Facilities” means:

(a) the Master Financial Stability Agreement dated as of July 31, 2017 executed between the Borrower, Cumbra Perú, CAM Perú S.A., Concesionaria Vía Expresa Sur S.A. and Vial y Vives – DSD S.A. as borrowers; the Borrower and Cumbra Perú as guarantors; BBVA Banco Continental, Banco de Crédito del Perú, Scotiabank Perú S.A.A., Citibank del Perú S.A., Citibank, N.A. and Banco Internacional del Perú S.A.A. as lenders; BBVA Banco Continental, Credicorp Capital Servicios Financieros S.A., Scotiabank Perú S.A.A., Citibank del Perú S.A. and Banco Internacional del Perú S.A.A. as structuring agents; and, La Fiduciaria S.A. as administrative agent and collateral agent, as amended from time to time;

(b) the Syndicated Credit Facility Agreement dated as of July 31, 2017, executed between the Borrower, Cumbra Perú, CAM Perú S.A., Concesionaria Vía Expresa Sur S.A. and Vial y Vives – DSD S.A. as borrowers; BBVA Banco Continental, Banco de Crédito del Perú, Banco Internacional del Perú S.A.A., Citibank del Perú S.A., Citibank, N.A. and Scotiabank Perú S.A.A. as banks; Credicorp Capital Servicios Financieros S.A., BBVA Banco Continental, Banco Internacional del Perú S.A.A., Citibank del Perú S.A. and Scotiabank Perú S.A.A., as structuring agents; and, La Fiduciaria S.A. as administrative agent and collateral agent, as amended from time to time;

(c) the Syndicated New Stand-by Letters of Credit Facility and Commitment to Maintain Existing Stand-by Letters of Credit Agreement dated as of July 31, 2017 executed between the Borrower and Cumbra Perú as ordering parties; BBVA Banco Continental, Banco de Crédito del Perú, Banco Internacional del Perú S.A.A., Scotiabank Perú S.A.A., Citibank del Perú S.A. and Citibank, N.A. as surety entities; BBVA Banco Continental, Credicorp Capital Servicios Financieros S.A., Scotiabank Perú S.A.A. and Banco Internacional del Perú S.A.A. as structuring agents; and, La Fiduciaria S.A. as administrative agent and collateral agent, as amended from time to time.

“Expense Reimbursement and Indemnity Agreement” means that certain Expense Reimbursement and Indemnity Agreement, dated on or about the Closing Date, among the Borrower, the Lenders, the Administrative Agent and the Collateral Agent.

“FATCA” means Sections 1471 through 1474 of the U.S. Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the U.S. Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the U.S. Internal Revenue Code.

“FCPA” shall have the meaning given to such term in the definition of “Anti-Corruption Laws”.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to the Principal Office on such Business Day on such transactions as determined by the Administrative Agent (and, if any such rate is below zero, then the Federal Funds Rate shall be deemed to be zero).

“Fee Letters” means the Administrative and Collateral Agency Fee Letter and the JLA Fee Letter.

“Fitch” means Fitch Ratings Limited or any successor to its rating business.

“Fixed Rate” means the interest rate to be calculated by the Fixed Rate Lenders, communicated to the Borrower on the date of delivery of the Borrowing Request and included in paragraph (c) of such Borrowing Request.

“Fixed Rate Commitment” means, as to each Fixed Rate Lender, the obligation of such Fixed Rate Lender to make, on and subject to the terms and conditions hereof, a Loan to the Borrower pursuant to Section 2.01(a) (Loans) in an aggregate principal amount up to but not exceeding the amount set forth opposite the name of such Fixed Rate Lender on Schedule 1.01(a) or in the Assignment and Assumption Agreement pursuant to which such Fixed Rate Lender shall have assumed its Fixed Rate Commitment, as applicable, as such amount may be increased or reduced pursuant to assignments effected in accordance with Section 11.07 (Successors and Assigns).

“Fixed Rate Lender” means a Lender with a Fixed Rate Commitment or any outstanding Fixed Rate Loans.

“Fixed Rate Loans” has the meaning provided in Section 2.01(a) (Loans).

“Floating Rate” means a rate equal to (i) the Benchmark for any Interest Period plus (ii) the Applicable Margin.

“Floating Rate Commitment” means, as to each Floating Rate Lender, the obligation of such Floating Rate Lender to make, on and subject to the terms and conditions hereof, a Loan to the Borrower pursuant to Section 2.01(b) (Loans) in an aggregate principal amount up to but not exceeding the amount set forth opposite the name of such Floating Rate Lender on Schedule 1.01(a) or in the Assignment and Assumption Agreement pursuant to which such Floating Rate Lender shall have assumed its Floating Rate Commitment, as applicable, as such amount may be increased or reduced pursuant to assignments effected in accordance with Section 11.07 (Successors and Assigns).

“Floating Rate Lender” means a Lender with a Floating Rate Commitment or any outstanding Floating Rate Loans.

“Floating Rate Loans” has the meaning provided in Section 2.01(b) (Loans).

“Floating Rate Majority Lenders” means, at any time, Floating Rate Lenders holding Floating Rate Commitments and Floating Rate Loans representing in the aggregate more than 50% of the sum of the aggregate amount of the Floating Rate Commitments of all Floating Rate Lenders at such time plus the aggregate principal amount of the Floating Rate Loans of all Floating Rate Lenders outstanding at such time; provided that the Floating Rate Commitment and Floating Rate Loans held by any Defaulting Lender shall be disregarded for purposes of making a determination of Floating Rate Majority Lenders.

“Floor” means the benchmark rate floor of 0%.

“Forced Labor” means all work or service not voluntarily performed that is exacted from an individual under threat of force or penalty.

“GH Syndication Agreement” means the syndication agreement, dated June 3, 2021, entered into among IG4 Capital and GH Holding Group Corp., as amended and supplemented.

“Governmental Authority” means any national, state, county, city, town, village, municipal or other local governmental department, commission, board, bureau, agency, authority or instrumentality of the United States, Peru or any other national, multinational or international authority, or any political subdivision of any thereof, and any person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, and in each case having jurisdiction over the Persons or matters in question.

“Harmful Child Labor” means the employment of a child that is economically exploitive, or is likely to be hazardous to, or to interfere with, such child’s education, or to be harmful to such child’s health, or physical, mental, spiritual, moral or social development.

“Hazardous Material” means any pollutant, contaminant, chemical or toxic or hazardous material, substance or waste or any other material, substance or waste that is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“HG Syndication Agreement” means the syndication agreement, dated June 3, 2021, entered into among IG4 Capital, Hernando Alejandro Constancio Graña Acuña and Rosanna Tori Devoto as amended and supplemented.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“IG4 Capital” means IG4 Capital Infrastructure Investments LP.

“Increased Rate Applicable Margin” means the applicable margin set out in under the heading “Increased Applicable Margin” in the definition of Applicable Margin.

“Increased Rate Event” means a determination by the competent Peruvian judge as part of the proceedings relating to the homologación of the Plea Agreement that the amounts payable by the Borrower and its Subsidiaries under the Plea Agreement shall exceed the sum of S/718,500,000.

“Indebtedness” means, in respect of any Person, at any time, without duplication, (a) all obligations of such Person for Borrowed Money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade and current accounts payable arising in the ordinary course of business that are not overdue for more than ninety (90) days), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Indebtedness of others guaranteed by such Person, (g) all Capitalized Lease Obligations of such Person, (h) all Contingent Obligations of such Person, (i) all Off-Balance Sheet Liabilities of such Person, (j) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, of such Person (including in respect of sale and leaseback transactions) that are not classified and accounted for as capital leases on the balance sheet of such Person under IFRS, (k) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit acceptance facilities, letters of guaranty or similar instruments, but excluding those entered into in the ordinary course of business to pay trade accounts payable and other obligations that do not constitute Indebtedness (including, but not limited to, performance bonds, advance payment bonds and bid/offer payment bonds), (l) all obligations of such Person to purchase securities or other property that arise out of or in connection with the sale of the same or substantially similar securities or property, (m) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (n) all net obligations then due and owing (if any) of such Person under Hedge Agreements, (o) all obligations of such Person under a Synthetic Lease and (p) all other obligations of such Person that are required to be reflected in, or are reflected in, such Person’s financial statements, recorded or treated as “debt” under IFRS. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, the payment and other obligations of the Borrower and its Subsidiaries under the Plea Agreement shall not be deemed to constitute “Indebtedness” hereunder.

“Interest Payment Date” shall mean the last day of each Interest Period.

“Interest Period” means, for any Loan, (a) initially, the period commencing on and including the Borrowing Date and ending on but excluding the date that is three (3) months after the Borrowing Date and (b) subsequently, each period commencing on and including the last day of the previous Interest Period for such Loan and ending on but excluding the date three (3) months thereafter; provided, however, that any Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day unless such succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of: (a) the purchase or other acquisition of Equity Interest, notes, bonds, debentures or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or Equity Interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Irrevocable Power of Attorney” means each irrevocable power of attorney granted pursuant to the Share Pledge Agreement.

“JLA Fee Letter” means that certain Fee Letter, dated on or about the date hereof, among the Borrower and the Joint Lead Arrangers, providing for certain fees to be paid by the Borrower to the Joint Lead Arrangers.

“Joint Lead Arrangers” means Banco BTG Pactual S.A. – Cayman Branch, Banco Santander Perú S.A., HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC and Natixis, New York Branch.

“Lender” or “Lenders” shall have the meaning given to such term in the preamble hereto.

“Lender Advance Date” shall have the meaning given to such term in Section 4.04(a) (Non-Receipt of Funds by the Administrative Agent).

“Lender Required Payment” shall have the meaning given to such term in Section 4.04(a) (Non-Receipt of Funds by the Administrative Agent).

“Letters of Instructions” means, collectively, each letter of instructions (acuerdo de llenado) executed by the Borrower and the applicable Lender, substantially in the form of Exhibit B-1 attached hereto.

“Lien” means any lien, mortgage, pledge, fideicomiso, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor or other title retention agreements, any assignment or conditional assignment and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) the Notes and their corresponding Letters of Instructions, (c) the Collateral Documents, (d) the Fee Letters, (e) the Take-Out Engagement Letter, (f) the Expense Reimbursement and Indemnity Agreement and (g) any other document or instrument executed in connection with the foregoing, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

“Loans” shall have the meaning given to such term in Section 2.01 (Loans).

“MA Syndication Agreement” means the syndication agreement, dated July 2, 2021, entered into between IG4 Capital and Mario Germán Óscar Alvarado Pflucker, as amended and supplemented.

“Main Subsidiaries” means Tren Urbano de Lima S.A. (formerly known as GyM Ferrovías S.A.), Red Vial 5 S.A. (formerly known as Norvial S.A.) and Unna Energía (formerly known as Graña y Montero Petrolera S.A.).

“Majority Lenders” means, at any time, Lenders holding Commitments and Loans representing in the aggregate more than 50% of the sum of the aggregate amount of the Commitments of all Lenders at such time plus the aggregate principal amount of the Loans of all Lenders outstanding at such time; provided that the Commitment and Loans held by any Defaulting Lender shall be disregarded for purposes of making a determination of Majority Lenders.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on one or more of the following: (a) the business, assets, operations, financial condition or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any of the Material Subsidiaries to perform their obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability of any Loan Document, (d) the rights of any of the Lenders or any of the Agents under any Loan Document; or (e) the Collateral; provided, that the approval and performance by the Borrower and its Subsidiaries of the Plea Agreement on terms (taken as a whole) no less favorable to the Borrower and its Subsidiaries than those included in the Plea Agreement and informed to the Lenders as of the Effective Date shall not constitute a “Material Adverse Effect”.

“Material Subsidiaries” means (a) each Main Subsidiary and (b) each of Cumbra Perú and Viva Negocio Inmobiliario S.A.

“Maturity Date” means the date that is eighteen (18) months after the Borrowing Date; provided that if such day is not a Business Day, then the next succeeding Business Day.

“Minimum Debt Service Ratio” means, as of any Interest Payment Date, the ratio of (a) the aggregate amount of the proceeds of the Cash Flow Trust Collection Account Dividends deposited in the Cash Flow Trust Collection Account during the preceding two consecutive fiscal quarters of the Borrower most recently ended prior to such Interest Payment Date to (b) the aggregate of all amounts (of principal, interest (including any applicable step-up interest), and fees payable to the Lenders under the Loan Documents) in respect of any Obligations due and payable by the Borrower for the two immediately succeeding Interest Payment Dates.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating business.

“Net Cash Proceeds” means, with respect to:

(a) the incurrence of any Indebtedness, an amount equal to the aggregate amount of cash proceeds from such incurrence, in each case net of (i) attorneys’ fees, investment banking fees, accountants’ fees and consulting fees, (ii) underwriting discounts and commissions, (iii) Taxes and provisions for Taxes directly attributable to such event (provided that, if all or a portion of such Taxes are not paid concurrently with the occurrence of such event, the Borrower or the relevant Material Subsidiary may reserve proceeds in an amount equal to such unpaid Taxes; provided, further, that, if (x) such unpaid Taxes are not paid when due or (y) any portion of such reserved amount of proceeds is not utilized to pay such unpaid Taxes when due, such reserved amount of proceeds or such unutilized portion thereof, as applicable, must be applied to repay the Loan, (iv) any portion of proceeds that is required to be paid to any shareholder of any Material Subsidiary (other than the Borrower), and (iv) other customary and reasonable costs and expenses actually incurred in connection therewith; and,

(b) any Disposition of any property or asset by the Borrower or any of its Subsidiaries, the cash proceeds thereof (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), and to the extent that consideration for the asset disposed includes non-cash consideration, the fair market value of any such non-cash consideration less the fair market value of the asset received as consideration (except a negative result of such calculation shall be ignored) net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset that is the subject of such Disposition and other fees and expenses actually incurred in connection therewith and net of income or transfer taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), to the extent such amounts were not already deducted in determining the cash proceeds received, any reserve for adjustment in accordance with IFRS in respect of (x) the sale price of such asset or assets and (y) any liabilities associated with such asset or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes” means the duly issued incomplete promissory notes (pagarés incompletos) provided for by Section 2.07 (Notes) and all promissory notes delivered in substitution or exchange therefor. The Notes shall be completed in accordance with the Letters of Instructions.

“Obligations” shall mean, collectively, without duplication: (a) all of the Borrower’s Indebtedness incurred under the Loan Documents, financial liabilities and obligations, of whatsoever nature and however evidenced (including, but not limited to, principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding), premium, fees, reimbursement obligations, indemnities and legal and other expenses, whether due after acceleration or otherwise) to the Lenders in their capacity as such under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise; and (b) in the event of any proceeding for the collection or enforcement of the obligations described in clause (a) above, after an Event of Default has occurred and is continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by any Lender of its rights under the Collateral Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person or (c) any obligation under a Synthetic Lease.

“Ongoing Investigations” means the investigations against the Borrower and/or its Subsidiaries, disclosed in the Hecho de Importancia dated December 27, 2019, May 21, 2021, November 17, 2021 and February 7, 2022, as well as in the most recent version of SEC Form 20-F (Form 20-F) that has been filed by the Borrower with the Securities and Exchange Commission of the United States of America, and which are specifically listed in Schedule 7.07.

“Organizational Documents” means, with regard to any Person, its by-laws, articles of association, acto constitutivo, estatutos sociales, limited liability company agreement, shareholders agreement or other similar document.

“Onshore Trustee” means La Fiduciaria S.A. as trustee under the Repayment Trust Agreement, the Asset Trust Agreement and the Cash Flow Trust Agreement, or any successor trustee appointed pursuant to the terms thereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced by any Loan Document, or sold or assigned an interest in any Loan or any Loan Document).

“Participant” shall have the meaning given to such term in Section 11.08(e) (Assignments and Participations).

“Participant Register” shall have the meaning given to such term in Section 11.08(e) (Assignments and Participations).

“Payment Recipient” shall have the meaning assigned to such term in Section 10.10(a) (Erroneous Payments).

“Payment Notice” shall have the meaning assigned to such term in Section 10.10(b) (Erroneous Payments).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Business” means the business or businesses conducted by the Borrower and its Material Subsidiaries as of the date hereof and any business related, ancillary or complementary thereto.

“Permitted Disposition” means any Disposition (a) of inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (b) of obsolete, worn-out or surplus property, (c) of assets or equipment in the ordinary course of business, (d) of non-material assets for an amount not to exceed, individually or in the aggregate, U.S.$5,000,000, (e) of assets, Equity Interests or as otherwise set forth in Schedule 8.23, (f) of assets, Equity Interests or as otherwise required pursuant to the Plea Agreement and (g) Dispositions of Property the Net Cash Proceeds of which are applied to prepay the Loans in accordance with Section 3.05(c) (Sale of Assets); provided that such Dispositions described in this definition do not include part of the Collateral (except in the case of Dispositions thereof to an insurer or its designee in connection with the payment by such insurer of a claim for a covered loss in respect of the damage or destruction of such Property).

“Permitted Encumbrances” means:

(a) Liens created pursuant to or expressly permitted by this Agreement and the other Loan Documents to which any Lender is a party;

(b) Liens, deposits or pledges incurred or created in the ordinary course of business in compliance with workers’ compensation, disability or unemployment insurance, pensions and other social security laws or regulations or under Applicable Law in connection with, or to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety bonds or appeal bonds, performance and return-of-money bonds, and other obligations of a substantially similar nature arising in the ordinary course of business and consistent with past practice;

(c) second priority Liens over the collateral securing the Existing Syndicated Facilities (except for the Asset Trust Agreement which will only have the Lenders as beneficiaries in second priority) required to be granted in favor of any other lender whose loans or debt obligations are permitted to be secured, equally and ratably, by the collateral securing the Existing Syndicated Facilities pursuant to the collateral documents securing the Existing Syndicated Facilities (excluding any amendments or modifications to such documents after the date of this Agreement, except as permitted or contemplated under the Loan Documents); provided, they will have the same terms and conditions of the lenders of the Existing Syndicated Facilities under the documentation evidencing such second priority Liens, including but not limited to provisions under which they will not participate or initiate any foreclosure of such collateral without the prior approval of the Lenders;

(d) mechanics’, materialmen’s, workers’, repairmens’, employees’, warehousemen’s, carriers’, landlord’s, vendor’s salary and other substantially similar Liens arising in the ordinary course of business or under Applicable Law securing obligations incurred in connection with the business of the Borrower which are (i) not yet due, or which are adequately bonded or for which adequate reserves in accordance with IFRS have been made and (ii) which are being contested in good faith by appropriate proceedings diligently;

(e) Liens for Taxes, assessments or governmental charges which are (i) not yet due or which are adequately bonded or for which adequate reserves in accordance with IFRS have been made and (ii) which are being contested in good faith by appropriate proceedings diligently;

(f) Liens on equipment or fixed or capital assets (including capital leases) acquired (including in connection with any replacement), constructed, installed, repaired, restored, leased or improved by the Borrower securing Permitted Indebtedness;

(g) easements, reservations, zoning restrictions, licenses, water rights, rights-of-way and similar charges or encumbrances on real property imposed by Applicable Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the impacted property or materially interfere with the ordinary conduct of business of the Borrower and the Material Subsidiaries;

(h) with respect to any real property, immaterial title defects or irregularities that do not, individually or in the aggregate, materially impair the use of such real property;

(i) possessory Liens (arising customarily in respect of such transaction and not by means of a separate collateral security agreement) in favor of brokers and dealers arising in connection with the acquisition or disposition of Cash Equivalents permitted under this Agreement and in the ordinary course of business of the Borrower or any Material Subsidiary; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business of the Borrower or any Material Subsidiary;

(k) legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) derivative of any pending litigation or other legal proceeding not otherwise constituting an Event of Default if the same is effectively stayed or the claims secured thereby are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with IFRS to the extent required by IFRS;

(l) Liens arising out of judgments or awards not constituting an Event of Default;

(m) Liens for workers’ compensation awards and similar obligations arising by operation of law not then delinquent and any such Liens, whether or not delinquent, whose validity is at the time being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with IFRS to the extent required by IFRS;

(n) the replacement, extension or renewal of any Lien that is a Permitted Lien of the type contemplated in clause (e) above or clause (p) below; provided that such Lien is in respect of the same assets originally subject thereto (and permitted hereunder) and arises out of the extension, renewal or replacement of the Indebtedness secured thereby to the extent permitted herein (without any increase in the amount thereof except to the extent permitted herein);

(o) customary and applicable non-consensual statutory Liens and rights of setoff of financial institutions over deposit accounts held at such financial institutions arising in the ordinary course of business of the Borrower or any Material Subsidiary to the extent such Liens or rights of setoff secure or allow setoff (to the extent permitted hereunder) against amounts owing for fees and expenses relating to the applicable deposit account;

(p) Liens existing on the Effective Date listed on Schedule 7.25;

(q) Liens in favor of the Peruvian government granted or required to be granted, as the case may be, in compliance with Law No. 30737, or under the Plea Agreement upon its validation (homologación) by the competent Peruvian court; and

(r) Liens granted by Unna Energía over its property, inventory, rights or cash flows in the ordinary course of business and consistent with past practice in connection with any Permitted Indebtedness; and Liens in favor of any third party purchaser (that is not an Affiliate of the Borrower or any Material Subsidiary) incurred in connection with any sale or other disposition of oil and/or gas produced by Unna Energía and sold or otherwise disposed of to such unaffiliated third party purchaser (i) for which Unna Energía receives an advance payment or payments in respect of such oil and/or gas, (ii) arising in the ordinary course of business of Unna Energía and in accordance with its past practice, and (iii) which Liens extend only to and in respect of such oil and gas so sold.

provided that, any Liens on the Collateral required to be released and discharged in order to create and perfect the Liens purported to be created and perfected in accordance to the Collateral Documents shall be released upon execution of the Effectiveness Statements; provided, further, that the Collateral (which will be effective upon execution of the Effectiveness Statements) cannot be subject to any Liens other than those permitted under the Collateral Documents (except as set forth in paragraph (c) of this definition) and those Liens securing the Convertible Bond and Cumbra Loan which will be released and discharged upon execution of the Effectiveness Statements.

“Permitted Hedging Instruments” means (a) currency swap agreements, option contracts, future contracts, options on futures contracts, spot or forward contracts or other agreements to purchase or sell currency or any other hedging arrangements entered into by the Borrower or any of its Subsidiaries to hedge the Borrower’s or such Subsidiary’s exposure to movements in the rates of exchange of non-Dollar currencies relating to operating expenditures, capital expenditures, Indebtedness and other funding and not for the purpose of speculation; (b) interest rate swaps, option contracts, future contracts, options on futures contracts, caps, floors, collars or any other hedging arrangements entered into by the Borrower or any of its Subsidiaries to hedge the Borrower’s or such Subsidiary’s exposure to movements in interest rates on Indebtedness and other funding and not for the purposes of speculation; and (c) other hedging arrangements of a non-speculative nature into which the Borrower or any of its Subsidiaries may enter into in the ordinary course of business.

“Permitted Holders” means IG4 Capital or any fund managed by IG4 Capital.

“Permitted Indebtedness” has the meaning set forth in Section 8.20 (Indebtedness).

“Permitted Reorganization” means (i) the conversion (transformación) of any of the Borrower’s Subsidiaries from a Sociedad Anónima to a Sociedad Anónima Cerrada; or (ii) corporate reorganizations (reorganizaciones societarias) between Subsidiaries of the Borrower that do not result in a Change of Control or in the release of any portion of the Collateral or breach of the Borrower’s obligations under Section 8.21 (Limitations on Investments) or Section 8.23 (Dispositions).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any settlor or beneficiary thereof), unincorporated organization, government agency, government or political subdivision thereof.

“Peru” means the Republic of Peru.

“Peruvian Income Tax Act” means the Ley del Impuesto a la Renta, the Unified Text of which has been approved by Peruvian Government’s Supreme Decree No. 179-2004-EF, as amended from time to time.

“Peruvian Civil Reparation Payment Acts” means the (i) Peruvian Law No. 30737 and (ii) Peruvian Supreme Decree No. 096-2018-EF.

“Platform” shall have the meaning given to such term in Section 11.02(b) (Notices).

“Plea Agreement” means the Acta de Acuerdo Preparatorio de Colaboración Eficaz entered into by, inter alios, the Borrower, Cumbra Perú, Concar, the Ministerio Público and Procuraduría Pública Ad Hoc acting on behalf of Peru, dated as of May 21, 2021, in connection with the Ongoing Investigations.

“Plea Agreement Obligations” means the Borrower’s obligation to (i) structure a trust agreement to guarantee payment of the civil reparation agreed to under the Plea Agreement and (ii) release the existing liens over the Surquillo Property.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S (available at https://www.wsj.com/market-data/bonds/moneyrates). or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Principal Office” means the office of the Administrative Agent in Lima, Peru.

“Proceeding” means, with respect to any Person (a) any proceeding under the Peruvian General Insolvency System Law (Ley General del Sistema Concursal – Law No. 27809, as amended) or any other insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or similar case or proceeding in connection therewith, relative to such Person or to its creditors, as such, or to its assets, whether conducted in or under the laws of Peru or otherwise or (b) any liquidation, dissolution or other winding up of such Person, whether partial or complete and whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any judicial proceedings for the readjustment or extension of Indebtedness of such Person, any composition, arrangement or assignment for the benefit of creditors or any other marshalling of assets and liabilities of such Person.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Prospective Default” means any event or condition that, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Put Options” means the put options agreed in the Contrato de Compraventa de Acciones dated December 15, 2021, regarding the equity in Morelco S.A.S., a Colombian corporation and the Avenimiento dated December 17, 2021, regarding the equity in Vial y Vives – DSD S.A., a Chilean corporation.

“Rating Agency” means Fitch, Moody’s or S&P.

“Red Vial Shareholders Agreement” means the “Convenio de Accionistas” dated December 12, 2002 entered into among Red Vial 5 S.A. (formerly Norvial S.A.), the Borrower, JJC Contratistas Generales S.A. and Besco S.A., as amended.

“Recipient” means (a) any Agent or (b) any Lender.

“Register” shall have the meaning given to such term in Section 11.08(d) (Assignments and Participations).

“Regulation D” means 17 C.F.R. Part 230.500 (Rules Governing the Limited Offer and Sale of Securities without Registration Under the Securities Act of 1933).

“Regulation T” means 12 C.F.R. Part 220 (Credit by Brokers and Dealers).

“Regulation U” means 12 C.F.R. Part 221 (Credit by Banks and Persons Other than Brokers or Dealers for the Purpose of Purchasing or Carrying Margin Stock).

“Regulation X” means 12 C.F.R. Part 224 (Borrowers of Securities Credit).

“Regulatory Change” means, with respect to any Lender, the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted or issued.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Release Share Pledge Agreements” means collectively, the agreements to release (Contratos de Levantamiento) (i) the pre-constituted share pledge agreement (Contrato de Preconstitución de Garantía Mobiliaria sobre Acciones) over share capital of Unna Energía dated August 12, 2021 by and between, inter alios, the Borrower and the Convertible Bond Indenture Trustee, with the intervention of Unna Energía, as amended; and (ii) the subordinated share pledge agreement (Contrato de Garantía Mobiliaria Subordinada sobre Acciones) over share capital of Unna Energía dated October 4, 2021, by and between, inter alios, the Borrower and Banco Santander, S.A. with the intervention of Unna Energía, the Convertible Bond Indenture Trustee and the Onshore Trustee, as amended.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Repaid Indebtedness” means certain Indebtedness of the Borrower and Cumbra Perú outstanding as of the date hereof, including, without limitation, the Indebtedness incurred by way of the Convertible Bond (the “Bond Repaid Indebtedness”) and the Cumbra Loan (the “Loan Repaid Indebtedness”), all of which will be repaid with the proceeds of the Loans as provided for in Section 8.17 (Use of Proceeds).

“Repayment Date” has the meaning provided in Section 3.05(d) (Repayment Trust Agreement).

“Repayment Trust Agreement” means the trust agreement (Contrato de Fideicomiso) dated the date hereof by and among, inter alios, the Borrower, the Onshore Trustee and the Collateral Agent, which will hold the Loans for repayment of certain Repaid Indebtedness as per the terms and conditions set forth therein and Schedule 2.06.

“Resignation Effective Date” shall have the meaning given to such term in Section 10.08 (Resignation or Removal of Agents).

“Resolution Authority” means any EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Restricted Payment” means (a) any dividend or other distribution or return of capital (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower, or on account of any return of capital to the shareholders, partners or members of the Borrower and (c) any payment of principal, interest, premium or other amounts on or in respect of Subordinated Debt of the Borrower or any of its Subsidiaries (in each case, other than any payment from a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

“Sanctioned Jurisdiction” means, at any time, any country or territory that is, or whose government is, the subject of any comprehensive Sanctions broadly restricting or prohibiting dealings in or involving such country, territory or government (as of the date hereof, Cuba, Crimea region of Ukraine, Iran, North Korea, Syria, and “the government of Venezuela” as defined by Exec. Order No. 13884, 84 Fed. Reg. 38843 (Aug. 7, 2019)).

“Sanctioned Person” means, at any time, any Person (a) identified on a Sanctions List, (b) located, operating, organized or resident in, or any government or any agency or instrumentality of any government of, any Sanctioned Jurisdiction, (c) owned or controlled by, or acting on behalf of, directly or indirectly, any one or more Persons in the aggregate described in the foregoing clause (a) or (b), or (d) otherwise the subject or target of any Sanctions.

“Sanctions” means any economic, financial or trade laws, regulations, rules, decisions, embargoes or restrictive measures imposed, administered or enforced by any Sanctions Authority.

“Sanctions Authority” means (a) the U.S. government, including OFAC and the U.S. Department of State, (b) the United Nations, (c) the European Union or any European Union member state, (d) the United Kingdom, including Her Majesty’s Treasury, (e) the Government of Peru, or (f) any other relevant national or supra-national governmental body with jurisdiction over any party hereto.

“Sanctions List” means any list of designated individuals or entities maintained by any Sanctions Authority, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

“Secured Parties” means, collectively, the Lenders and the Agents.

“Securities” shall have the meaning given to such term under the Take-Out Engagement Letter.

“Sell-Down Event” means the failure by one or more Permitted Holders to (i) own (beneficially or of record) at all times Equity Interests of the Borrower and (ii) hold Voting Stock of the Borrower held by the Permitted Holders pursuant to the Voting Rights Agreements representing ((i) and (ii) in the aggregate) at least 25% or more of the aggregate ordinary voting power represented by all the issued and outstanding Equity Interests in the Borrower.

“Share Pledge Agreement” means the share pledge agreement (Contrato de Constitución y Preconstitución de Garantía Mobiliaria Sobre Acciones sujeta a Condición Suspensiva) in respect of all current and future share capital of Unna Energía owned by the Borrower to be dated on or about the date hereof by and between, inter alios, the Borrower and the Collateral Agent, with the intervention of Unna Energía.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Soles”, “PEN” and “S/” mean the lawful currency of the Peru.

“Solvent” means, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, and (f) such entity is not within any of the assumptions set forth in Article 24.1 or 26.1 of the Peruvian Bankruptcy Law (Ley General del Sistema Concursal), as amended, or otherwise within the assumption set forth in item 4 of Article 407 of the Peruvian Corporate Law (Ley General de Sociedades), as amended. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means the unsecured Indebtedness of any of the Borrower or any Subsidiary thereof incurred under a Subordinated Loan Agreement to a Subordinated Lender, whether presently outstanding or hereafter created, ranking in payment and upon liquidation junior to the Loans in accordance with the subordination terms contained in Exhibit F, in each case as the same may be amended from time to time.

“Subordinated Lender” means any holder of Subordinated Debt so long as it continues to hold such Subordinated Debt.

“Subordinated Loan Agreement” means any loan agreement to which any of the Borrower or any Subsidiary thereof is or becomes a party and pursuant to which the debt incurred therein is unsecured indebtedness ranking in payment and upon liquidation junior to the Loans in accordance with the subordination terms contained in Exhibit F, in each case as the same may be amended from time to time.

“Subordination Terms Letter” means an agreement in the form attached as Exhibit F, duly executed and delivered by the Borrower or any Subsidiary thereof and the applicable Subordinated Lenders agreeing that unsecured indebtedness of the Borrower to such Subordinated Lenders shall be subordinated in right of payment to the Loans on the terms set forth therein.

“Subsidiary” means, in respect of any Person, a corporation, limited liability company or other entity (a) more than fifty percent (50%) of the outstanding Equity Interests of which is owned, directly or indirectly, by such Person or by one or more Subsidiaries of such Person or (b) in respect of which Voting Stock sufficient to elect a majority of the directors (or persons performing similar functions) is held by such Person or by one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower whether existing on the date hereof or created or acquired during the term of this Agreement.

“Surquillo Property” means the main offices of Borrower located at Paseo de la República, block 46, district of Surquillo, department and province of Lima, recorded in Electronic Card No. 41776862 of Lima’s Immovable Property Registry.

“Synthetic Lease” means a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Take-Out Engagement Letter” means that certain Take-Out Engagement Letter, dated on or about the Borrowing Date, among the Borrower and the Joint Lead Arrangers.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a) for any calculation with respect to a Floating Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administrator Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent at the direction of the Floating Rate Lenders).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Unna Energía” means Unna Energía S.A.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56).

“Voting Rights Agreements” means (i) the Collateral Trust Agreement (Contrato de Fideicomiso en Garantía), dated June 3, 2021, entered into among Bethel Enterprises Inc., Francisco Javier Dulanto Swayne, Hugo Rangel Zavala, Alfonso Gálvez Rubio and Claudia Gutiérrez Benavides, as trustors, La Fiduciaria S.A., as trustee, and IG4 Capital, as beneficiary, with the intervention of BTG Pactual Perú S.A.C. as custodian, as amended and supplemented; (ii) the GH Syndication Agreement, the HG Syndication Agreement and the MA Syndication Agreement; and, (iii) any other agreement entered by IG4 Capital that replaces or supersedes (i) or (ii) and provides IG4 Capital with voting rights in the Borrower’s shareholder’s meeting equal to or greater (from the perspective of IG4 Capital) than those voting rights provided for under the agreements referred to in (i) and (ii) above.

“Voting Stock” with respect to any Person, means (i) Equity Interests the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of a contingency and (ii) with respect to any Equity Interests of the Borrower covered by the Voting Rights Agreements, the right of the Permitted Holders to exercise all voting rights in respect of such Equity Interests under Applicable Law.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Interpretation. In this Agreement and in the Schedules and Exhibits hereto, except to the extent that the context otherwise requires:

(a) Section headings in this Agreement and the Table of Contents are for convenience only and shall not affect the interpretation of this Agreement;

(b) unless otherwise specified, references to Articles, Sections, paragraphs, clauses, Schedules and Exhibits are references to Articles, Sections, paragraphs and clauses of, and Schedules and Exhibits to, this Agreement;

(c) references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein;

(d) references to any party to this Agreement or any other document or agreement shall include its successors or permitted assigns;

(e) unless otherwise provided, any interest, fee, commission or other amount payable in respect of any period shall accrue from (and including) the first day of that period up to (but excluding) the last day of that period;

(f) the use of the words “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter; and

(g) the words “hereof,” “herein” and “hereunder” and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular part of this Agreement.

Section 1.03 Accounting Principles.

(a) All computations and determinations as to financial matters, and all financial statements to be delivered under this Agreement shall be made or prepared in accordance with IFRS (including principles of consolidation where appropriate) applied on a consistent basis (except to the extent approved or required by the independent public accountants certifying such statements and disclosed therein).

(b) If at any time any change in IFRS would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS (subject to the approval of the Majority Lenders and the Borrower); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with IFRS in effect prior to such change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably required by the Majority Lenders setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in IFRS.

Article II
Loans; Commissions; PROMISSORY NOTES; Etc.

Section 2.01 Loans.

(a) Each Fixed Rate Lender severally agrees, on and subject to the terms and conditions set forth herein, to make a single Loan to the Borrower in Dollars (each a “Fixed Rate Loan”, and collectively, the “Fixed Rate Loans”) on the Borrowing Date, in an aggregate principal amount up to but not exceeding such Fixed Rate Lender’s Commitment.

(b) Each Floating Rate Lender severally agrees, on and subject to the terms and conditions set forth herein, to make a single Loan to the Borrower in Dollars (each, a “Floating Rate Loan”, and collectively, the “Floating Rate Loans”; the Floating Rate Loans together with the Fixed Rate Loans are collectively referred to herein as the “Loans”), on the Borrowing Date, in an aggregate principal amount up to but not exceeding such Floating Rate Lender’s Commitment.

(c) The Borrower shall be entitled to request not more than one (1) borrowing of Fixed Rate Loans and one (1) of Floating Rate Loans hereunder. The borrowing of the Loans shall be made pro rata and as provided in Section 4.02 (Pro Rata Treatment).

(d) The Lenders’ Commitments shall terminate on the Commitment Termination Date.

(e) Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

Section 2.02 Borrowing. The Borrower shall give the Administrative Agent (which shall promptly notify the Lenders) notice of the borrowing hereunder (which notice shall be irrevocable and effective upon receipt), such notice to be substantially in the form of Exhibit A (Form of Borrowing Notice) (the “Borrowing Notice”) by no later than 11:00 a.m., Lima time, on the date that is at least three (3) Business Days prior to the proposed borrowing date.

Not later than 11:00 a.m., Lima time, on the date specified for the borrowing hereunder, each Lender shall make available the amount of the Loan or Loans to be made by it on such date to the Administrative Agent, at the Administrative Agent’s Account, in immediately available funds, for the account of the Borrower. The Administrative Agent shall transfer on the same date the aggregate of the amounts so made available by the Lenders in Dollars and in immediately available funds to the Borrower by crediting to the Collection Account as specified by the Borrower in accordance with the instructions set out in the applicable Borrowing Notice.

Section 2.03 Fees. The Borrower agrees to pay the Administrative Agent, for itself or for the account of the Lenders, or at the election of the Borrower, deducted from the proceeds of the Loan, any and all fees payable in the amounts and at the times set forth in, this Agreement and the Fee Letters.

Section 2.04 Lending Offices.

(a) The Loans made by each Lender shall be maintained at such Lender’s Applicable Lending Office.

(b) If a change in a Lender’s Applicable Lending Office in relation to all or any portion of that Lender’s Loans would, due to circumstances existing at the time of such change in Applicable Lending Office, result in increased costs under Article V (Yield Protection, Etc.) from the costs imposed on the Borrower in respect of that Lender prior to the change in that Lender’s Applicable Lending Office, then the Borrower shall not be obligated to pay any such increased costs that result from such change in Applicable Lending Office (although the Borrower shall be obligated to pay any other increased costs in accordance with Article V (Yield Protection, Etc.) resulting from changes after the date of such change that do not result from a further change of Applicable Lending Office).

Section 2.05 Several Obligations; Remedies Independent.

(a) The failure of any Lender (the “Defaulting Lender”) to make any Loan to be made by it on the date specified thereof shall not relieve any other Lender of its obligation to make any Loan, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any Defaulting Lender to make any Loan to be made by such Defaulting Lender, and (except as otherwise provided in Section 4.04 (Non-Receipt of Funds by the Administrative Agent)) no Lender shall have any obligation to either the Administrative Agent or any other Lender for the failure by such Defaulting Lender to make any Loan required to be made by such Defaulting Lender; provided that nothing in this Section 2.05(a) (Several Obligations; Remedies Independent) shall be deemed to relieve any Lender from its obligation to make any Loan hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make a Loan hereunder.

(b) The amounts payable by the Borrower at any time under any Loan Document to each Lender shall be a separate and independent debt (except that amounts payable by the Borrower at any time under this Agreement to a Lender, together with the Notes and the Letters of Instructions held by such Lender at such time, shall collectively represent one sole debt to such Lender) and, except as otherwise provided herein, each Lender shall be entitled to protect and enforce its rights arising out of the Loan Documents and the Loans, and it shall not be necessary for any other Lender or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

Section 2.06 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower solely for the permitted uses and in the amounts set forth in Schedule 2.06.

Section 2.07 Notes.

(a) As additional evidence of the Borrower’s obligation to pay the principal of and interest on each Loan made by each Lender as provided in Section 3.01 (Repayment of Loans) and Section 3.02 (Interest), consistent with the Register, the Borrower shall execute and deliver to the Administrative Agent (or its agent or counsel) in Peru on the Borrowing Date, (i) duly issued incomplete promissory notes (pagarés incompletos) of the Borrower in Spanish in substantially the form of Exhibit B hereto and payable to the order of each applicable Lender, and (ii) duly executed Letters of Instructions, in substantially the form of Exhibit B-1 hereto, authorizing the relevant Lender to fill in the amount due under the Loans and the due date of the Notes upon the occurrence and continuance of an Event of Default.

(b) The execution and delivery by the Borrower of the Notes shall not limit, reduce or otherwise affect the rights or obligations of the Borrower under this Agreement, and the rights and claims of each Lender under the Notes to the extent contemplated by the Letters of Instructions held by it shall not replace or supersede the rights and claims of such Lender hereunder; provided that payment of any part of the principal of any such Note shall, to the extent that such payment if made hereunder would discharge the Borrower’s obligations hereunder in respect of the payment of the principal of the Loan evidenced by such Note, discharge such obligation pro tanto and the payment of any principal of a Loan in accordance with the terms hereof shall discharge the obligations of the Borrower under the Note evidencing such Loan to the extent of such payment.

(c) Upon repayment in full of the Loans, the Administrative Agent shall provide the Borrower with written evidence of such repayment and the Administrative Agent and each Lender shall return each Note and Letter of Instructions held by it to the Borrower.

(d) Each Lender agrees that (i) it shall complete the amount, any applicable interest rate and date left blank in any such Note only in accordance with the terms of this Agreement and the applicable Letter of Instructions, (ii) notwithstanding any provision of the Notes, it shall not demand payment of any amount under such Notes unless such amount is then due and payable (whether at stated maturity, by acceleration or otherwise) by the Borrower in accordance with the terms of this Agreement, and (iii) it shall not take any other action with respect to the Notes that is not permitted by this Agreement.

(e) If any Lender exercises any right in any court in Peru under any Note delivered pursuant to this Agreement, it shall not be required for such purpose to evidence to the Borrower or any other Person that such Note represents obligations of the Borrower under this Agreement, or that any condition herein or therein has been fulfilled.

(f) The Borrower hereby agrees to refrain from taking any action that would cause (i) any Note to cease being a título ejecutivo under Peruvian law or (ii) the unenforceability of any Note against the Borrower by means of a proceso único de ejecución in accordance with Peruvian law.

(g) The Borrower hereby agrees to amend (in the case of a Letter of Instructions) or replace (in the case of a Note), upon the written request of any Lender or the Administrative Agent to the Borrower, but in any event no later than five (5) Business Days following the date of any such request and delivery to the Borrower by such Lender or the Administrative Agent of the proposed amendment or replacement draft, any Note and Letter of Instructions delivered by the Borrower to the Lenders to reflect any changes in the interest rate payable to each Floating Rate Lender on the Floating Rate Loans upon a Benchmark Transition Event or Early Opt-in Election occurs as set forth in Section 5.03 (Benchmark Replacement Settings) or as otherwise may be necessary to reflect the terms and conditions applicable to the Loans from time to time.

(h) Within ten (10) Business Days after receipt by the Borrower of notice from a Lender that its Note and/or Letter of Instructions has been lost, stolen, destroyed or otherwise damaged and requesting the execution of a replacement Note and its Letter of Instructions to substitute such Note and Letter of Instructions, provided that, in the case of any mutilated Note, such mutilated Note shall be returned to the Borrower and, in the case of any lost, stolen or destroyed Note, such notice from the Lender shall be made by written communication certified by a notary public (carta notarial) (attaching to that effect a sworn statement indicating that such theft, partial or complete destruction or mutilation shall have occurred). In the event that any lost or stolen Note is subsequently found, the Lender shall cancel such Note and deliver such cancelled Note to the Borrower within ten (10) Business Days of such lost or stolen Note having been found; provided, however, that the Borrower shall have already delivered a substitute Note to the Lender. Each Lender hereby agrees to bear all documented and reasonable costs and expenses incurred by the Borrower in order to initiate any legal action before the applicable Peruvian authority to cancel any lost or fully destroyed Note of such Lender, as required by Applicable Law.

Article III
Payments of Principal and Interest

Section 3.01 Repayment of Loans. The Borrower hereby promises to pay to the Administrative Agent for the account of each Lender the aggregate outstanding principal amount of such Lender’s Loans (as such amount may be reduced from time to time in accordance with Section 3.03(a) (Voluntary Prepayments)) on the Maturity Date.

The Borrower’s Obligations under this Agreement and the other Loan Documents are joint and several general obligations of the Borrower, and the recourse of the Lenders and the Agents in respect thereof is not limited to the Collateral or any portion thereof or to any particular Property of the Borrower.

Section 3.02 Interest. The Borrower hereby promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate per annum in respect of each Interest Period equal to:

(a) for Fixed Rate Loans, during each Interest Period applicable thereto, the Fixed Rate; and

(b) for Floating Rate Loans, during each Interest Period applicable thereto, the Floating Rate.

Notwithstanding the foregoing, upon the occurrence and during the continuation of any Event of Default, the Borrower agrees to pay to the Administrative Agent for the pro rata account of the Lenders, the Additional Margin above the rate of interest otherwise applicable thereto.

Section 3.03 Voluntary Prepayment of Loans.

(a) Voluntary Prepayments. Subject to Section 4.02 (Pro Rata Treatment), the Borrower shall have the right to prepay Loans, in whole or in part, at any time or from time to time, without penalty or premium; provided that: (i) the Borrower shall give the Administrative Agent notice of each such prepayment as provided in Section 3.03(b) (Notices, Etc.) hereof (and, subject to any condition precedent thereto specified in such notice of prepayment, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder); (ii) prepayments of the Loans pursuant to this Section 3.03 (Voluntary Prepayment of Loans) shall be applied pro rata to the outstanding principal amount of each Loan; (iii) each partial prepayment of principal of Loans shall be in an aggregate amount at least equal to U.S.$5,000,000 and integral multiples of U.S.$500,000 in excess thereof; and (iv) the Borrower shall comply with Section 5.05 (Compensation) to the extent required by Section 3.03(b) (Notices, Etc.).

(b) Notices, Etc. The Borrower shall notify the Administrative Agent of any voluntary prepayment hereunder not later than 11:00 a.m., Lima time, ten (10) Business Days before the date of prepayment. Each such notice shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Prepayments of the Loans under this Section 3.03 (Voluntary Prepayment of Loans) shall be accompanied by (i) the compensation (if any) required under Section 5.05 (Compensation) and (ii) accrued interest thereon to the extent required by Section 3.02 (Interest) and shall be made in the manner specified in Section 3.02 (Interest).

Section 3.04 [Reserved].

Section 3.05 Mandatory Prepayment of Loans.

(a) Additional Indebtedness. Upon the incurrence by the Borrower or any of its Subsidiaries of any Borrowed Money (including any guarantee by the Borrower or any of its Subsidiaries in respect of any Borrowed Money of any Person other than the Borrower or Subsidiary thereof) other than Permitted Indebtedness. The Borrower shall, substantially simultaneously with (and in any event not later than the third (3th) Business Day next following) the incurrence of such Indebtedness, prepay the outstanding Loans in an amount equal to the lesser of (i) 100% of the Net Cash Proceeds therefrom and (ii) the aggregate principal of, and interest on, the Loans then outstanding.

(b) Change of Control. If a Change of Control shall have occurred, within three (3) Business Days following such Change of Control, the Borrower shall prepay the entire amount of principal of and interest on the Loans and all other amounts due and payable under the Loan Documents (including the compensation (if any) required under Section 5.05 (Compensation)), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(c) Sale of Assets. In case of receipt by the Borrower or any of its Subsidiaries, as applicable, of any Net Cash Proceeds, resulting from a Disposition of any assets (other than Permitted Dispositions and in the case of the type described under paragraph (d) of the “Permitted Dispositions” definition after giving effect to any use of such Net Cash Proceeds to repay Indebtedness required to be repaid under the Existing Syndicated Facilities listed on Schedule 7.18 (as in effect on the Effective Date)) of such Borrower or Subsidiary thereof, the Borrower shall, substantially simultaneously with (and in any event not later than the third (3th) Business Day next following) such Disposition, prepay the outstanding Loans in an amount equal to the lesser of (i) 100% of the Net Cash Proceeds therefrom and (ii) the aggregate principal amount of, and interest on, the Loans then outstanding; provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as (x) no Prospective Default or Event of Default has occurred and is continuing, (y) such Net Cash Proceeds are used to acquire assets (other than inventory and working capital) used or to be used in the businesses permitted pursuant to Section 8.14 (Line of Business) within 180 days following the date of such Disposition, and (z) the Net Cash Proceeds from such Dispositions do not exceed, individually or in the aggregate, U.S.$20,000,000; provided further, that if all or any portion of such Net Cash Proceeds not required to be so applied as provided above in this Section 3.05(c) (Sale of Assets) are not so reinvested within such 180-day period (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds from such Disposition as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 3.05(c) (Sale of Assets) without regard to the preceding proviso.

(d) Repayment Trust Agreement. If following the date that is eight (8) Business Days after the Borrowing Date (the “Repayment Date”), the proceeds of the Loans deposited in the Collection Account have not been used or applied in full as set forth in Section 2.06 (Use of Proceeds), the Borrower shall prepay the outstanding Loans in an amount equal to the aggregate principal of, and accrued and unpaid interest on, the Loans then outstanding, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and, thereupon, all of the amounts deposited in the Collection Account shall be applied towards repayment of principal of, and any balance thereof, interest on the Loans, in accordance with the Repayment Trust Agreement; provided that, upon written notice to the Administrative Agent delivered no earlier than two (2) Business Days and no later than one (1) Business Day prior to the Repayment Date, the Borrower shall have the right to extend the Repayment Date for one (1) additional period of five (5) Business Days without the consent of the Lenders.

(e) Intercompany loans. In case of receipt by the Borrower or any of its Subsidiaries, as applicable, of any Net Cash Proceeds resulting from the repayment or prepayment of any intercompany loans made by the Borrower or any of its Subsidiaries with all or a portion of the proceeds of the Loans for purposes of funding the repayment of the Repaid Indebtedness in accordance with Section 2.06 (Use of Proceeds), the Borrower shall, substantially simultaneously with (and in any event not later than the third (3th) Business Day next following) the receipt of such Net Cash Proceeds , prepay the outstanding Loans in an amount equal to the lesser of (i) 100% of the funds therefrom and (ii) the aggregate principal of, and interest on, the Loans then outstanding.

(f) Sell-Down Event. No later than thirty (30) days prior to the date on which, to the Borrower’s Knowledge, a Sell-Down Event (the “Reference Trigger Event”) is expected to occur, the Borrower shall deliver to the Administrative Agent a notice (the “Sell-Down Notice”), (A) describing the circumstances which would give rise to the Sell-Down Event, (B) indicating the expected date of consummation of the Sell-Down Event, (C) referring to this Section 3.05(f) (Sell-Down Event), (D) containing an offer by the Borrower to prepay the entire outstanding principal amount of the Loans, together with accrued unpaid interest on the Loans to the date of prepayment, which prepayment (if accepted) shall become due and payable not later than five (5) Business Days after the date of consummation of the Reference Trigger Event, and (E) requesting each Lender to notify the Borrower and the Administrative Agent (a “Prepayment Notice”) of its election to accept such offer (each Lender that shall accept such offer in its respective Prepayment Notice, and “Accepting Lender”) not later than twenty (20) days following the date of receipt of the Prepayment Notice (provided that the failure by any Lender to respond to such Prepayment Notice within such 20-day period shall be deemed an acceptance of such offer).  If the Reference Trigger Event actually occurs, the portion of the Loans held by each Accepting Lender shall become due and payable on the date that is five (5) Business Days after the date of consummation of such Reference Trigger Event, and the Borrower shall prepay on such date, without premium or penalty, the portion of the Loans held by each Accepting Lender together with accrued and unpaid interest on such Loans to, but not including, the date of prepayment.

Article IV
Payments; Pro Rata Treatment; Computations; Etc.

Section 4.01 Payments.

(a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under the Loan Documents shall be made in Dollars, in immediately available funds, without condition, deduction, set-off, defense, recoupment or counterclaim, to the Administrative Agent’s Account not later than 10:00 a.m., Lima time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day and any applicable interest or fee shall continue to accrue).

(b) Each payment received by the Administrative Agent under any Loan Document for the account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in immediately available funds, for the account of such Lender’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made.

(c) If the due date of any payment under any Loan Document would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension, except as otherwise set forth in the definition of “Interest Period”.

(d) Without limiting any of the obligations of the Borrower or the rights of the Lenders hereunder, if the Borrower shall fail to pay when due (whether at stated maturity, by prepayment, acceleration or otherwise) any amount payable by it hereunder or under any other Loan Document, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, without prior notice to the Borrower (which notice is expressly waived by the Borrower to the fullest extent permitted by Applicable Law), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) and any other obligations at any time held or owing by such Lender or any Affiliate, branch or agency of such Lender to or for the credit or account of the Borrower. Any Lender exercising such right shall promptly provide notice to the Borrower of such set-off; provided that failure by such Lender to provide such notice to the Borrower shall not give the Borrower any cause of action or right to damages or affect the validity of such set-off and application. The rights of each Lender under this clause (d) are in addition to any other rights and remedies (including any other rights of set-off) that such Lender may have.

(e) The Administrative Agent shall provide to the Borrower no less than three (3) Business Days prior to any Interest Payment Date, Maturity Date, or any other date on which fees or other amounts payable hereunder or under any other Loan Document are due, notice of the amount of such interest, principal, fees or other amounts (including reasonably detailed calculations thereof); provided, however, that failure by the Administrative Agent to provide such notice shall not relieve the Borrower of its obligations to pay such amounts when due.

(f) The Lenders hereby agree that any such funds transferred to the Administrative Agent’s Account in accordance with clause (a) above and otherwise by the date and time required hereunder for such payment will constitute, to the extent made in cash and in full, a valid and timely payment in respect of the applicable Obligations then due if the funds transferred in connection with such payment are equal to the amount of the Obligations then due in full.

Section 4.02 Pro Rata Treatment. Except to the extent otherwise provided herein,

(a) each reduction to the aggregate Commitment Amount shall be applied to the respective Commitments of the Lenders, pro rata according to their respective Commitment Amounts;

(b) the making of Loans (and as between Fixed Rate Loans and Floating Rate Loans) shall be made pro rata among the Lenders according to their respective Commitment Amounts;

(c) each payment or prepayment of principal of the Loans (and as between Fixed Rate Loans and Floating Rate Loans) by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them, except as provided in Section 3.05(d) (Repayment Trust Agreement); and

(d) each payment of interest on Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans (and as between Fixed Rate Loans and Floating Rate Loans) then due and payable to the respective Lenders;

provided that if at any time insufficient funds are received by and available to the Administrative Agent to pay all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of fees and other amounts then due to such parties, (ii) second, to pay interest then due hereunder, ratably among the Lenders of both Fixed Rate Loans and Floating Rate Loans thereto in accordance with the amounts of interest then due to such parties, and (iii) third, to pay principal then due hereunder, ratably among the Lenders of both Fixed Rate Loans and Floating Rate Loans in accordance with the amounts of principal then due to such parties.

Section 4.03 Computations. Interest on Loans and the fees referenced in Section 2.03 (Fees) shall accrue on a day-to-day basis and be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

Section 4.04 Non-Receipt of Funds by the Administrative Agent.

(a) Funding by Lenders. Unless the Administrative Agent shall have been notified by a Lender prior to the date on which the Lender is to make a payment to the Administrative Agent of the proceeds of a Loan to be made by such Lender hereunder (such payment hereinafter, a “Lender Required Payment”), which notice shall be effective upon receipt, that the Lender does not intend to make the Lender Required Payment to the Administrative Agent, the Administrative Agent may assume that the Lender Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the Borrower on such date; and, if the Lender has not in fact made the Lender Required Payment to the Administrative Agent, then the Borrower shall, promptly following the Borrower’s receipt of the Administrative Agent’s written demand therefor, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Lender Advance Date”) such amount was so made available to the Borrower until the date of payment to the Administrative Agent at a rate per annum equal to the interest rate applicable at the time to the Loans comprised in such borrowing for such day and, if the Borrower shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Lender, together with interest as aforesaid; provided that if neither the Borrower nor the Lender shall return the Lender Required Payment to the Administrative Agent within three (3) Business Days following the Administrative Agent’s written demand therefor, then, retroactively to the Lender Advance Date, the Lender and the Borrower shall each be obligated to pay interest in respect of the Lender Required Payment as follows: (i) in the case of the Lender, at the rate of interest specified by the Administrative Agent as its cost of funding such amount for such period and (ii) in the case of the Borrower, at the rate of interest provided for pursuant to Section 3.02 (Interest), in each case until such amount is made available to the Administrative Agent. The Administrative Agent shall promptly, but in any event within one (1) Business Day, notify the Borrower of any receipt of notice by the Administrative Agent from a Lender that the Lender does not intend to make payment to the Administrative Agent of the proceeds of any Loan.

(b) Payments by Borrower. Unless the Administrative Agent shall have been notified by the Borrower prior to the date on which the Borrower is to make a payment to the Administrative Agent for account of one or more Lenders hereunder (such payment hereinafter, a “Borrower Required Payment”), which notice shall be effective upon receipt, that the Borrower does not intend to make the Borrower Required Payment to the Administrative Agent, the Administrative Agent may assume that the Borrower Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the Lenders on such date; and, if the Borrower has not in fact made the Borrower Required Payment to the Administrative Agent, then the Lenders severally agree to repay, on demand to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Borrower Advance Date”) such amount was so made available to the Lenders until the date of repayment to the Administrative Agent at a rate per annum equal to the rate of interest specified by the Administrative Agent as its cost of funding such amount for such period and, if the Lenders shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Borrower, together with interest as aforesaid; provided that if neither the Lenders nor the Borrower shall return the Borrower Required Payment to the Administrative Agent within three (3) Business Days following the Borrower Advance Date, then, retroactively to the Borrower Advance Date, the Borrower and the Lenders shall each be obligated to pay interest in respect of the Borrower Required Payment as follows: (i) in the case of the Lender, at the rate of interest specified by the Administrative Agent as its cost of funding such amount for such period and (ii) in the case of the Borrower, at the rate of interest provided for pursuant to Section 3.02 (Interest), in each case until such amount is made available to the Administrative Agent (and, in case the Lenders shall return the Borrower Required Payment to the Administrative Agent, without limiting the obligation of the Borrower under Section 3.02 (Interest) to pay interest to such Lenders in respect of the Borrower Required Payment).

Section 4.05 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of Loans owing to it (other than amounts payable pursuant to Article V (Yield Protection, Etc.), Section 11.03 (Expenses, Etc.), or Section 11.04 (Indemnification)) in excess of its ratable share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that, to the fullest extent permitted by Applicable Law, any Lender so purchasing a participation from another Lender pursuant to this Section 4.05 (Sharing of Payments, Etc.) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.06 Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Article V
Yield Protection, Etc.

Section 5.01 Additional Costs.

(a) The Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine in good faith to be necessary to compensate such Lender for any increase in the costs attributable to its making or maintaining of any Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case, from those costs and amounts receivable existing on the date hereof, resulting from any Regulatory Change that:

(i) imposes any Taxes on such Lender under this Agreement or any other Loan Document (other than in respect of any Excluded Taxes or any Covered Taxes described in Section 5.06 (Covered Taxes)); or

(ii) imposes or modifies any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (except any such reserve requirement reflected in the Term SOFR), or any Commitment of such Lender; or

(iii) imposes any other cost, expense, duty or charge (other than Taxes) in respect of any Loan Document or its Loans (or any of such extensions of credit or liabilities) or its Commitment or Commitments.

(b) Without limiting the effect of the foregoing provisions of this Section 5.01 (Additional Costs) (but without duplication), if any Regulatory Change regarding capital requirements or liquidity requirements affecting a Lender or any Applicable Lending Office of such Lender or such Lender’s bank holding company, if any, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s bank holding company, if any, to a level below that which such Lender or such Lender’s bank holding company, if any, could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s bank holding company, if any, with respect to capital adequacy) as a consequence of such Lender’s obligations hereunder, then the Borrower shall pay directly to such Lender from time to time on request such additional amount or amounts as such Lender may reasonably determine to be necessary to compensate such Lender or such Lender’s bank holding company, if any, for any such reduction suffered.

(c) Each Lender shall notify the Borrower of any Regulatory Change occurring after the date of this Agreement entitling such Lender to compensation under Section 5.01(a) or (b) (Additional Costs) as promptly as practicable, but in any event, within one hundred eighty (180) days after such Lender obtains actual knowledge of such Regulatory Change; provided that, if such Lender fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such Regulatory Change, such Lender shall, with respect to compensation payable pursuant to this Section 5.01 (Additional Costs) in respect of any Additional Costs resulting from such Regulatory Change, only be entitled to payment under this Section 5.01 (Additional Costs) for costs incurred from and after the date one hundred eighty (180) days prior to the date that such Lender delivers such notice. Each Lender shall designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable opinion of such Lender, be disadvantageous to such Lender. Each Lender shall furnish to the Borrower a certificate setting forth in reasonable detail the basis and amount of each request by such Lender for compensation under Section 5.01(a) or (b) (Additional Costs). Determinations and allocations set forth in such certificate by any Lender for purposes of this Section 5.01 (Additional Costs) of the effect of any Regulatory Change pursuant to Section 5.01(a) (Additional Costs), or of the effect of capital maintained pursuant to Section 5.01(b) (Additional Costs), on its costs or rate of return of maintaining its Loans or its obligation to make the Loans, or on amounts receivable by it in respect of its Loans, and of the amounts required to compensate such Lender under this Section 5.01 (Additional Costs), shall, absent manifest error, be conclusive.

(d) Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 5.01 (Additional Costs) as a result of a Regulatory Change resulting from Basel III, CRD IV or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 if it shall not at the time be the general policy or practice of such Lender (as determined by such Lender in its discretion) to demand such compensation from similarly situated borrowers (to the extent that, with respect to such Regulatory Change, such Lender has the right to do so under its credit facilities with similarly situated borrowers).

Section 5.02 Inability to Determine Rates. Subject to Section 5.03 (Benchmark Replacement Settings), if, on or prior to the first day of any Interest Period for any Floating Rate Loan, the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Floating Rate Loans, and any right of the Borrower to continue Floating Rate Loans, shall be suspended (to the extent of the affected Floating Rate Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, Floating Rate Loans (to the extent of the affected Floating Rate Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for an ABR Loans in the amount specified therein and (ii) any outstanding affected Floating Rate Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 5.05 (Compensation). Subject to Section 5.03 (Benchmark Replacement Settings), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Rate” until the Administrative Agent revokes such determination.

Section 5.03 Benchmark Replacement Settings.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Floating Rate Majority Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.03(d) (Benchmark Replacement Settings) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Floating Rate Lender (or group of Floating Rate Lenders) pursuant to this Section 5.03 (Benchmark Replacement Settings), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.03 (Benchmark Replacement Settings).

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent at the direction of the Floating Rate Lenders or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Floating Rate Loan of, conversion to or continuation of Floating Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Rate.

Section 5.04 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation hereunder to make Loans or to fund or otherwise maintain its Loans, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank Eurodollar market, then, at the election of such Lender (by notice to the Administrative Agent, which shall promptly notify the Borrower), the Borrower shall prepay such Lender’s outstanding Loans in full (or in the amount of the affected portion thereof) together with accrued interest thereon and all other amounts payable to such Lender hereunder (including amounts payable under Section 5.05 (Compensation)) to the Administrative Agent for account of such Lender, on the last day of the then-current Interest Period for such Loan (or on such earlier date as shall be certified by the Lender as being the last permissible date for such prepayment under the relevant law, rule, regulation, treaty or directive). Each Lender shall designate a different Applicable Lending Office for the portion of its Commitment or Loan affected by the illegality or restrictions granting such Lender a right to suspend its Commitment or requiring repayment by the Borrower if such designation will avoid the need for such a suspension or required repayment, or reduce the portion of the Commitment subject to suspension or the portion of the Loans subject to repayment, as the case may be; provided that no Lender shall be obligated to so designate a different Applicable Lending Office (a) located in the United States of America, (b) if such designation would result in Additional Costs (as defined in Section 5.01 (Additional Costs)) or (c) if such Lender determines (acting reasonably) that such designation would be disadvantageous to such Lender compared to the designation of its then-current Applicable Lending Office.

Section 5.05 Compensation. The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts (if any) as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or reasonable expense (other than in-house reimbursement costs) that such Lender reasonably determines is attributable to:

(a) any payment or prepayment of all or any part of any Loan held by such Lender (or other amounts due and payable to such Lender) for any reason (including the acceleration of the Loans pursuant to Article IX (Events of Default)), voluntary prepayments made pursuant to Section 3.03 (Voluntary Prepayment of Loans) on a date other than the last day of an Interest Period for such Loan or other unpaid amounts and mandatory prepayments made pursuant to Section 3.05 (Mandatory Prepayment of Loans); or

(b) any failure by the Borrower for any reason (including the failure of any of conditions precedent specified in Article VI (Conditions Precedent) to be satisfied) (i) to borrow any Loan from such Lender on the date for such borrowing specified in the Borrowing Notice delivered pursuant to Section 2.02 (Borrowing) or (ii) to prepay any Loan from such Lender (A) on the date specified by the Borrower in the applicable notice of prepayment delivered pursuant to Section 3.03 (Voluntary Prepayment of Loans) or (B) on the date required pursuant to Section 3.05 (Mandatory Prepayment of Loans), in each case, other than any failure which results from a default by such Lender or the Administrative Agent under this Agreement.

Such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid or prepaid or not borrowed or prepaid for the period from the date of such payment, prepayment or failure to borrow or prepay to the last day of the then-current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that otherwise would have accrued on such principal amount by placing such amount on deposit for a comparable period with leading banks in the London interbank Eurodollar market. A certificate of such Lender setting forth in reasonable detail any amount or amounts which such Lender is entitled to receive pursuant to this Section 5.05 (Compensation) and setting forth in reasonable detail the manner in which such amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 5.06 Covered Taxes. The Borrower agrees that, whether or not any Loan is made hereunder:

(a) All payments of principal of and interest on the Loans and all other amounts payable on, under or in respect of any Loan Document or Loan, by the Borrower to the Administrative Agent or any Lender, including amounts payable by the Borrower under this Section 5.06 (Covered Taxes), shall be made free and clear of all present and future income, stamp, court or documentary, intangible, recording and other taxes and levies, imposts, deductions, charges, compulsory loans and withholdings (other than Excluded Taxes) imposed, assessed, levied or collected by Peru or any political subdivision or taxing authority thereof or therein or by any other jurisdiction, together with interest thereon and penalties with respect thereto, if any, on or in respect of this Agreement, any of the other Loan Documents, the Loans, the execution, registration, enforcement, notarization or other formalization of any thereof, and any payments of principal, interest, charges, fees, commissions or other amounts made on, under or in respect thereof (hereinafter called “Covered Taxes”) all of which will be paid by or on behalf of the Borrower, for its own account, prior to the date on which penalties attach thereto.

(b) The Borrower shall indemnify the Administrative Agent and each Lender against, and reimburse the Administrative Agent and each Lender within ten (10) days following written demand therefor, for the full amount of any Covered Taxes (including Covered Taxes imposed or asserted on or attributable to amounts payable under this Section 5.06 (Covered Taxes)) payable or paid by the Administrative Agent or any Lender or required to be withheld or deducted from a payment to such Administrative Agent or Lender, whether or not such Covered Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, and any loss, liability, claim or expense, including interest, penalties and reasonable and documented legal fees, which the Administrative Agent or any Lender may incur at any time arising out of or in connection with any failure of the Borrower to make any payment of Covered Taxes when due. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) In the event that the Borrower is required by Applicable Law to deduct or withhold Covered Taxes from any amounts payable on, under or in respect of this Agreement, the Loans, the Notes or any other Loan Document (including amounts payable under this Section 5.06 (Covered Taxes)), then the Borrower shall assume the payment of such Covered Taxes in accordance with Article 47 of the Peruvian Income Tax Law, and in the event the Borrower shall not be able to assume such Covered Taxes, then the Borrower shall pay the Administrative Agent and each Lender such additional amount as may be required, after the deduction or withholding of Covered Taxes (and any deduction or withholding applicable to additional amounts paid pursuant to this clause (c)), to enable the Lender or the Administrative Agent entitled to such amount to receive from the Borrower an amount equal to the full amount stated to be payable under this Agreement, the Loans, the applicable Note and any other Loan Document.

(d) The Borrower shall furnish to the Administrative Agent original or certified copies of tax receipts in respect of any assumed Covered Taxes or withholding by it of Taxes required under this Section 5.06 (Covered Taxes) within sixty (60) days (to the extent available, and if not so available, as soon as practicable thereafter) after the date of each payment hereunder as to which such withholding is required, and the Borrower shall promptly furnish to the Administrative Agent any other information, documents and receipts that the Administrative Agent or any Lender may from time to time reasonably require to establish to its satisfaction that full and timely payment has been made of all Covered Taxes required to be paid under this Section 5.06 (Covered Taxes).

(e) If the Borrower assumes directly the payment of Covered Taxes or pays an additional amount with respect to this Section 5.06 (Covered Taxes) to the Administrative Agent or any Lender and the Administrative Agent or such Lender receives a refund that, in the sole discretion of such Lender exercised in good faith, is not expected to be revoked, or notice from the relevant competent authority that a previous refund has become irrevocable, in each case, in respect of the Covered Taxes assumed by the Borrower or subject to payment by the Borrower of additional amounts, and such refund is directly and clearly attributable to this Agreement, the Loans, the applicable Note or any other Loan Document, it shall notify the Borrower of the amount of such refund and shall, upon the receipt thereof, return to the Borrower the amount of such refund if and to the extent the Borrower has assumed directly the payment of such Covered Taxes or the Administrative Agent or such Lender has received such additional amounts from the Borrower with regard to such Covered Taxes, net of all reasonable and documented out-of-pocket expenses of the Administrative Agent or such Lender. The Borrower, upon the request of the Administrative Agent or a Lender, shall repay to the Administrative Agent or such Lender the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed thereon) in the event that the Administrative Agent or such Lender is required to repay such refund to the relevant Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this clause (e) the payment of which would place the relevant Lender or the Administrative Agent in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (e) shall not be construed to require any Lender or the Administrative Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement, the Loans, the Notes or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will (i) permit such payments to be made without withholding or at a reduced rate of withholding or (ii) enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements; provided that such Lender shall not be under any obligation to deliver any documentation that, in its reasonable judgment, would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. In addition, each Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the U.S. Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Section 5.07 Mitigation.

(a) If an event or circumstance occurs that would entitle a Lender or the Administrative Agent to exercise any of the rights or benefits afforded by this Article V (Yield Protection, Etc.), such Lender or the Administrative Agent, as the case may be, at the request of the Borrower, shall take all steps as may be reasonably available to eliminate or mitigate the effects of such event or circumstance; provided that such Lender or the Administrative Agent, as applicable, shall use reasonable efforts to obtain any refund available to such Lender or the Administrative Agent only if (a) the Borrower notifies such Lender or the Administrative Agent of such availability and (b) the Borrower promptly provides any information reasonably necessary for obtaining such refund; provided, further, that such Lender or the Administrative Agent, as the case may be, shall not be under any obligation to take any step pursuant to this Section 5.07 (Mitigation) that, in its sole discretion, (i) would subject such Lender or such Administrative Agent, as the case may be, to any unreimbursed costs or taxes or (ii) would otherwise be disadvantageous to such Lender.

Section 5.08 Replacement Lenders.

(a) Provided that no Event of Default or Prospective Default shall have occurred and be continuing, the Borrower may, at any time, replace any Lender (i) that has requested compensation from the Borrower pursuant to Section 5.01 (Additional Costs), (ii) whose Loans are required to be repaid pursuant to Section 5.04 (Illegality), (iii) that has received or would otherwise receive any additional amounts under Section 5.06 (Covered Taxes), (iv) is deemed to be domiciled in any country that is considered a tax haven under the Peruvian Income Tax Act, (v) that has failed, and such failure has continued for two (2) Business Days, to make payment to the Administrative Agent of the proceeds of a Loan to be made by such Lender hereunder after satisfaction of all conditions precedent to such Loan or (vi) that has, or has a direct or indirect parent company that has, (A) become the subject of a Proceeding, (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (C) become the subject of a Bail-In Action (any such Lender being herein called an “Affected Lender”), by giving not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify such Affected Lender and each other Lender), that it intends to replace such Affected Lender with one or more replacement lenders (including any other Lender under this Agreement) selected by the Borrower and acceptable to the Administrative Agent; provided that (A) if the replacement lender shall have requested compensation pursuant to this Article V (Yield Protection, Etc.), such compensation shall in the aggregate be lower than that of the Affected Lender for such Loans and (B) the assignment by such Affected Lender to each replacement lender shall be in accordance with Applicable Law and subject to the restrictions contained in, and consents required by, Section 11.08 (Assignments and Participations). At the time of any replacement pursuant to this Section 5.08 (Replacement Lenders), each replacement lender shall enter into an Assignment and Assumption Agreement pursuant to Section 11.08(b) (Assignments and Participations), pursuant to which the replacement lender shall acquire the applicable portion of the outstanding Loans due to the Affected Lender.

(b) Upon the effective date of any replacement pursuant to this Section 5.08 (Replacement Lenders) (and as a condition thereto), the Borrower shall pay to the Affected Lender being replaced any amounts owing to such Affected Lender hereunder (including principal, interest, compensation and additional amounts under this Article V (Yield Protection, Etc.), in each case, accrued to the effective date of such replacement and any amounts that would be payable under this Section 5.08 (Replacement Lenders) as if all of such Affected Lender’s Loans were being prepaid in full on such date), whereupon each replacement lender shall for all purposes of this Agreement become a “Lender” having a Commitment in the amount of such Affected Lender’s Commitment assumed by it and holding the Loans acquired by it, and all of such Affected Lender’s rights and obligations under this Agreement shall terminate (provided that the obligations of the Borrower under Sections 5.01 (Additional Costs), 5.06 (Covered Taxes), 5.08 (Replacement Lenders), 11.03 (Expenses, Etc.) and 11.04 (Indemnification) to such Affected Lender and the obligations of such Affected Lender under Section 10.05 (Indemnification) to the Administrative Agent shall, in either case, survive such replacement).

(c) Notwithstanding anything to the contrary in this Section 5.08 (Replacement Lenders), a Lender shall not be required to make any such assignment as contemplated in this Section 5.08 (Replacement Lenders) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

Article VI
Conditions Precedent

Section 6.01 Conditions to Effectiveness. This Agreement shall become effective on the date that the Administrative Agent shall have received this Agreement and the Fee Letters (the “Effective Date”), in each case, duly executed and delivered by the parties hereto and thereto.

Section 6.02 Conditions to Closing Date. The obligation of each Lender to make its Commitment available shall become effective on the Business Day during the Availability Period on which the following conditions are satisfied or waived each Lender (and, in the case of each document specified in this Section 6.02 (Conditions to Closing Date)), such document shall be in form and substance satisfactory to the Administrative Agent and each Lender):

(a) Loan Documents. The Administrative Agent shall have received duly executed and delivered copies of all Loan Documents (other than the Take-Out Engagement Letter, Effectiveness Statements, the minutes and public deeds of the Release Share Pledge Agreements and those Loan Documents executed and delivered in accordance with Section 6.01 (Conditions to Effectiveness))

Section 6.03 Conditions to Borrowing Date. The obligation of each Lender to make its Loans hereunder shall become effective on the Business Day during the Availability Period on which the following conditions shall be satisfied or waived by each Lender (and, in the case of each document specified in this Section 6.03 (Conditions to Borrowing Date), such document shall be in form and substance satisfactory to the Administrative Agent and each Lender) (the “Borrowing Date”), and the Administrative Agent shall give notice of the satisfaction or waiver of the conditions set forth in this Section 6.03 (Conditions to Borrowing Date) to the Lenders and the Borrower (and with respect to the delivery of such notice, the Administrative Agent shall be entitled to assume that the condition precedent in clause (i) (No Material Adverse Effect) has been fulfilled unless the Administrative Agent has received actual notice to the contrary from the Borrower or a Lender):

(a) Collateral Documents. The Administrative Agent shall have received duly executed and delivered copies of the minutes of the Release Share Pledge Agreements and evidence of filing the Collateral Documents (other than the public deeds of the Release Share Pledge Agreements and the Effectiveness Statements) with the Peruvian National Superintendency of Public Registries (Superintendencia Nacional de los Registros Públicos).

(b) Convertible Bond Agreement. The Administrative Agent shall have received duly executed and delivered copies of any amendment to the Convertible Bond Agreement and irrevocable conversion letters evidencing the conversion of, or irrevocable commitments in connection with a Rescate Obligatorio evidencing the intent to convert, the Convertible Bond into Equity Interests of the Borrower representing a principal amount of the Convertible Bond of at least U.S.$54,000,000, in form and substance satisfactory to the Lenders. For the avoidance of doubt, the aforementioned irrevocable letters of conversion or irrevocable commitments to convert, as applicable, may be, in turn, conditioned on the fulfillment of the conditions precedent set forth in Section 6.03 (Conditions to Borrowing Date).

(c) Take-Out Engagement Letter. The Borrower shall have executed and delivered to the Managers (as defined in the Take-Out Engagement Letter) a copy of the Take-Out Engagement Letter, in form and substance satisfactory to each Manager (as defined in the Take-Out Engagement Letter).

(d) Plea Agreement. The Administrative Agent shall have received a certificate of the General Manager of the Borrower certifying to the Lenders that the Borrower and its applicable Subsidiaries are complying with the Plea Agreement Obligations.

(e) Financial Statements. The Borrower shall have delivered to the Administrative Agent copies of the audited consolidated financial statements of the Borrower for the fiscal year ended December 31, 2021, and the unaudited consolidated financial statements of the Borrower for the fiscal quarter ended December 31, 2021.

(f) Officer’s Certificate. The Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Borrower, dated as of the Borrowing Date, in the form of Exhibit G hereto, attaching the documents referred to below and certifying:

(i) that attached to such certificate is a true and complete copy of the bylaws (estatutos) of the Borrower and the Material Subsidiaries as in effect on the date of such certificates;

(ii) that attached to such certificate is a true and complete copy of all documents evidencing the corporate authority of the Borrower and the Material Subsidiaries executing the Loan Documents and each other document to be delivered by the Borrower or the Material Subsidiaries in connection therewith on behalf of the Borrower and/or the Material Subsidiaries, including existing authorizations and/or resolutions duly adopted by the shareholders meeting, board of directors or other authorized governing body of the Borrower and the Material Subsidiaries for (A) the approval of the execution, delivery and performance of the Loan Documents and each other document to be delivered by the Borrower and the Material Subsidiaries from time to time in connection herewith or therewith and the transactions contemplated hereby and thereby and (B) authorizing a named person or persons to sign, execute and deliver each such document and any documents to be delivered by it pursuant hereto or thereto, and that such documents are in full force and effect (or, if applicable, certifying that such resolutions are not necessary for such authorization under Applicable Law); and

(iii) as to the incumbency and specimen signature of each Authorized Officer of the Borrower and the Material Subsidiaries executing the Loan Documents and each other document to be delivered by the Borrower or the Material Subsidiaries in connection herewith or therewith on behalf of the Borrower and/or the Material Subsidiaries.

(g) Financial Officer’s Certificates. The Administrative Agent shall have received a certificate of the Chief Financial Officer of the Borrower, in the form of Exhibit H hereto, dated as of the Borrowing Date, certifying that:

(i) each of the representations and warranties of the Borrower contained in the Loan Documents is true and correct in all material respects on the Borrowing Date as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualifications therein) in all respects on such respective dates;

(ii) no Event of Default or Prospective Default has occurred and is continuing on such date or will result from the consummation of the transactions contemplated by this Agreement;

(iii) excluding the Permitted Indebtedness taken after the Effective Date, the outstanding financial Indebtedness of the Borrower and its Subsidiaries (on a Consolidated basis) does not exceed S/1,717,360,000; and, the outstanding commercial Indebtedness of the Borrower and its Subsidiaries (on a Consolidated basis) with suppliers does not exceed S/797,008,000;

(iv) the principal amount of the Loans requested for disbursement on the Borrowing Date in the aggregate shall be greater than the amount of principal, interests (accrued through the Borrowing Date) and break funding costs on the Loan Repaid Indebtedness that would be required to be paid on the Borrowing Date in order to repay in full and discharge the Loan Repaid Indebtedness; and

(v) the insurance coverage of the Borrower is consistent with that of other companies of substantially similar size and scope of operations in the same or substantially similar businesses and otherwise in compliance with the terms of Section 8.16 (Insurance); and that all premiums and other amounts theretofore due and payable thereon have been paid.

(h) Legal Opinions. The Administrative Agent and each Lender shall have received the following legal opinions in English dated as of the Borrowing Date and addressed to the Administrative Agent and each Lender:

(i) the opinion of Estudio Echecopar, a member firm of Baker & McKenzie International, Peruvian counsel to the Borrower, substantially in the form attached hereto as Exhibit D-1 (Part I);

(ii) the opinion of Baker & McKenzie LLP, special New York counsel to the Borrower, substantially in the form attached hereto as Exhibit D-2;

(iii) the opinion of J&A Garrigues Perú S. Civil de R. L., Peruvian counsel to the Joint Lead Arrangers, substantially in the form attached hereto as Exhibit D-3; and

(iv) the opinion of Milbank LLP, special New York counsel to the Joint Lead Arrangers, substantially in the form attached hereto as Exhibit D-4.

(i) No Material Adverse Effect. Since December 31, 2020, no event, condition or circumstance affecting the Borrower or its Subsidiaries shall have occurred that could reasonably be expected to result in a Material Adverse Effect.

(j) Litigation. There shall be no litigation, investigation, arbitration or other proceeding pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened, (i) with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, (ii) challenging or nullifying, or seeking to challenge or nullify or otherwise question the validity or legality of, the Plea Agreement or (iii) that could reasonably be expected to have a Material Adverse Effect.

(k) Approvals. The Administrative Agent shall have received evidence that all necessary and appropriate governmental and third party approvals for the transactions contemplated under this Agreement and the other Loan Documents have been obtained and are in full force and effect.

(l) “Know Your Customer” Requirements. (i) The Lenders and the Agents shall have received, on or prior to the Borrowing Date, all documentation and other information reasonably requested by the Lenders at least five (5) Business Days prior to the Borrowing Date in order to allow such Lenders to comply with applicable “know your customer” rules and regulations and Anti-Money Laundering Laws and (ii) at least five (5) Business Days prior to the Borrowing Date, the Borrower shall have delivered a Beneficial Ownership Certification.

(m) Notes. Each Lender or the Administrative Agent (on behalf of the Lenders) shall have received (i) a duly issued Note representing such Lender’s Loan or Loans duly executed by the Borrower and (ii) a Letter of Instructions executed by the Borrower in connection with such Note.

(n) Acceptance and Appointment of Process Agent. The Borrower shall have delivered to the Administrative Agent (i) an executed copy of an acceptance letter substantially in the form attached hereto as Exhibit C, from an agent in the State of New York to receive service of process under this Agreement, and (ii) evidence that the Borrower shall have paid in advance all fees related to such acceptance through the date that is one (1) year after the Maturity Date.

(o) Borrowing Notice. The Borrower shall have delivered to the Administrative Agent a Borrowing Notice in accordance with Section 2.02 (Borrowing).

(p) Payment of Fees. The Borrower shall have paid, or shall have given an irrevocable instruction for the payment of, any amounts then due under Section 2.03 (Fees) and Section 11.03 (Expenses, Etc.) (to the extent invoiced to the Borrower at least three (3) Business Days prior to the Borrowing Date).

Article VII
Representations and Warranties

The Borrower represent and warrant to each Lender and the Administrative Agent that, as of each of the Effective Date, the Closing Date and the Borrowing Date:

Section 7.01 Organization and Ownership. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing (or equivalent thereof) under the laws of its jurisdiction of organization; and (b) has all requisite corporate power and has all third-party approvals and Governmental Approvals, necessary to own, operate or lease its Properties (except restrictions arising out of any agreement evidencing Existing Indebtedness) and carry on its business as now being or as proposed to be conducted, except where failure to have such governmental approvals or third-party approvals could not reasonably be expected to have a Material Adverse Effect, and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority. The Borrower has full power and authority to execute and deliver the Loan Documents to which it is a party, and to perform its obligations hereunder and thereunder.

Section 7.03 Binding Agreement. (a) This Agreement and the Fee Letters have been duly authorized, executed and delivered by the Borrower that is a party thereto, and, as of the date of any Note, Letter of Instructions or Collateral Document, such Note, Letter of Instructions or Collateral Document will have been duly authorized, executed and delivered by the Borrower, and (b) each of this Agreement and the Fee Letters constitutes, and each such Note, Letter of Instructions and Collateral Document will constitute, a valid and binding obligation of the Borrower that is a party thereto, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 7.04 Approvals. No authorizations, consents, approvals, licenses, filings, registrations or recordations by or with any Governmental Authority or administrative body of or in Peru or any other third party, and no notarization or other formalities, are required to be obtained or accomplished in connection with the execution, delivery or performance by the Borrower of, or for the validity and enforceability of, any Loan Document in accordance with the terms hereof and thereof, except for such authorizations, consents, approvals, licenses, filings, registrations, recordations, notarizations and other formalities that (a) have already been obtained or accomplished, or (b) are currently not necessary and which are expected to be obtained by the Borrower in the ordinary course by the time they are necessary.

Section 7.05 Conflicts. There is (a) no provision of law, statute, regulation, rule, order, injunction, decree, writ, judgment or arbitral award, (b) no provision of the bylaws (estatutos) of the Borrower or any of its Subsidiaries and (c) no provision of any mortgage, indenture, contract or agreement binding on the Borrower or any of its Subsidiaries or affecting their properties (other than that relating to Existing Indebtedness) that would prohibit, conflict with, be breached by or in any way prevent the execution, delivery or performance of the terms of any Loan Document. The execution and delivery by the Borrower of the Loan Documents, and the performance by the Borrower of its obligations thereunder, will not result in the imposition of any Lien on any assets of the Borrower or any of its Subsidiaries.

Section 7.06 Litigation. Except as set forth on Schedule 7.06, as of the date of this Agreement, there is no action, suit or proceeding pending or, to the Borrower’s Knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or properties in any court, before or by any Governmental Authority or before any arbitrator, and no existing default by the Borrower or any of its Subsidiaries under any applicable order, writ, injunction or decree of any court, Governmental Authority or arbitrator, in each case that (a) could reasonably be expected to have a Material Adverse Effect, (b) involve amounts claimed against the Borrower or any of its Subsidiaries equal to or in excess of U.S.$1,000,000, or (c) purports to affect the legality, validity, binding effect or enforceability of any Loan Document or the consummation of the transactions contemplated hereby or thereby.

Section 7.07 Compliance with Laws. Except as set forth on Schedule 7.07:

(a) The Borrower and each of its Subsidiaries are, and have been within the past five (5) years, in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all respects.

(b) The Borrower and each of its Subsidiaries are in compliance with Applicable Laws (other than Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions), except for any non-compliance that could not reasonably be expected to have a Material Adverse Effect.

(c) None of the Borrower or any of its Subsidiaries, or any of the respective directors, officers or, to the Borrower’s Knowledge, Affiliates, agents or employees of any of the Borrower or any of its Subsidiaries (i) has taken any action, directly or indirectly, that would constitute a violation by any of the Borrower or any of its Affiliates of any applicable Anti-Corruption Laws, the FCPA or the U.K. Bribery Act 2010 or (ii) is, or has been within the past five (5) years, subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation by any of the Borrower or any of its Affiliates of applicable Anti-Corruption Laws, the FCPA or the U.K. Bribery Act 2010. The Borrower and its Subsidiaries have implemented, and maintain and enforce, policies and procedures designed to promote, achieve and ensure continued compliance by the Borrower and its Subsidiaries with applicable Anti-Corruption Laws.

(d) The Borrower and its Subsidiaries are, and have been for the past five (5) years, conducting their businesses in compliance with applicable Anti-Money Laundering Laws and have implemented, and maintain and enforce, policies and procedures designed to promote, achieve and ensure continued compliance by the Borrower and its Subsidiaries with applicable Anti-Money Laundering Laws. None of the Borrower or any of its Subsidiaries, or any of the respective directors, officers or, to the Borrower’s Knowledge, Affiliates, agents or employees of any of the Borrower or any of its Subsidiaries, is or has been within the past five (5) years the subject of any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation by any of the Borrower or any of its Affiliates of any applicable Anti-Money Laundering Laws.

Section 7.08 Disclosure.

(a) The Borrower has heretofore furnished the Lenders (i) its consolidated statement of financial position, consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows as of and for the fiscal year ended December 31, 2021, reported on by Vizcarra y Asociados S.C.R.L. and Moore Stephens SCAI S.A., independent public accountants and (ii) its consolidated statement of financial position, consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows as of and for the fiscal quarter ended December 31, 2021. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower as of such date and for such period in accordance with IFRS, except as disclosed in the Borrower’s “Investor Relations” website or in the most recent version of SEC Form 20-F that has been filed with the Securities and Exchange Commission of the united States of America, unaudited financial statements referred to above, subject to year-end adjustments and the absence of footnotes.

(b) The information included in the Beneficial Ownership Certification is true and correct in all respects as of the date of this Agreement.

Section 7.09 Security Interest. The Collateral Documents provide, or upon application of the proceeds of the Loans to repay any Indebtedness secured thereby, the execution of the public deeds of the Release Share Pledge Agreements and Effectiveness Statements and the registry of such applicable releases in the Peruvian National Superintendency of Public Registries (Superintendencia Nacional de los Registros Públicos), will provide, the Collateral Agent (on behalf of the Secured Parties) with effective, valid, legally binding and enforceable first priority (as to the Liens created by the Cash Flow Trust Agreement, the Repayment Trust Agreement and the Share Pledge Agreement) and second priority (as to the Lien created by the Asset Trust Agreement) Liens on all of the Collateral. The Cash Flow Trust Agreement, Asset Trust Agreement and Repayment Trust Agreement create, or upon the execution of the Effectiveness Statements will create, an estate separate (patrimonio autónomo) from the Borrower, which is bankruptcy-remote pursuant to Applicable Law. The Collateral Agent’s security interests described above will be, upon execution of the Effectiveness Statements and the public deeds of the Release Share Pledge Agreements and the registry of such applicable releases in the Peruvian National Superintendency of Public Registries (Superintendencia Nacional de los Registros Públicos), superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of Lien, assignment or otherwise (other than the Liens created pursuant to the Existing Syndicated Facilities with regards to the Asset Trust Agreement). All necessary action (including as described in Section 7.04 (Approvals) and the execution of the Release Share Pledge Agreements subject to the condition of effectiveness included therein) will have been taken as of the Borrowing Date under the Applicable Laws, to release and discharge the Liens over the collateral securing the Repaid Indebtedness and, upon the execution of the Effectiveness Statements and the public deeds of the Release Share Pledge Agreements and the registry of such applicable releases in the Peruvian National Superintendency of Public Registries (Superintendencia Nacional de los Registros Públicos), establish and perfect the first priority (as to the Liens created by the Cash Flow Trust Agreement, the Repayment Trust Agreement and the Share Pledge Agreement) and second priority (as to the Lien created by the Assets Trust Agreement) Liens of the Collateral Agent (on behalf of the Secured Parties) in and to the Collateral under the respective Applicable Law. None of the Borrower or any of its Subsidiaries is required to provide an equal and ratable Lien on the Collateral to any third party in connection with the transactions contemplated by the Loan Documents.

Section 7.10 No Default. No Prospective Default or Event of Default has occurred and is continuing.

Section 7.11 Taxes. The Borrower and its Subsidiaries have filed or caused to be filed all material tax returns required by Applicable Law to be filed by it, and has paid all material taxes shown to be due and payable on such returns, or on any assessments made against it or any of its properties, and all other material taxes, assessments, fees, liabilities or other charges imposed on it or on its properties by any Governmental Authority except for any such amounts payment of which is being contested in good faith and by appropriate proceedings and for which adequate reserves are being maintained. There are no disputes pending or, to the Borrower’s Knowledge, threatened, between the Borrower or any of its Subsidiaries, on the one hand, and any governmental taxing authority, on the other hand, that could reasonably be expected to have a Material Adverse Effect.

Section 7.12 Ranking. The Loans are senior, unconditional and unsubordinated general obligations of the Borrower, and rank and will at all times rank in right of payment and otherwise, at least pari passu with all other senior unsubordinated Indebtedness of the Borrower, whether now existing or hereafter outstanding, except for (i) Indebtedness of the Borrower having priority solely by operation of Peruvian Applicable Laws, (ii) the Bond Repaid Indebtedness which will be repaid with the proceeds of the Loans, and (ii) Indebtedness outstanding under the Existing Syndicated Facilities secured by the Asset Trust Agreement.

Section 7.13 Use of Proceeds. The proceeds of the Loans shall only be used for the purposes set forth in Section 2.06 (Use of Proceeds). No part of the proceeds of any Loan has been used, whether directly or indirectly, for any purpose that entails a violation of the Regulations of the Board, including (a) Regulation T, Regulation U and Regulation X and (b) the requirement (specified in Regulation D) that the proceeds of Loans be used solely to finance the operations of the Borrower and its Subsidiaries outside the United States.

Section 7.14 No Immunity. Neither the Borrower nor any of its Material Subsidiaries or properties is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy under the laws of the United States, Peru or any other relevant jurisdiction in respect of the Borrower’s obligations under the Loan Documents. The Borrower is subject to civil and commercial law with respect to its obligations under the Loan Documents, and the execution, delivery and performance by the Borrower of the Loan Documents constitute private and commercial acts (jure gestionis acts) rather than public or governmental acts (jure imperii acts).

Section 7.15 Status. The Borrower is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “covered fund” under the rules promulgated under Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Section 7.16 Sanctions. Except as set forth in Schedule 7.16, neither the Borrower nor any of its Subsidiaries, or any of the respective directors, officers or, to the Borrower’s Knowledge, Affiliates, agents or employees of the Borrower or any of its Subsidiaries, (a) is a Sanctioned Person, (b) has engaged, directly or indirectly, in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in, involving or for the benefit of any Sanctioned Jurisdiction, in each case, in a manner that would constitute or give rise to a violation of Sanctions by any of the Borrower or any of its Affiliates or any other party hereto, including any Joint Lead Arranger, Agent or Lender or (c) has been within the past five (5) years the subject of any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of any applicable Sanctions. Except as set forth in Schedule 7.16, the Borrower and its Subsidiaries are, and have been for the past five (5) years, conducting their businesses in compliance with applicable Sanctions and have implemented, and maintain and enforce, policies and procedures designed to promote, achieve and ensure continued compliance by the Borrower and its Subsidiaries with applicable Sanctions.

Section 7.17 Subsidiaries. Except as set forth on Schedule 7.17, on and as of the date of this Agreement the Borrower has no Subsidiaries.

Section 7.18 Existing Debt. As of the date of this Agreement, neither the Borrower nor any of its Material Subsidiaries has any Indebtedness other than the Indebtedness set forth on Schedule 7.18 hereto.

Section 7.19 Environmental Matters. Except as set forth on Schedule 7.19, as of the date of this Agreement:

(a) the Borrower and its Material Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;

(b) there are no actions, suits or proceedings pending or, to the Borrower’s Knowledge, threatened against or affecting the Borrower or any of its Material Subsidiaries by or before any Governmental Authority with respect to any violation of Environmental Laws, any environmental or social incident or any Release of, or exposure to, any Hazardous Materials; and

(c) no Release or threatened Release of Hazardous Materials has occurred at any Property for which the Borrower or any of its Material Subsidiaries could reasonably be expected to be required to conduct any cleanup or other response action pursuant to applicable Environmental Law that could reasonably be expected to have a Material Adverse Effect.

Section 7.20 Legal Form; Choice of Law.

(a) Each of the Loan Documents is in proper legal form under the laws of Peru for the enforcement thereof against the Borrower in accordance with their respective terms; provided that, in the event of enforcement of a foreign judgment in the courts of Peru in connection with the Loan Documents (other than the Notes, the Letters of Instruction and the Collateral Documents), the following requirements are met: (i) the judgment does not resolve matters under the exclusive jurisdiction of Peruvian courts (it being understood that matters governed by the Loan Documents (excluding the Notes, the Letters of Instruction and the Collateral Documents) are not matters under the exclusive jurisdiction of the Peruvian courts), (ii) the court rendering such judgment had jurisdiction under its own conflicts of law rules and under general principles of international procedural jurisdiction, (iii) service of process was effected in accordance with the laws of the jurisdiction in which the proceeding took place and a reasonable opportunity to appear before such foreign court and due process rights were granted, (iv) the foreign judgment has the status of res judicata as defined in the jurisdiction of the court rendering such judgment, (v) there is no pending litigation in Peru between the same parties and for the same cause of action initiated before the commencement of the proceeding that concluded with the foreign judgment in respect of which enforcement is being requested, (vi) the foreign judgment is not incompatible with another foreign judgment that fulfills the requirements of recognition and enforceability established by the laws of Peru unless such foreign judgment was rendered first, (vii) the foreign judgment is not contrary to public order (orden público) or good morals (buenas costumbres) of Peru, (viii) the foreign judgment was not rendered by a court in a country that denies enforcement of judgments of Peru or engages in a review of their merits, (ix) the foreign judgment is (A)(1) duly apostilled by the competent authority of the jurisdiction of the issuing court, in case of jurisdictions that are party to the Hague Apostille Convention and have not opposed Peru’s accession thereto, or (2) certified by Peruvian consular authorities, in case of jurisdictions that are not party to the Hague Apostille Convention or have opposed Peru’s accession thereto, and (B) accompanied by a certified and officially translated copy of such judgment into Spanish by a Peruvian certified translator, (x) an exequatur proceeding under Peruvian law for the recognition and enforcement of the foreign judgment is followed; and (xi) applicable court taxes and fees have been paid.

(b) Each Note, when duly executed, delivered, completed and if applicable, subject to the corresponding “protesto” in accordance with the terms of its corresponding Letter of Instructions, will constitute a título ejecutivo under the laws of Peru.

(c) The choice of the laws of the State of New York as the governing law of the Loan Documents (other than the Notes, the Letters of Instruction and the Collateral Documents) is a valid choice of law under the laws of Peru, except for the limitations of (i) Article 2049 of the Peruvian Civil Code, according to which provisions of foreign law shall be excluded if they are incompatible with international public policy (orden público internacional) or good morals (buenas costumbres); (ii) Article 2088 of the Peruvian Civil Code, according to which the creation, content or extinction of rights on tangible assets located in Peru is governed by Peruvian law; and (iii) Article 2.1 of the Peruvian Law 27809, according to which any insolvency, bankruptcy, moratorium, fraudulent conveyance or transfer involving entities domiciled in Peru shall be governed by Peruvian law, and there is no reason why any action in the courts of Peru would not give effect to such choice of law, except for Article 2060 of the Peruvian Civil Code, which provides that the submission to a foreign jurisdiction is enforceable in Peru so long as (A) no exclusive Peruvian jurisdiction matters are at stake (i.e., actions related to in rem rights over tangible assets located in Peru as established in Article 2058 paragraph 1 of the Peruvian Civil Code), (B) no abuse of law (abuso de derecho) is involved, and (C) it is not contrary to public order (orden público) or good morals (buenas costumbres). The Borrower has no reason to believe that the execution, delivery and performance by them of their obligations under the Loan Documents would be contrary to public order, international public policy or good morals.

Section 7.21 No Material Adverse Effect. Between December 31, 2020 and the Borrowing Date, no event, condition or circumstance affecting the Borrower or any of its Subsidiaries has occurred that, individually or in the aggregate, if determined adversely to the Borrower or any of its Subsidiaries, would reasonably be expected to result in a Material Adverse Effect.

Section 7.22 No Bankruptcy. (a) Neither the Borrower nor any of its Subsidiaries has commenced or has taken any corporate action to commence a Proceeding in respect of itself, (b) to the Borrower’s Knowledge, no third party has commenced any Proceeding in respect of the Borrower or any of its Material Subsidiaries (other than Cumbra Perú); (c) to the Borrower’s Knowledge, no third party has commenced any Proceeding in respect of Cumbra Perú that, individually or in the aggregate, involve unpaid amounts claimed against Cumbra Perú in excess of U.S.$2,000,000; and (d) to the Borrower’s Knowledge, no receiver or trustee or other officer or representative of a court or of creditors has been appointed with respect to the Borrower or any of its Material Subsidiaries.

Section 7.23 Labor Matters.

(a) The Borrower and its Subsidiaries are in compliance with the laws, rules, regulations and orders of Peru that (i) protect core labor standards or (ii) are in respect of pensions, except, in each case, as could not reasonably be expected to have a Material Adverse Effect; and

(b) The Borrower is not using Harmful Child Labor or Forced Labor.

(c) There are no material strikes, work stoppages, slowdowns, lockouts or other material labor disputes pending or threatened against or involving the Borrower or its Material Subsidiaries.

(d) There are no material grievances, complaints or arbitrations pending, or, to the Borrower’s Knowledge, threatened, against or involving the Borrower or its Material Subsidiaries, nor are there any material arbitrations or grievances threatened involving the Borrower or its Material Subsidiaries.

(e) There is no material collective bargaining agreement covering any employee or pensioner of the Borrower or its Material Subsidiaries.

(f) No material unfunded liabilities, determined on the basis of actuarial assumptions which are reasonable under applicable law, exist under any pension plan of the Borrower or its Subsidiaries.

Section 7.24 Insurance. Schedule 7.24 hereto sets forth a true, complete and correct description of all insurance maintained by the Borrower relating to its Property as of the date hereof and the Borrowing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and each of its Material Subsidiaries maintains with financially sound and reputable insurance companies not Affiliates thereof, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business in similar localities where the Borrower or the applicable Material Subsidiary maintain their substantive places of operation, of such types and in such amount as are customarily carried under similar circumstances by such other Persons.

Section 7.25 Title to Property; Liens. Except for Permitted Encumbrances and other Liens permitted under Section 8.09 (Limitation on Liens and Encumbrances), the Borrower and its Material Subsidiaries: (a) has good and marketable title to all of its Property (including the Collateral pledged by means of the Collateral Documents) purported to be owned by it, free and clear of all Liens, and holds such title and all of such Property in its own name and not in the name of any nominee or other Person, (b) is lawfully possessed of a valid and subsisting leasehold estate in and to all Property that it purports to lease, and holds such leaseholds in its own name and not in the name of any nominee or other Person, (c) except as arising or permitted under the Loan Documents, has not created and is not contractually bound to create any Lien on or with respect to any of its Properties and (d) except under the Loan Documents, is not restricted by its Organizational Documents, contract, Applicable Law or otherwise from creating Liens on any of the Collateral. Except as set forth in Schedule 7.25 hereto, as of the date of this Agreement and the Borrowing Date there are no Permitted Encumbrances securing payments, individually or in the aggregate, by the Borrower (or any of its Material Subsidiaries) in excess of U.S.$1,000,000.

Section 7.26 Solvency. Immediately prior to and after the consummation of the transactions contemplated by the Loan Documents on the Borrowing Date and immediately prior to and following the making of each Loan and after giving effect to the application of the proceeds of each Loan, the Borrower is and will be Solvent.

Section 7.27 Intellectual Property. Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its Subsidiaries owns, or is licensed to use, all material trademarks, trade names, copyrights, patents and other intellectual property necessary for the conduct of its business as presently conducted, and, to the knowledge of the Borrower, the use thereof by such party does not infringe upon the rights of any other Person.

Section 7.28 Federal Regulations. (a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock and (b) no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of buying or carrying Margin Stock within the meaning of Regulation U or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X.

Section 7.29 Availability and Transfer of Foreign Currency. No foreign exchange control approvals or other authorizations are required to ensure the availability of Dollars to enable the Borrower to perform all of its obligations under the Loan Documents. Other than restrictions set forth pursuant to the Peruvian Civil Reparation Payment Acts, no other restriction or requirement limits the availability to, or transfer of foreign exchange by, the Borrower to make any payments required to be made by it under any Loan Document.

Article VIII
Covenants

The Borrower agrees that, from and after the Effective Date and until all Commitments have been terminated and the principal of and interest on the Loans and all other amounts (other than contingent amounts for which no claim has been made) payable by it under the Loan Documents have been paid in full, the Borrower shall observe and perform, and when applicable cause each of its Subsidiaries to observe and perform, each of the covenants set forth below:

Section 8.01 Maintenance of Existence.

(a) Except as provided in this Article VIII (Covenants), subject to the requirements of Applicable Law, the Borrower shall do all things necessary to maintain itself and its Subsidiaries in existence as a sociedad anónima or any other form of business organization permitted under the Applicable Law.

(b) Except as provided in this Article VIII (Covenants), the Borrower shall not, and shall procure that none of its Subsidiaries (other than such Subsidiaries listed on Schedule 8.01(b)) shall:

(i) dissolve, liquidate, merge or consolidate with or into another Person; or

(ii) sell, transfer, license, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their assets to or in favor of any Person.

(c) Except as otherwise permitted by Section 8.14 (Line of Business), the Borrower shall not, and shall ensure that each of its Subsidiaries (other than such Subsidiaries listed on Schedule 8.01(b)) shall not, change the purpose or nature of its business.

Section 8.02 Reporting Requirements. The Borrower shall furnish to the Administrative Agent (for delivery to each Lender):

(a) Quarterly. Within sixty (60) days after the end of each of the first three fiscal quarters of the Borrower, unaudited consolidated statements of financial position of the Borrower and its Subsidiaries as of the close of such quarterly period, unaudited consolidated statements of profit or loss and unaudited consolidated statements of cash flows from the beginning of such quarterly period to the close of such quarterly period. Such financial statements shall be in English and shall be accompanied by a certificate of the Chief Financial Officer of the Borrower certifying that (except as may otherwise be noted in such certificate) such financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Borrower and its Subsidiaries in conformity with IFRS applied on a basis consistent with that of the most recent audited consolidated financial statements, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual. Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, audited consolidated financial statements of the Borrower and its Subsidiaries consisting of consolidated statements of financial position as of the end of such fiscal year and consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for such fiscal year, including the notes thereto, in each case, for such fiscal year, prepared in accordance with IFRS, containing any applicable notes and audited and accompanied by a report and opinion of independent public accountants of recognized international standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than resulting from (x) impending debt maturities or (y) any prospective or actual breach of any financial covenant)  or any qualification or exception as to the scope of such audit. Such financial statements shall be in English.

(c) Financial Covenants; No Default. Concurrently with any delivery of financial statements under clause (a) or (b) of this Section 8.02 (Reporting Requirements), a certificate of the Chief Financial Officer of the Borrower (i) certifying as to whether an Event of Default or Prospective Default has occurred during the applicable period and is continuing and specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance as of the end of each quarterly period of the Borrower with Section 8.12 (Certain Financial Covenants) and (iii) stating whether any change in IFRS or in the application thereof has occurred since the date of the most recent audited financial statements referred to in clause (b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

Reports and financial statements required to be delivered by the Borrower pursuant to this Section 8.02 (Reporting Requirements) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such reports or financial statements, or other documents containing such reports or such financial statements, are posted on the Internet at the website of any of the Permitted Holders or of the Borrower, at the Borrower’s “Investor Relations” website, in the most recent version of SEC Form 20-F that have been filed with the Securities and Exchange Commission of the united States of America, or at such other website identified by the Borrower in such notice to the Administrative Agent and that is accessible by the Lenders without charge.

(d) Existing Syndicated Facilities and Asset Trust Agreement. The Borrower shall promptly provide copies to the Administrative Agent (for delivery to each Lender) upon receipt from, or delivery to, the Onshore Trustee, acting as senior administrative agent and/or senior collateral agent on behalf of the Existing Syndicated Facilities, or the lenders or surety entities of the Existing Syndicated Facilities, of any material notices, waivers, approvals, waiver requests, authorizations or other relevant information under the Existing Facilities and/or the Asset Trust Agreement, including, but not limited to any notice of default (notificación de incumplimiento), notice of acceleration (notificación de aceleración), notice of foreclosure (notificación de ejecución), notice of ownership of economic rights (comunicación de titularidad de derechos económicos) or similar, as well as all notices delivered to or from the Onshore Trustee, acting as senior administrative agent and/or senior collateral agent on behalf of the Existing Syndicated Facilities, or the lenders or surety entities of the Existing Syndicated Facilities in connection to the acceleration of the Existing Syndicated Facilities or foreclosure of the Asset Trust Agreement, attaching copies of such material notices, waivers, approvals, waiver requests or authorizations or other relevant information thereto.

Section 8.03 Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all Applicable Laws (including, but not limited to, all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions and Environmental Laws):

(a) Except (a) in the case of any Applicable Laws (other than Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, which shall be subject to Section 8.03(c) (Compliance with Laws) below) to the extent that (i) the necessity for compliance is being contested in good faith and by appropriate proceedings and for which adequate reserves are being maintained, or (ii) non-compliance could not reasonably be expected to have a Material Adverse Effect.

(b) With respect to any applicable Environmental Laws and Environmental Permits; comply in all material respects with such Environmental Laws and obtain and renew all Environmental Permits necessary for the operation of each of their respective businesses; and, to the extent required, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary, under applicable Environmental Laws to remove and clean up Hazardous Materials in material compliance with the requirements of all Environmental Laws; provided, however, that the Borrower shall not be required to, or to cause any of its Subsidiaries to, undertake any such clean-up, removal, remedial action or other action to the extent that its obligation to do so is being contested in good faith and by appropriate proceedings and for which adequate reserves are being maintained.

(c) With respect to applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, comply in all respects. The Borrower shall maintain in effect policies and procedures designed to promote, achieve and ensure continued compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(d) Labor. The Borrower shall, and shall cause its Subsidiaries to, comply with all Applicable Law related to labor, employment, social security and pension obligations, except, in each case, as could not reasonably be expected to have a Material Adverse Effect; and

(e) The Borrower shall not, and shall cause its Subsidiaries not to, use Harmful Child Labor or Forced Labor, breach in any material respect any collective bargaining agreements or have any material unfunded liabilities required to be funded under Applicable Law.

Section 8.04 Taxes. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, all material Taxes (including any stamp tax on or in respect of this Agreement), assessments and governmental charges or levies lawfully imposed on it or its property (including interest and penalties) unless such Taxes, assessments, charges or levies shall be contested in good faith and by appropriate proceedings and adequate reserves are maintained with respect thereto.

Section 8.05 Ranking. The Borrower shall ensure that the Loans will at all times be direct and unconditional general obligations of the Borrower, ranking in right of payment and otherwise at least pari passu with all other secured and unsubordinated Indebtedness of the Borrower, whether now existing or hereafter outstanding, except for Indebtedness of the Borrower having priority solely by operation of Applicable Law.

Section 8.06 Access. Upon the request of the Administrative Agent on behalf of any Lender, the Borrower shall, and shall cause each of its Material Subsidiaries to, permit representatives of the Administrative Agent and each Lender to visit and inspect any of their properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with its officers and independent public accountants (provided that a representative of the Borrower or such Material Subsidiary shall be entitled to attend any such meetings with such independent public accountants), in each case (a) during normal business hours at such reasonable times as are mutually agreed between the Administrative Agent and the Borrower, (b) following reasonable prior notice, (c) in a manner that does not unreasonably disrupt the operation of the business of the Borrower or such Material Subsidiary, (d) subject to the confidentiality provisions set forth in Section 11.18 (Confidentiality) and (e) at the expense and risk of the Administrative Agent (acting on behalf of the Lenders); provided that, (i) unless an Event of Default has occurred and is continuing, (A) the Lenders and the Administrative Agent shall have the right to exercise such access rights no more than twice per fiscal year of the Borrower and only to the extent they do so at the same time and (B) no more than a total of ten (10) representatives in aggregate for the Administrative Agent and all Lenders, taken as a whole, shall be entitled to attend any such visit or inspection and (ii) if an Event of Default has occurred and is continuing, (A) the Administrative Agent shall be required to give prior notice but shall not be required to make any request prior to any such visit and (B) any such visit shall be at the expense of the Borrower; provided, further, that, notwithstanding anything to the contrary herein, neither the Borrower nor any Material Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (w) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and its Material Subsidiaries and/or any of its customers and/or suppliers, (x) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or agents) is prohibited by Applicable Law, (y) that is subject to attorney-client or similar privilege or (z) in respect of which the Borrower or any Material Subsidiary owes confidentiality obligations to any third party (so long as such obligations were not incurred in contemplation of preventing such disclosure, inspection, examination or copying hereunder, and it being understood that (A) the Borrower or any such Material Subsidiary shall inform the Administrative Agent of the existence and nature of the confidential records, documents or other information not being provided and, (B) following a reasonable request from the Administrative Agent, use commercially reasonable efforts to request consent from an applicable contractual counterparty to disclose such information (but shall not be required to incur any cost or expense or pay any consideration of any type to such party in order to obtain such consent)).

Section 8.07 Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to their business and activities in conformity with IFRS.

Section 8.08 Maintenance of Approvals. The Borrower shall, and shall cause each of its Subsidiaries to, keep and maintain in full force and effect all licenses, approvals, permits, contracts and rights necessary at any given time (i) for the operation of their business, and (ii) to comply with their obligations under the Loan Documents; unless the failure to maintain such licenses, approvals, permits, contracts or rights in full force and effect, could not reasonably be expected to have a Material Adverse Effect.

Section 8.09 Limitation on Liens and Encumbrances. The Borrower shall not, and shall procure that none of its Subsidiaries shall, create, assume, incur or suffer to exist any Lien upon or in, any of its property (including real property and Equity Interests held by the Borrower or its Subsidiaries), assets or contractual rights, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances; and

(c) Liens existing on the date hereof (other than Liens on Collateral so long as such Liens are terminated and released in full in accordance with Section 8.19(a) (Further Assurances; Release of Existing Liens; Security Filings) and listed on Schedule 7.25 and any renewals or extensions thereof; provided that: (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary thereof and (ii) such Lien shall secure only those obligations which it secures on the date hereof and refinancings, refundings, renewals or extensions thereof that do not increase the outstanding principal amount thereof.

Section 8.10 Restricted Payments. The Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment unless no Event of Default or Prospective Default has occurred and is continuing or would result from the making of such Restricted Payment.

Section 8.11 Notice of Extraordinary Events; Other Information.

(a) The Borrower shall promptly notify the Administrative Agent (for delivery to each Lender) upon its discovery of the occurrence of:

(i) any Event of Default or Prospective Default;

(ii) any Change of Control;

(iii) any litigation, arbitration or administrative or similar governmental proceeding that is instituted or threatened against the Borrower or any of its Subsidiaries or any of their respective assets, in each case that could reasonably be expected to result in a Material Adverse Effect;

(iv) any non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law in a manner that could reasonably be expected to have a Material Adverse Effect; and

(v) any other development, event or circumstance that could reasonably be expected to have a Material Adverse Effect;

in each case describing the nature thereof and the action the Borrower proposes to take with respect thereto.

(b) If an Event of Default has occurred and is continuing, the Borrower shall promptly provide the Administrative Agent or such requesting Lender with any and all documentation or information reasonably requested by the Administrative Agent or any Lender with respect to the Borrower, any of its Subsidiaries or any of their respective properties.

Section 8.12 Certain Financial Covenants. Commencing as of the last day of the Borrower’s first full fiscal quarter following the Borrowing Date:

(a) Consolidated Leverage Ratio. The Borrower shall not permit the Consolidated Leverage Ratio during any period of four (4) consecutive fiscal quarters to be greater than 3.50x.

(b) Consolidated Interest Coverage Ratio. The Borrower shall not permit its Consolidated Interest Coverage Ratio during any period of four (4) consecutive fiscal quarters to fall below 1.4x for the first six (6) months after the Borrowing Date, and 1.7x thereafter.

(c) Minimum Debt Service Ratio. The Borrower shall not permit the Minimum Debt Service Ratio to be less than (i) on any Interest Payment Date falling prior to the date that is six (6) months after the Effective Date, 1.2x, and (ii) thereafter, 1.4x.

Section 8.13 Permitted Hedging Instruments. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any currency swap arrangements, interest rate swaps, options contracts, future contracts, options on futures contracts, caps, floors, collars or other hedging arrangements except for Permitted Hedging Instruments.

Section 8.14 Line of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than Permitted Business.

Section 8.15 Beneficial Ownership. Promptly upon the Borrower’s Knowledge of any material change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification, the Borrower shall deliver a revised Beneficial Ownership Certification to the Lenders and the Administrative Agent.

Section 8.16 Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain with financially sound and reputable insurance companies not Affiliates thereof, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business in similar localities where the Borrower or the applicable Material Subsidiary maintain their substantive places of operation, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. The Borrower shall, and shall cause each of its Subsidiaries to, with respect to any assets or properties constituting Collateral, maintain the Lenders as additional preferable loss payees of the insurance policies covering such assets or properties and provide for not less than thirty (30) days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

Section 8.17 Use of Proceeds.

(a) The Borrower shall use the proceeds of the Loans solely in accordance with Section 2.06 (Use of Proceeds).

(b) The Borrower shall not use, directly or indirectly, any part of any proceeds of any Loan or lend, contribute, or otherwise make available such proceeds, and shall not permit any of its Subsidiaries, or any of the respective directors, officers, employees, Affiliates or agents of the Borrower or any of its Subsidiaries, directly or indirectly, to use any part of any proceeds of any Loan or lend, contribute, or otherwise make available such proceeds, in each case, (i) to fund, finance or facilitate any activities or business of, with, involving or for the benefit of any Sanctioned Person, (ii) to fund, finance or facilitate any activities or business of, in, involving or for the benefit of any Sanctioned Jurisdiction, (iii) in any manner that would constitute or give rise to a violation by any party hereto, including any Joint Lead Arranger, Agent or Lender, of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

(c) The Borrower shall, to the extent permitted by Applicable Law, promptly notify the Lenders in the event that the Borrower or any of its Affiliates receives written notice that the Borrower or any of its Affiliates, or any of the respective directors, officers, employees or agents of any of the Borrower or any of its Affiliates, has become the subject of any action, proceeding, litigation, claim or investigation with regards to any actual or alleged violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 8.18 Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any material transaction of any kind with any Affiliate of the Borrower (other than the Borrower or a Material Subsidiary of the Borrower), whether or not in the ordinary course of business, other than on fair and reasonable terms not materially less favorable to the Borrower or such Material Subsidiary than would be obtainable by the Borrower or such Material Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not (a) restrict dividends or distributions by the Borrower or any of its Material Subsidiaries to the respective holders of their Equity Interests or any other transaction permitted by Section 8.10 (Restricted Payments) or the incurrence of any Subordinated Debt that is subject to a Subordination Terms Letter, or (b) apply to transactions that are necessary or required under Applicable Law or by any Governmental Authority.

Section 8.19 Further Assurances; Release of Existing Liens; Security Filings. The Borrower shall: (A) within no more than one (1) Business Day following the Repayment Date (as such date may be extended in accordance with Section 3.05(d) (Repayment Trust Agreement)),

(a) cause the lenders under the Cumbra Loan to (i) instruct La Fiduciaria S.A. to execute the Effectiveness Statements in accordance with the applicable Collateral Documents, (ii) execute the public deed of the Release Share Pledge Agreement, and (iii) deliver a copy to the Administrative Agent and file such Effectiveness Statements and the public deed of the Release Share Pledge Agreement before the corresponding registry of the Peruvian National Superintendency of Public Registries (Superintendencia Nacional de los Registros Públicos).

(b) cause the Convertible Bond Indenture Trustee to (i) instruct La Fiduciaria S.A. to execute the Effectiveness Statements in accordance with the applicable Collateral Documents, (ii) execute the public deed of the Release Share Pledge Agreement, and (iii) deliver a copy to the Administrative Agent and file such Effectiveness Statements and the public deed of the Release Share Pledge Agreement before the corresponding registry of the Peruvian National Superintendency of Public Registries (Superintendencia Nacional de los Registros Públicos).

(c) provide satisfactory evidence to the Administrative Agent of the irrevocable and unconditional repayment in full of the Repaid Indebtedness (other than the Convertible Bond and the Cumbra Loan) set forth in Schedule 2.06.

(d) provide satisfactory evidence to the Administrative Agent of the irrevocable and unconditional repayment and/or discharge in full (including, through the conversion of a portion of the Convertible Bond into Equity Interests of the Borrower) of the Convertible Bond.

(e) cause to provide to the Administrative Agent and each Lender an opinion of Estudio Echecopar, a member firm of Baker & McKenzie International, Peruvian counsel to the Borrower, substantially in the form attached hereto as Exhibit D-1 (Part II); and

(B) do and perform, from time to time and as required pursuant to the Collateral Documents and Applicable Law, any and all acts (and execute any and all documents) as may be necessary or required by Applicable Law, the relevant Collateral Document, or as reasonably requested by the Administrative Agent to maintain each Lien created by the Loan Documents in full force and effect and enforceable in accordance with its terms, including: (i) making filings, recordations, annotations and notices (including, without limitation, filings and recordations in the Peruvian National Superintendency of Public Registries (Superintendencia Nacional de los Registros Públicos) and annotations in applicable share ledgers and share certificates), (ii) making payments of fees and other charges, (iii) issuing and, if necessary, filing or recording supplemental documentation, including continuation statements, (iv) discharging all claims or other Liens adversely affecting the rights of any Secured Party in any Collateral other than Permitted Encumbrances, (v) publishing or otherwise delivering a notice to third parties, (vi) depositing title documents, (vii) defend the rights, title and interest of the Collateral Agent, in such capacity, acting on behalf of the Secured Parties (including any cash amounts derived from or in connection therewith), against the claims and demands of any Person other than the Lenders or the Secured Parties, (viii) execute and deliver to the Administrative Agent such documents and carry out any action in connection with the Collateral Documents, reasonably requested by the Administrative Agent in order to perfect, protect and maintain the security interests created thereunder (including any cash amounts derived from or in connection therewith), and pay any and all costs and expenses derived from or in connection with the foregoing, including the timely renewal of the irrevocable powers of attorney granted pursuant to the Loan Documents, as may be required by the Administrative Agent and (ix) pay any and all Taxes, contributions, levies and any other charges of any nature that are determined, collected or imposed on or in connection with the Collateral Documents and (x) taking all other actions either necessary or required by Applicable Law or otherwise reasonably requested by the Administrative Agent to ensure that all after-acquired property intended to be covered by such Liens is subject to a valid and enforceable first priority Lien under the Cash Flow Trust Agreement, the Repayment Trust Agreement and Share Pledge Agreement and second priority Lien under the Asset Trust Agreement in favor of the Collateral Agent (on behalf of the Secured Parties), including, the delivery, from time to time, to the Administrative Agent of a legalized copy (copia legalizada) of (a) the annotation of the applicable Collateral Document in the share ledgers (libro de matricula de acciones) of each Main Subsidiary and (ii) all annotations registered in such share ledgers thereafter, upon request of the Administrative Agent.

Section 8.20 Indebtedness. The Borrower shall not, and shall procure that none of its Subsidiaries shall, create, incur, issue or suffer to exist any Indebtedness, except any of the following (“Permitted Indebtedness”); so long as no Prospective Default or Event of Default would result from the incurrence thereof:

(a) Indebtedness under the Loan Documents;

(b) Subordinated Debt;

(c) Indebtedness in respect of Permitted Hedging Instruments;

(d) Existing Indebtedness (subject to Section 8.17 (Use of Proceeds));

(e) Indebtedness in respect of bid, performance, surety bonds, in the ordinary course of business for the account of the Borrower or its Subsidiaries, including guarantees or obligations of the Borrower or its Subsidiaries with respect to letters of credit, surety bonds, supporting such bid, performance or surety obligations (in each case other than for the payment of Borrowed Money);

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (including daylight overdrafts paid on the day such overdraft was incurred) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within ten (10) Business Days of the incurrence thereof;

(g) Unsecured short-term Indebtedness (including any re-borrowings under existing unsecured short-term revolving lines of credit under which revolving loans are repaid and re-borrowed from time to time) incurred by any Subsidiary in an amount not to exceed U.S.$1,000,000 by such Subsidiary, so long as such Indebtedness incurrence shall be reasonably necessary for the Borrower and/or its Subsidiaries to continue conducting their operations in the ordinary course of their business consistent with the budget and projections approved by their respective board of directors or shareholders’ meeting;

(h) Purchase money Indebtedness to the extent incurred in the ordinary course of business to finance the acquisition, construction or development of equipment and other Property; provided that such Indebtedness shall be secured solely by the assets or Property being acquired, developed or constructed;

(i) Indebtedness of the Borrower or any of its Subsidiaries the proceeds of which are applied to repay the Loans in accordance with Section 3.05(a) (Additional Indebtedness);

(j) Indebtedness of Unna Energía without recourse to the Borrower or any other Material Subsidiary outstanding on the Effective Date and incurred for the sole purpose of making investments in Unna Energía oil fields under Unna Energía’s license agreements as in effect on the Effective Date (without giving effect to any modifications, amendments and/or supplements thereto following the Effective Date);

(k) Indebtedness of Unna Energía incurred in the ordinary course of business and in accordance with its past practice constituting the obligation to return or refund any purchase price payments made in advance to Unna Energía in respect of any sale or other disposition of oil and/or gas produced by Unna Energía and sold or otherwise disposed of to a third party purchaser (that is not an Affiliate of Unna Energía, the Borrower or any Subsidiary);

(l) Indebtedness of Unna Energía incurred in the ordinary course of business and in accordance with its past practice in connection with the financing or refinancing entered into by Consorcio Terminales and Consorcio Terminales del Perú for the execution of their mandatory, additional or complementary investments under their operating agreements with Petroperu; and

(m) Any refinancings, refundings, renewals or extensions of Indebtedness incurred under (a) through (l) above; provided that: (i) the principal amount of such Indebtedness is not increased, (ii) no Subsidiary that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iii) such refinancing, refunding, renewal or extension does not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, refunded, renewed or extended, and (iv) if the Indebtedness that is refinanced, refunded, renewed or extended was subordinated in right of payment to the obligations hereunder, then the terms and conditions of the refinancing, refunding, renewal or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, refunded, renewed or extended Indebtedness;

provided, however, that the aggregate principal amount of Indebtedness incurred and outstanding pursuant to clauses (b), (c), (f), (g), (h), (j) and (k) of this Section 8.20 (Indebtedness), shall not exceed U.S.$50,000,000 at any time; provided, further that the Borrower shall be in compliance with Section 8.12 (Certain Financial Covenants) prior to and after giving pro forma effect to the incurrence of any such Indebtedness.

Section 8.21 Limitations on Investments. The Borrower shall not, and shall procure that none of its Material Subsidiaries shall, make or acquire any Investment, other than:

(a) Investments in Cash Equivalents and Permitted Hedging Instruments;

(b) Investments by the Borrower in a Material Subsidiary;

(c) Receivables owing to the Borrower if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms Investments of the Borrower in any Material Subsidiary and Investments of any Material Subsidiary in the Borrower or in another Material Subsidiary;

(d) Investments of the Borrower in its Subsidiaries existing as of the Effective Date and listed on Schedule 7.17;

(e) Investments received as a result of the bankruptcy or reorganization of any Person, or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof; and

(f) Investments in respect of Indebtedness constituting Permitted Indebtedness.

Section 8.22 Fundamental Changes. The Borrower shall not, and shall procure that none of its Subsidiaries shall, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property (whether now owned or hereafter acquired) to or in favor of any Person, unless the execution of any such transaction constitutes a Permitted Reorganization.

Section 8.23 Dispositions. The Borrower shall not, and shall procure that none of its Subsidiaries shall, make any Disposition or enter into any agreement to make any Disposition, except for Permitted Dispositions; provided that any such Disposition shall be for fair market value.

Section 8.24 Organizational Documents; Bank Accounts. The Borrower shall not, and shall procure that none of its Subsidiaries shall:

(a) Amend, modify or otherwise change any of its Organizational Documents in any way that would materially adversely affect the rights and/or remedies of the Secured Parties under the Loan Documents.

(b) Permit any bank account of the Borrower or its Material Subsidiaries to be commingled with any bank account of any other Person; except as otherwise required or permitted in connection with joint venture agreements (consorcio), silent partnership agreements (asociación en participación) or other forms of associative agreements or corporate collaboration agreements provided by Peruvian law.

(c) Take any action, or conduct its affairs in a manner, that could reasonably be expected to result in its corporate existence being ignored by any court of competent jurisdiction or in their respective assets and/or liabilities being substantively consolidated with those of any other Person (other than the Borrower and its Subsidiaries) in a Proceeding, reorganization or other insolvency proceeding.

Section 8.25 Sanctions. The Borrower shall not, and shall procure that none of its Subsidiaries shall, either directly or indirectly (i) permit any part of the funds used for the repayment or prepayment of the Loans to include funds that constitute the assets of, or are to be derived or otherwise sourced directly or indirectly from a transaction with, involving or for the benefit of a Sanctioned Person, in, involving or for the benefit of a Sanctioned Jurisdiction, or that would otherwise constitute a violation of applicable Sanctions; nor, (ii) engage in any activity that would constitute or give rise to a violation of Sanctions by any party hereto, including any Joint Lead Arranger, Agent or Lender.

Section 8.26 Repayment of Loans. The Borrower shall not, and shall procure that none of its Subsidiaries, use funds derived from money laundering activities or any other activities that would be unlawful under Applicable Law to make any payments to the Lenders under the Loan Documents or otherwise make any payment to any Lender hereunder that would cause such Lender to be in violation of any Applicable Law.

Section 8.27 Investment Company Act. The Borrower shall not, and shall procure that none of its Material Subsidiaries, take (or permit any other Person to take) any action that could reasonably be expected to result in it or any Subsidiary being required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 8.28 Subordination Terms Letter. Upon the incurrence of any Subordinated Debt by the Borrower or Material Subsidiary thereof, the Borrower shall promptly deliver to the Administrative Agent a Subordination Terms Letter in respect of such Subordinated Debt.

Section 8.29 Material Subsidiaries. The Borrower shall, at all times until the Maturity Date, maintain Control over the Material Subsidiaries.

Section 8.30 Material Contracts. The Borrower shall, and shall cause each of its Subsidiaries to, perform and observe all the terms and provisions of each contract to be performed or observed by each of them, maintain each such contract in full force and effect and enforce each such contract in accordance with its terms, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that any default under the Plea Agreement shall be deemed to cause a Material Adverse Effect and a breach of this Section 8.30.

Section 8.31 Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, keep all Property necessary for its business in good working order and condition, except ordinary wear and tear or where the failure could not reasonably be expected to have a Material Adverse Effect.

Section 8.32 Corporate Rating; The Securities. (a) The Borrower shall obtain within six (6) months from the Borrowing Date, (to the extent not already existing) a public corporate family rating from at least two (2) of Rating Agencies, and maintain such ratings in effect; provided that the Lenders may, in their sole discretion, request that the Borrower obtain a third public corporate family rating to the extent they reasonably determine that such additional rating is necessary to successfully place the Securities.

(b) The Borrower agrees, with respect to any issuance or sale of Securities, to cooperate with the Managers (as defined in the Take-Out Engagement Letter), and to provide information reasonably requested by the Managers in connection with placing or selling or obtaining commitments for the purchase or acquisition of the Securities in accordance with the Take-Out Engagement Letter. Such cooperation will include (i) the preparation and delivery to the Managers of, as soon as practicable after the date that is nine (9) months after the Borrowing Date, an offering memorandum, offering circular, prospectus or private placement memorandum with respect to the Securities; (ii) the execution of underwriting agreements, purchase agreements or placement agency agreements containing such terms, covenants, conditions, representations, warranties and indemnities in light of the then prevailing market conditions (including, but not limited to, delivery of legal opinions (including standard 10b-5 disclosure letters), SAS 72 standard comfort letters (to be provided on the pricing and closing dates of any Offering (as defined in the Take-Out Engagement Letter) and officers’ certificates, all in form and substance reasonably satisfactory to the Managers); (iii) the delivery to the Managers of unqualified audited consolidated financial statements of the Borrower covering the three-year period ending as of the most recent fiscal year preceding the date of any Offering and such unaudited consolidated interim financial statements, in each case, as may be reasonably requested by the Managers and/or as required by Regulation S-X (as defined in the Take-Out Engagement Letter); (iv) the delivery to the Managers of pro forma financial statements presented in accordance with, and for such periods as required by, Regulation S-X (as defined in the Take-Out Engagement Letter); (v) the delivery to the Managers of projections as to future operations or such other financial information related to the Borrower and its Subsidiaries as may be reasonably requested by the Managers; (vi) the engagement with the relevant auditors to ensure such auditors are able to provide SAS 72 standard comfort letters and “negative assurance comfort”, and perform any relevant financial review; (vii) providing all information to the Managers and their advisors as shall reasonably be requested in connection with legal and business due diligence with respect to the Borrower and its Subsidiaries; (viii) the hosting, with any Manager electing to participate, of one or more meetings with prospective purchasers of the Securities and, in connection with any such meeting, consulting with such Manager with respect to the presentations to be made and making available appropriate senior management, representatives and advisors of the Borrower and its Subsidiaries to rehearse such presentations prior to any such meeting, as reasonably requested by such Manager; and (ix) obtaining public credit ratings for the Securities from at least two (2) Rating Agencies.

Section 8.33 Restrictive Agreements.

(a) The Borrower will not, and will not permit any Material Subsidiary to, become subject to or permit to exist any security, agreement, instrument or other undertaking, restricting the ability of any Material Subsidiary to pay dividends or any other form of distribution with respect to its Equity Interest, except for (i) restrictions (including restrictions imposed by a corporate policy in effect as of the Effective Date (without giving effect to any modifications, amendments and/or supplements thereto following the Effective Date)) as in effect on the Effective Date and set forth on Schedule 8.33, and (ii) the restrictions in the Loan Documents.

(b) The Borrower will take, and will cause its applicable Subsidiaries to take, all necessary action to cause the Material Subsidiaries to declare and pay dividends or make other capital distributions (including through returns of capital or capital reductions, to the extent permitted by Applicable Law) (i) at least on a quarterly basis; and, (ii) in an amount sufficient to fund the Cash Flow Trust Collection Account with a balance sufficient to cover the full amount of interest and principal (if any) required to be paid on the immediately following Interest Payment Date.

Section 8.34 Plea Agreement. The Borrower hereby agrees to use its reasonable best efforts to obtain the validation (homologación) of the Plea Agreement as currently in effect or otherwise in form and substance satisfactory to the Lenders within six (6) months of the date hereof. Upon such validation (homologación), the Borrower shall provide a certificate of the General Manager of the Borrower including a summary of the validated (homologado) Plea Agreement and certifying to the Lenders that (a) such summary fairly presents the main terms and conditions of the Plea Agreement and (b) the Borrower and its applicable Subsidiaries are complying with their respective obligations under the Plea Agreement.

Section 8.35 Appraisal. Within two (2) months of the Borrowing Date, the Administrative Agent shall have received an Appraisal of the Collateral in form and substance reasonably satisfactory to the Administrative Agent.

Section 8.36 Repayment of the Bond Repaid Indebtedness.

(a) Within two (2) Business Days following the Borrowing Date, the Borrower shall deliver to the Administrative Agent copies of the irrevocable instructions (aviso de rescate) from the Borrower to the Convertible Bond Indenture Trustee for the redemption (rescate) of all outstanding Bond Repaid Indebtedness (excluding, for the avoidance of doubt, any Indebtedness required to be converted into Equity Interests of the Borrower pursuant to the Convertible Bond), in form and substance satisfactory to the Administrative Agent; and

(b) Within no more than ten (10) Business Days following the Borrowing Date, the Borrower shall provide a certificate of the General Manager of the Borrower certifying to the Lenders that the remaining holders of the Convertible Bond (not being prepaid through such redemption (rescate)) have exercised its right to convert their Indebtedness outstanding under the Convertible Bond into Equity Interests of the Borrower pursuant to the Convertible Bond Agreement.

Section 8.37 Repayment Trust Agreement. The Borrower shall deliver to the Onshore Trustee, in its capacity of trustee of the Repayment Trust Agreement, the settlement (liquidación) pertaining to the Repaid Indebtedness as promptly as such document is available and within the period set forth in the Repayment Trust Agreement.

Article IX
Events of Default

Section 9.01 Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) Principal Payment Default. The Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) Interest Payment Default. The Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of more than three (3) Business Days;

(c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of the Borrower in or pursuant to any Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made, unless, in each case, such misrepresentation is capable of remedy and is remedied within thirty (30) days from the earlier of the date of the Borrower’s Knowledge of such default and the date on which notice of such default is delivered to the Borrower from the Administrative Agent;

(d) Breach of Covenant. (i) The Borrower shall fail to observe or perform any covenant or agreement contained in Section 2.07(g) Section 2.07(h) (Notes), Section 8.01 (Maintenance of Existence), Section 8.02 (Reporting Requirements), Section 8.03 (Compliance with Laws) (solely with respect to applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions), Section 8.05 (Ranking), Section 8.09 (Limitation on Liens and Encumbrances), Section 8.09 (Limitation on Liens and Encumbrances) Section 8.10 (Restricted Payments), Section 8.11 (Notice of Extraordinary Events; Other Information), Section 8.13 (Permitted Hedging Instruments), Section 8.14 (Line of Business), Section 8.17 (Use of Proceeds), Section 8.18 (Transactions with Affiliates), Section 8.19 (Further Assurances; Release of Existing Liens; Security Filings), Section 8.20 (Indebtedness), Section 8.21 (Limitations on Investments), Section 8.22 (Fundamental Changes), Section 8.23 (Dispositions), Section 8.24 (Organizational Documents; Bank Accounts), Section 8.25 (Sanctions), Section 8.26 (Repayment of Loans), Section 8.27 (Investment Company Act), Section 8.28 (Subordination Terms Letter), Section 8.33 (Restrictive Agreements), Section 8.34 (Plea Agreement), Section 8.35 (Appraisal), Section 8.36 (Repayment of the Bond Repaid Indebtedness), Section 8.37 (Repayment Trust Agreement) or (ii) the Borrower shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those specified in clause (a), (b), or (d)(i) of this Section 9.01 (Events of Default)) and such failure shall continue unremedied for a period of thirty (30) days from the earlier of (x) the date of the Borrower’s Knowledge of such default and (y) the date on which notice of such default is delivered to the Borrower from the Administrative Agent;

(e) Cross-Default; Cross-Acceleration. The Borrower or any of its Subsidiaries (i) shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Borrowed Money (other than the Loans or any Indebtedness owed by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries) in a principal amount in excess of $5,000,000 in the aggregate and such failure shall continue beyond any applicable grace or cure period or (ii) after giving effect to any applicable grace or cure period, shall (x) fail to observe or perform any other agreement or condition relating to any Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, as a result of which such Borrowed Money and (y) upon such failure, the lenders thereof (or a trustee or agent on behalf of such lenders) have the right to declare such Borrowed Money to be due and payable prior to the stated maturity thereof;

(f) Final Judgments. (i) Any final judgment or order for the payment of money in excess of U.S.$5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has acknowledged coverage) in the aggregate shall be rendered against the Borrower or any of its Subsidiaries by a court or other competent tribunal and such judgment or order shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days from the date of entry thereof or (ii) any final non-monetary judgment or order that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower or any of its Subsidiaries by a court or other competent tribunal and (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) such judgment or order shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days from the date of entry thereof;

(g) Bankruptcy. The Borrower or any of its Subsidiaries commences a Proceeding relating to itself; or there is commenced against the Borrower or any of its Subsidiaries a Proceeding (other than any Proceedings in respect of Cumbra Perú that, individually or in the aggregate, involve unpaid amounts claimed against Cumbra Perú up to U.S.$2,000,000); which remains undismissed or unstayed for sixty (60) days; or a receiver or trustee or other officer or representative of a court or of creditors, or (except to the extent covered under clause (i) of this Section 9.01 (Expropriation)) any court or governmental agency, shall under color of legal authority take and hold possession of any substantial part of its property for a period in excess of sixty (60) days;

(h) Agreements Unenforceable. (i) Any of the Loan Documents ceases to be in full force and effect or shall be declared by a court of competent jurisdiction to be null and void, or (ii) the Borrower shall have contested in writing the validity or enforceability of any Loan Document (or any material provision thereof), or repudiated its obligations thereunder and ceased to perform such obligations (for this purpose a statement or dispute regarding the scope or nature of the parties’ rights and obligations under any such agreement, and a failure to perform any particular obligation thereunder, shall not by itself be deemed to be a repudiation thereof);

(i) Expropriation. There shall have occurred any act or series of acts attributable to a Governmental Authority which confiscate, expropriate or nationalize the ownership or control by the Borrower or any of its Material Subsidiaries of all or any substantial part of the property of the Borrower or Material Subsidiary thereof, the taking of which act or series of acts prevents the operation of the Borrower’s or such Material Subsidiary’s business substantially as operated at such time and such act or series of acts continues uncured for one hundred twenty (120) days;

(j) Moratorium; Currency Exchange Restrictions. Any Governmental Authority of competent jurisdiction of Peru shall (i) declare a general suspension of payments or a moratorium on the payment of debt of the Borrower that prevents the Borrower from making the payment of any principal, interest or fees when due and payable under the Loan Documents, or (ii) takes any action, including the promulgation, operation or enforcement of any law, act, decree, regulation, ordinance, order, policy, or determination, or any modification of, or change in the interpretation of, any of the foregoing that makes unavailable to the Borrower, or restricts the availability to the Borrower or the Administrative Agent, as applicable, of, Dollars in exchange for Soles, or prevents or restricts the transfer of funds in Dollars outside Peru, in each case, in a manner that could reasonably be expected to have a Material Adverse Effect, and, in the case of this clause (ii), such restriction remains in effect for sixty (60) days;

(k) Inability to pay. The Borrower or any of its Material Subsidiaries shall admit its inability to, or be generally unable to, pay its Indebtedness as such Indebtedness becomes due;

(l) Cease of Operations. Any temporary suspension in the business or operations of the Borrower or any of its Material Subsidiaries occurs and continues for ninety (90) or more days;

(m) Liens. (i) Following the effectiveness thereof, any Lien provided for in the Loan Documents shall cease to exist or cease to give the Collateral Agent or the Onshore Trustee, as applicable (on behalf of the Secured Parties), a first perfected security interest in the collateral purported to be covered thereby, or in the case of the Asset Trust Agreement a second priority perfected security interest in the collateral purported to be covered thereby, free and clear of all other Liens except for Permitted Encumbrances or (ii) any Person other than the Administrative Agent, the Collateral Agent and the Onshore Trustee shall execute or enforce or seek to execute or enforce, any Lien on any portion of the Collateral; or

(n) Plea Agreement. (i) The Borrower, Cumbra Perú, Concar or any of their respective Subsidiaries, after giving effect to any applicable grace or cure period, shall fail to observe or perform any covenant or condition relating to the Plea Agreement; (ii) the initiation of any action, proceeding, litigation, claim or investigation against the Borrower, Cumbra Perú, Concar or any of their respective Subsidiaries, shall have occurred, either (A) in connection with the Ongoing Investigations, or (B) that, individually or in the aggregate, would, at the Lenders’ sole discretion, be expected to result in a Material Adverse Effect; or (iii) the Plea Agreement is either (A) not validated (homologado) by the Peruvian judiciary within six (6) months of the date hereof, or (B) is validated (homologado) by the Peruvian judiciary in terms less favorable to the Borrower, Cumbra Perú, Concar or any of their respective Subsidiaries than those included in the Plea Agreement as agreed to on the date hereof, including, but not limited to, an increase of 10% or more above the amount of the civil reparation owed by the Borrower, Cumbra Perú, Concar or any of their respective Subsidiaries included in the Plea Agreement as agreed to on the date hereof, or otherwise after validation thereof, the Plea Agreement is subsequently terminated.

then, and in every such event (other than an event described in clause (g) of this Section 9.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, (x) declare the Commitments and the obligations of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, and (y) declare the Loans then outstanding to be due and payable, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to any event described in clause (g) of this Section 9.01, the Commitments and the obligations of each Lender to make Loans shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Article X
The Agents

Section 10.01 Appointment, Powers and Immunities. Each of the Lenders irrevocably appoints the Administrative Agent and the Collateral Agent as its agents hereunder and under the other Loan Documents to which it is a party and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X (The Agents) are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any of its Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent or the Collateral Agent, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

In addition, for Peruvian law purposes, each of the Lenders hereby grants to the Agents a mandato con representación in accordance with the Peruvian Civil Code to act on its behalf as its agents in connection with this Agreement and the Collateral Documents, in the terms and for the purposes set forth in this Article X (The Agents).

In accordance with Article 166 of the Peruvian Civil Code, the Lenders expressly authorize the Agents, in order for it to be able to perform any and all of its duties and exercise its rights and powers hereunder undertaken, to enter into any kind of self-contracting legal acts. To that effect, the Lenders waive the right to request the annulment of any legal acts entered into by the Agents.

The Agents may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agents. The Agents and any such sub-agent may perform any and all of their duties and exercise their rights and powers by or through their respective Affiliates. The Agents shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the respective Agent acted with gross negligence (culpa inexcusable) or willful misconduct (dolo) in the selection of such sub-agents.

Section 10.02 Reliance by Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for, and shall be fully protected in relying upon, any certification, affidavit, letter, notice or other written communication (including any thereof by telecopy or e-mail) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by any Agent. The Agents may also rely upon any statement made to them orally or by telephone and reasonably believed by them to be made by the proper Person, and shall not incur any liability for relying thereon. As to any matters not expressly provided for by this Agreement or any other document to which any Agent is intended to be a party, such Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Majority Lenders or Floating Rate Majority Lenders, if required under this Agreement or any such document, in accordance with the instructions given by the Majority Lenders, Floating Rate Majority Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken, suffered or omitted or failure to act pursuant thereto shall be binding on all of the Lenders.

Without limiting the foregoing, the each Agent shall be entitled to the advice of counsel and other professionals concerning all matters of trust and its duty hereunder, but such Agent shall not be answerable or responsible for the professional malpractice of any attorney-at-law or certified public accountant or for the acts or omissions of any other professional in connection with the rendering of professional advice in accordance with the terms of this Agreement, if such attorney-at-law, certified public accountant or other professional was selected by such Agent in good faith and with due care.

Section 10.03 Defaults; Conditions Precedent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Prospective Default or Event of Default (other than the non-payment of principal of or interest on Loans or of Commitment Fees) unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement and describing such Prospective Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice of the occurrence of any Prospective Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders and the Borrower (and shall give each Lender prompt notice of each such non-payment). The Administrative Agent shall (subject to Section 10.07 (Failure to Act)) take such action with respect to such Prospective Default or Event of Default as shall be directed by the Majority Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Prospective Default or Event of Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders or all of the Lenders, as applicable. The Administrative Agent shall not be responsible for nor have any duty to ascertain or inquire as to the satisfaction of any condition set forth in Article VI (Conditions Precedent) or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.04 Rights as Lender. Each Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.05 Indemnification. The Lenders agree to indemnify the Agents and each of their respective shareholders, subsidiaries, affiliates, directors, officers, employees, representatives and agents (to the extent not reimbursed under Section 11.04 (Indemnification), but without limiting the obligations of the Borrower under said Section 11.04 (Indemnification)) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, fines, claims, demands, settlements, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against (including by any Lender) any Agent, arising out of or by reason of any investigation in or in any way relating to or arising out of the Commitments, the Loans, this Agreement, the other Loan Documents or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including the costs and expenses that the Borrower is obligated to pay under Section 11.03 (Expenses, Etc.) or Section 11.04 (Indemnification)); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, fines, claims, demands, settlements, suits, costs, expenses or disbursements to the extent they arise from the gross negligence or willful misconduct (as determined in a final and non-appealable judgment by a court of competent jurisdiction) of the party to be indemnified. The obligations of the Lenders under this Section 10.05 (Indemnification) shall survive the termination of this Agreement, the payment or repayment of the Loans and any other amounts payable hereunder or under any Loan Document or the earlier resignation or removal of any Agent.

Section 10.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly agrees and acknowledges that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigation into the business, operations, property, assets, financial and other condition and creditworthiness of, the Borrower and made its own decision to enter into this Agreement make the Loans and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and to make such investigation as it deems necessary to inform itself as to the business, operations, property, assets, financial and other condition and creditworthiness of the Borrower and its Affiliates. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement, the other Loan Documents or any other document referred to or provided for herein or to inspect the properties or books of the Borrower. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent shall distribute to each Lender each document or instrument received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder (as to which the Administrative Agent only shall have the duty to forward what it has received), the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the Administrative Agent’s possession or that of any of the Administrative Agent’s Affiliates. In addition, the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and neither the Administrative Agent nor any of its Affiliates has any obligation to disclose any such interest by virtue of any advisory agency or fiduciary relationship or otherwise.

Section 10.07 Failure to Act. The Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall first receive such advice or concurrence from the Majority Lenders or Floating Rate Majority Lenders (or, if so specified in this Agreement, all Lenders) as it deems appropriate or it shall be first indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by the Administrative Agent by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to interest (calculated on a per annum basis) on all amounts advanced by it hereunder in its discretion at the Federal Funds Rate, except as provided in Section 4.04 (Non-Receipt of Funds by the Administrative Agent). The Administrative Agent shall at any time be entitled to cease taking any action if it no longer deems any indemnity or undertaking from the Lenders to be sufficient. The Parties further recognize that the Administrative Agent shall not act discretionally and in all circumstances shall require to receive instructions or advice from the Majority Lenders (or, if so specified in this Agreement, all Lenders).

Section 10.08 Resignation or Removal of Agents. Subject to the appointment and acceptance of a successor Agent as provided below, each such Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Any Lender may request at any time, by notice to each Lender, that any Agent be removed with or without cause. If, within thirty (30) days after receipt of such notice, the Majority Lenders (excluding the vote of any Lender (or Affiliate of such Lender) that is also acting in such Agent capacity) notify the Borrower and such requesting Lender of their agreement to such removal, such Agent shall be removed. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent, and if no such successor Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the removal of the retiring Agent (such thirtieth (30th) day (or such earlier date as may be agreed by the Majority Lenders) after the giving of such notice of resignation or removal, the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent, that shall be a bank which has a combined capital and surplus of at least U.S.$500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent (which shall not, in any event, be a Sanctioned Person), such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. Whether or not a successor has been appointed, the resignation or removal of the retiring Agent shall become effective on the Resignation Effective Date (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed). After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article X (The Agents) shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent hereunder.

Section 10.09 Notices. The Administrative Agent agrees to promptly furnish to each Lender a copy of each written communication (including financial information and project reports) received by it from the Borrower expressly relating to, and any amendment or waiver of any of the provisions of, this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby. In addition, the Administrative Agent agrees to promptly advise each Lender of any material action taken, or any action proposed by the Lenders to be taken that is not taken, by the Lenders at any meeting of Lenders.

Section 10.10 Erroneous Payments.

(a) If the Administrative Agent (i) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient and each of their respective successors and assigns, a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under clause (b) below) that any funds (as set forth in such notice from the Administrative Agent, if applicable) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (ii) demands in writing the return of such Erroneous Payment (or a portion thereof); provided that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) unless such demand is made within five (5) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient, such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated in this Section 10.10 (Erroneous Payments) and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than five (5) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), and to the extent not returned within such five (5) Business Day period, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Benchmark and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Any Erroneous Payment shall at all times remain the property of the Administrative Agent. A notice of the Administrative Agent to any Payment Recipient under this Section 10.10(a) (Erroneous Payments) shall be conclusive, absent manifest error.

(b) Without limiting clause (a) above, each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that an error shall be presumed to have been made, absent written confirmation from the Administrative Agent to the contrary (in the case of clause (x) or (y) above), or an error and mistake has been made (in the case of clause (z) above) with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall use commercially reasonable efforts to promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in clause (i) above) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Administrative Agent pursuant to this Section 10.10(b) (Erroneous Payments).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.10(b) (Erroneous Payments) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.10(a) (Erroneous Payments) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under this Agreement, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under clause (a) above.

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with clause (a) above, from Payment Recipient (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption Agreement (or, to the extent applicable, an agreement incorporating an Assignment and Assumption Agreement by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes and Letters of Instructions evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes and Letters of Instruction shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement, and (ii) subject to Section 11.08 (Assignments and Participations) (but excluding in all events, any assignment consent or approval requirements (whether from Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender and/or its Payment Recipient. In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (A) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (B) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (i) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”)) (provided that the Borrower’s obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligation owed by the Borrower; provided that this Section 10.10(e) (Erroneous Payments) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Borrower relative to the amount (and/or timing for payment) of the obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that, for the avoidance of doubt, immediately preceding clauses (i) and (ii) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations under this Section 10.10 (Erroneous Payments) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of obligations under this Agreement.

Section 10.11 Administrative Agent as Attorney-in-Fact. If an Event of Default has occurred and is continuing, the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, is hereby appointed the attorney-in-fact (with special power of attorney, which shall be, if required, formalized before a notary public pursuant to Peruvian Law) of the Borrower for the purpose of carrying out the provisions of the Loan Documents, and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of the Loan Documents, which appointment as attorney-in-fact is irrevocable and coupled with an interest and, without limiting the generality of the foregoing, gives the Administrative Agent and any officer or agent of the Administrative Agent the power and right on behalf of the Borrower without notice to or assent by any of the foregoing to do the following when and to the extent that it is authorized or directed to do so pursuant to the terms of this Agreement or any of the Collateral Documents:

(a) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due with respect to, and solely to the extent of, the rights assigned to it, or Property secured by it, as Collateral by or on behalf of the Borrower;

(b) to receive, take or endorse, assign and deliver (as instructed) any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable instruments, documents and chattel paper taken or received by the Administrative Agent as Collateral in connection with any Collateral Document or any other relevant Loan Document;

(c) to commence, file, prosecute, defend, settle, compromise, adjust, revoke, cancel, annul, move to dismiss or otherwise undo any claim, suit, action or proceeding with respect to any Lien granted for the benefit and on behalf of the Secured Parties in the Collateral pursuant to any Collateral Document;

(d) to sell, transfer, assign or otherwise deal in or with the Collateral or any part of the Collateral pursuant to the terms and conditions of this Agreement and the Collateral Documents; and

(e) to do, at its option and at the expense and for the account of the Borrower at any time or from time to time, all acts and things which the Administrative Agent deems reasonably necessary to protect or preserve the Collateral and to realize upon such Collateral.

The Borrower ratifies and confirms all actions taken by the Administrative Agent in accordance with the power of attorney granted by this Section 10.11 (Administrative Agent as Attorney-in-Fact).

Section 10.12 Authority to Act. Subject to the other provisions of this Agreement, the Administrative Agent and Collateral Agent shall have the right and authority with full power of substitution to act for and on behalf of the Secured Parties with respect to the Collateral Documents, including the right to create, accept, perfect and execute the Collateral Documents and any and all amendments of such documents and, on behalf of the Secured Parties, to exercise in accordance with the provisions of this Agreement, and upon the direction of the Majority Lenders, the Secured Parties’ rights under the Collateral Documents, and (subject to this Article X (The Agents)) such Agent shall incur no liability to the Secured Parties in connection with any action or any failure to act under the Collateral Documents.

Section 10.13 Limitation on Collateral Agent’s Duties in Respect of Collateral.

(a) Beyond its express duties set forth in this Agreement any other Loan Document, the Collateral Agent shall not have any duty to the Borrower or any of its Subsidiaries with respect to any Collateral in the possession or control of the Borrower or any of its Subsidiaries or in the possession or control of the Collateral Agent or any of its agents or nominees, any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto.

(b) To the extent that the Collateral Agent or any agent or nominee of the Collateral Agent maintains possession or control of any of the Collateral or any of the Collateral Documents at any office of the Collateral Agent, the Collateral Agent shall, or shall instruct such agent or nominee to grant the Borrower and/or any Secured Party access to such Collateral or Collateral Documents that such person may require for the conduct of its businesses, except, in the case of the Borrower, if and to the extent that the Administrative Agent shall have received directions from the Majority Lenders pursuant to an enforcement against the relevant Collateral.

Article XI
Miscellaneous

Section 11.01 Waiver. Except as expressly provided herein, no failure on the part of any Agent, any Lender or the Borrower to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 11.06 (Amendments, Etc.), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or any other Loan Document or the making of any Loan shall not be construed as a waiver of any Prospective Default or Event of Default, regardless of whether any Agent, any Lender or any of their respective shareholders, subsidiaries, Affiliates, directors, officers, employees, representatives or agents may have had notice or knowledge of such Prospective Default or Event of Default at the time.

Section 11.02 Notices.

(a) All notices and other communications provided under any Loan Document to any party hereto or thereto shall be in writing, and shall be mailed, delivered by courier or sent by facsimile or e-mail and addressed, delivered or transmitted to such party at its address, facsimile number or e-mail address set forth in Schedule 11.02 or as set forth in any applicable assignment agreement, or at such other address, facsimile number or e-mail address as may be designated by such party in a notice to the other parties. Any notice or other communication, if mailed by certified or registered mail or by pre-paid courier service, shall be deemed given when received; any notice or other communication, if transmitted by facsimile or e-mail, shall be deemed given when transmitted.

(b) The Borrower agrees that the Administrative Agent may make all notices and other communications that the Borrower is obligated to furnish to the Administrative Agent pursuant to this Agreement (collectively, the “Communications”) available to the Lenders by posting the Communications on any electronic transmission system timely communicated to the Borrower and the Lenders (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c) The Administrative Agent and the Collateral Agent agree that the receipt of the Communications at their e-mail address set forth in Schedule 11.02 or such other e-mail address designated by the Administrative Agent or the Collateral Agent shall constitute effective delivery of the Communications to the Administrative Agent or the Collateral Agent for purposes of this Agreement. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement. Each Lender agrees that the e-mail address set forth in Schedule 11.02 (or as set forth in any applicable assignment agreement or such other e-mail address as may be designated by such Lender in a notice to the Administrative Agent) is the e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(d) Nothing herein shall prejudice the right of the Borrower, any Agent or any Lender to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.

Section 11.03 Expenses, Etc. The Borrower shall pay: (i) all reasonable and documented out-of-pocket expenses incurred by the Lenders, the Agents, the Joint Lead Arrangers and their respective Affiliates (including any fees due under any fee letters or similar agreements or instrument entered into by the Borrower and/or the Agents and/or Joint Lead Arrangers and/or the Lenders, the fees and expenses of one (1) special New York counsel, one (1) special Peruvian counsel, and printing, reproduction, document delivery, communication and travel costs) in connection with the syndication of the Loans, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all documented out-of-pocket expenses incurred by any Agent or any Lender (including the fees, charges and disbursements of any counsel for any Agent or any Lender) in connection with the enforcement or protection of its rights: (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.03 (Expenses, Etc.), or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. (iii) all documented out-of-pocket expenses incurred in connection with all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any government authority in respect of the Loan Documents; and (iv) all documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the maintenance of the Platform.

Section 11.04 Indemnification. The Borrower hereby agrees to indemnify each Agent and each Lender and their respective shareholders, subsidiaries, Affiliates, directors, officers, employees, representatives and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including in connection with any actual or potential investigation, litigation or proceeding or preparation of a defense in connection therewith, whether based on contract, tort or any other theory) relating to, arising out of or resulting from the Loans, the Loan Documents and any other documentation contemplated hereby or thereby, including the reasonable and documented fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses determined in a final and non-appealable judgment by a court of competent jurisdiction to have been incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or resulting solely from any dispute among indemnified parties). Notwithstanding this Section 11.04 (Indemnification), the Borrower shall not be required to make any payment in respect of any loss, liability or cost which (i) is compensated for by an increased payment under Section 5.01 (Additional Costs) or Section 5.06 (Covered Taxes); or (ii) would have been compensated for by an increased payment under Section 5.01 (Additional Costs) or Section 5.06 (Covered Taxes) but was not compensated because any of the exclusions in Section 5.01 (Additional Costs) or Section 5.06 (Covered Taxes), respectively, applied.

Section 11.05 Waiver of Consequential Damages. To the extent permitted by Applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document (other than in respect of any such damages incurred or paid by any Person to a third party and to which such Person is otherwise entitled to indemnification as provided in Section 11.04 (Indemnification)).

Section 11.06 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended, modified or supplemented only by an instrument in writing signed by the Borrower, the Administrative Agent and the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Administrative Agent acting with the consent of the Majority Lenders; provided that: (a) no amendment, modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders directly affected thereby: (i) increase, or extend the term of, any Commitment, or extend the time or waive any requirement for the reduction or termination of any Commitment, (ii) extend the date fixed for the payment of principal of or interest on any Loan (including the date of any mandatory prepayment required to be made in accordance with Section 3.05 (Mandatory Prepayment of Loans) (provided that the consent of only the Majority Lenders will be required to approve any further (one time) extension of the Repayment Date for an additional period of no more than five (5) Business Days)) or any fee, commission or other amount payable under any Loan Document, (iii) reduce the amount of any payment of principal, (iv) reduce the rate at which interest is payable thereon or any commission is payable hereunder, (v) alter the terms of this Section 11.06 (Amendments, Etc.), Section 11.08(a) (Assignments and Participations), Section 4.02 (Pro Rata Treatment), or Section 4.05 (Sharing of Payments, Etc.), (vi) modify the definition of the term “Majority Lenders” or modify, in any other manner, the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (vii) except as provided in any Collateral Document, release any of the Liens on the Collateral, or (viii) waive any of the conditions precedent set forth in Article VI (Conditions Precedent); (b) any modification or supplement of Article X (The Agents) hereof insofar as it relates to the Agents shall require the consent of the Administrative Agent; and (c) notwithstanding anything to the contrary in this Section 11.06 (Amendments, Etc.), if any amendment, supplement, modification or waiver is ministerial in nature, is necessary to correct an ambiguity, error or inconsistency in this Agreement or is for the purpose of making any change that would provide additional rights or benefits to the Lenders, then the Administrative Agent may execute or approve such amendment, supplement, modification or waiver without seeking the instructions of the Majority Lenders.

Section 11.07 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.08 Assignments and Participations.

(a) The Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes or the Letters of Instructions without the prior consent of all of the Lenders and the Administrative Agent.

(b) Each Lender may assign any of its Loans or Commitments, in whole or in part (but if in part, in a minimum aggregate amount of U.S.$ 10,000,000 and, if greater, in an amount which is an integral multiple of U.S.$1,000,000), upon notice to the Administrative Agent and the Borrower; provided that no Loans or Commitments may be assigned to (A) any Sanctioned Person or (B) any Person (other than a Lender) that is deemed to be domiciled in any country that is considered a tax haven under the Peruvian Income Tax Act, as modified from time to time. To the extent that an assignment of all or any portion of a Lender’s Loans or Commitments pursuant to this Section 11.08(b) (Assignments and Participations) would, due to circumstances existing at the time of such assignment, result in the Borrower being required to pay amounts under Article V (Yield Protection, Etc.) that are greater than those it was required to pay in respect of the assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased amounts. If recorded in the Register, upon execution and delivery by the assignee to the Borrower and the Administrative Agent of an Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Borrower and the Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Loans and/or Commitments (or portions thereof) assigned to it (in addition to the Loans and/or Commitments, if any, theretofore held by such assignee). Any assignee under this clause (b) (other than an assignee who is a Lender) shall deliver all “know your customer” documents and information reasonably requested by the Administrative Agent pursuant to Anti-Money Laundering Laws. To the extent that an assignment of any portion of a Lender’s Loans or Commitments would, at the time of such assignment, result in increased costs under Article V (Yield Protection, Etc.) from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) In case of partial assignment or transfer of a Lender’s Loans and Commitments, the Borrower shall execute and deliver to the assignee or transferee a new Note and Letter of Instructions to represent the obligation to pay principal and interest to the assignee or transferee on the portion of the Loan assigned or transferred. If the Loans are assigned or transferred in full, the Borrower shall execute and deliver to the assignee or transferee a new Note and Letter of Instructions and the Lender shall proceed in accordance with Section 2.07 (Notes).

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, the Class, the Commitments of each Lender, and the principal amounts of (and stated interest on) the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) A Lender may sell or agree to sell to one or more other Persons (other than any Sanctioned Person) a participation in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it) (a “Participant”) without the consent of the Borrower, the Administrative Agent or any other Person; provided that (i) such Lender’s obligations under this Agreement, the Fee Letters and the Notes and Letters of Instructions held by it shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 11.06 (Amendments, Etc.) that affects such Participant. Subject to Section 11.08(b) (Assignments and Participations), the Borrower agrees that each Participant shall be entitled to the benefits of Article V (Yield Protection, Etc.) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.08(b) (Assignments and Participations); provided that all amounts payable by the Borrower thereunder shall be determined as if the applicable participation had not occurred and as if the Participant were the participating Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Article V (Yield Protection, Etc.) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.

(g) A Lender may furnish any information concerning the Borrower in the possession of such Lender from time to time to assignees and Participants (including prospective assignees and Participants); provided that, prior to any such disclosure, any such assignee, Participant or prospective assignee or Participant shall agree to preserve the confidentiality of any such information subject to the provisions contained in Section 11.18 (Confidentiality) and shall execute and deliver to the Borrower an agreement in writing, in form and substance satisfactory to the Borrower, to such effect.

(h) In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.08 (Assignments and Participations), any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or thereunder or substitute any such pledgee or assignee for such Lender as a party hereto or thereto.

Section 11.09 Survival. The obligations of the Borrower under Sections 5.01 (Additional Costs), 5.05 (Compensation), 5.06 (Covered Taxes), 11.03 (Expenses, Etc.), 11.04 (Indemnification) and 11.16 (Judgment Currency) and the obligations of the Lenders under Section 10.05 (Indemnification) shall survive the repayment of the Loans.

Section 11.10 No Immunity. To the extent that the Borrower or any of its property has or hereafter may acquire, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to any Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or set-off, the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity.

Section 11.11 Counterparts. This Agreement may be executed and delivered (by facsimile, e-mail or otherwise) in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery by fax, e-mail or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

Section 11.12 Electronic Signature. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.13 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 11.14 Consent to Jurisdiction.

(a) Each party hereto hereby irrevocably consents and agrees, for the benefit of each other party hereto, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or the Loans may be brought in any Federal or State court located in the Borough of Manhattan, The City of New York, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such court with respect to any such action, suit or proceeding. Each party hereto hereby waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings, brought in any such court and hereby further waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum.

(b) The Borrower hereby appoints Cogency Global Inc., with offices at the date of this Agreement at 122 East 42nd Street, 18th Floor, New York, NY 10168, United States of America, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in any Federal or State court located in the Borough of Manhattan, The City of New York. The Borrower hereto agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 11.02 (Notices), shall be deemed to be effective service of process upon it in any such action, suit or proceeding. The Borrower agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason its agent shall cease to be available to act as such, the Borrower agrees to designate a new agent in the Borough of Manhattan, The City of New York, on the terms and for the purposes of this Section 11.14 (Consent to Jurisdiction). Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by Applicable Law or to obtain jurisdiction over the Borrower or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by Applicable Law.

(c) The Borrower hereby irrevocably consents and agrees, for the benefit of the Agents and each Lender, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with the Collateral Documents, the Notes and the Letters of Instructions may be brought in the courts of Lima - Cercado, Peru, and hereby irrevocably accepts and submits to the exclusive jurisdiction of such courts with respect to any such action, suit or proceeding.

Section 11.15 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.16 Judgment Currency. This is an international loan transaction in which the specification of Dollars and payment in New York, New York, U.S. is of the essence, and Dollars shall be the currency of account in all events. The payment obligations of the Borrower under this Agreement stated to be payable in Dollars shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to Dollars and transferred to New York City under normal banking procedures does not yield the amount of Dollars in New York City due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 11.16 (Judgment Currency) called the “second currency”) the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the respective Lender could purchase Dollars with the second currency on the Business Day next preceding that on which judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to any Lender hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be due hereunder in the second currency such Lender may in accordance with the normal banking procedures purchase and transfer to Dollars with the amount of the second currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Lender against, and to pay the Lender on demand, in Dollars, any difference between the sum originally due to such Lender in Dollars and the amount of Dollars so purchased and transferred.

Section 11.17 Severability; Integration. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.18 Confidentiality. Each of Agents and each Lender shall keep confidential all information disclosed to it concerning the assets and businesses of the Borrower and its Subsidiaries (including pursuant to Section 8.02 (Reporting Requirements)) and not otherwise publicly available and shall, unless otherwise required by Applicable Law, not disclose any such information without the consent of the Borrower to anyone other than (a) to its bank or parent holding company, Affiliates and its and their respective directors, officers, employees, accountants, consultants, counsel and representatives (provided that each of the Administrative Agent, Collateral Agent or the Lender shall (i) inform such Person of the confidential nature of all information referred to in this Section 11.18 (Confidentiality); and (ii) instruct such Person to keep all such information confidential), (b) to any actual assignee or participant or to any proposed transferee or proposed sub-participant of any Loans (provided such transfer is permissible under this Agreement and that such proposed transferee or proposed sub-participant first agrees in writing to become subject to this Section 11.18 (Confidentiality)), (c) to any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction or to any actual or prospective direct or indirect provider or credit protection, in each case relating to the Loans or the Borrower, (d) in connection with legal or arbitral proceedings or required filings with government agencies or courts or examination by banking regulatory, self-regulatory or supervisory authorities or if required by any rating agency or credit insurer; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such information, (e) as may otherwise be requested by any Governmental Authority, (f) to any Agent or any other Lender, (g) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder and thereunder, or (h) to the extent such information (i) is or becomes publicly available other than as a result of a breach of this Section 11.18 (Confidentiality), (ii) is or becomes available to the such Agent or such Lender on a non-confidential basis from a source other than the Borrower that is not, to the knowledge of the applicable Agent or the applicable Lender, as the case may be, subject to a confidentiality obligation to the Borrower, or (iii) is independently developed by such Agent or such Lender without reliance on confidential information. In addition, the Agents and the Lenders may disclose the existence (but not the terms) of this Agreement to market data collectors, similar service providers to the lending industry and service providers to any Agent or any Lender in connection with the administration of this Agreement.

Section 11.19 Anti-Money Laundering. Each Lender subject to the provisions of the USA Patriot Act or any other Anti-Money Laundering Laws applicable to such Lender, hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act and/or any other Anti-Money Laundering Laws applicable to it, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act and/or any other Anti-Money Laundering Laws applicable to such Lender. In connection therewith, any Lender may from time to time request (and the Borrower agrees to promptly provide) such information (including corporate formation documents or such other forms of identification) as may be necessary for such Lender to comply with the requirements of the USA Patriot Act, applicable “know your customer” requirements and/or any other applicable Anti-Money Laundering Laws.

Section 11.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.21 No Other Duties, Etc. Notwithstanding anything herein to the contrary, Neither the Lenders nor the Agents shall have any powers, duties or responsibilities under this Agreement, except, with respect to the Lenders and the Agents only, in its capacity, as applicable, as the Administrative Agent, Collateral Agent or the Lenders hereunder.

Section 11.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, Collateral Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) none of the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers or any Lender has any obligation to the Lean Parties or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers or any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.23 Data Protection. In compliance with the provisions of the General Data Protection Regulation (EU) 2016/679 of the European Parliament and of the European Council and the Spanish Organic Law on the Protection of Personal Data and the guarantee of digital rights, the Lenders hereby inform each other Party that, such Party’s personal data included in this Agreement will be processed by the Lenders for the purpose of managing the contractual relationship, and of maintaining any relationship, with such Party. This processing is necessary and based on the Lenders’ legitimate interest and on compliance with legal obligations. Such personal data will not be disclosed to third parties unless there is a legal obligation to do so and will be kept for as long as the contractual relationship remains in effect and thereafter until any liabilities arising therefrom have expired. The Parties may contact the Data Protection Officer of Banco Santander, S.A. at privacidad@gruposantander.es and exercise their rights of access, rectification, erasure, blocking, data portability and restriction of processing (or any other recognized by law) by email to scibprivacy@gruposantander.com. The Parties may also submit any claims or requests relating to the protection of personal data to the Spanish Data Protection Agency at www.aepd.es.

Section 11.24 Information exchange. The Borrower hereby acknowledges the disclosure to other Affiliates of the Lenders of the information provided in the context of the due diligence process or “Know Your Customer”, along with any relevant transactions-related information, that allows such companies to comply with (i) the Santander’s Financial Crime Compliance internal policies, (ii) the Lenders’ legal obligations relating to the anti-money laundering and counter terrorism financing regulations and (iii) their regulatory reporting to the supervisory authorities. In this regard, the Borrower hereby guarantees that the data subjects of the personal data that may be included in the referred information have been duly informed of, and when required by applicable data protection regulation, have expressly consented to, the disclosure of their personal data to that effect.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

AENZA S.A.A., as Borrower

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Loan Agreement]

BANCO DE CRÉDITO DEL PERÚ S.A., as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Loan Agreement]

BANCO DE CRÉDITO DEL PERÚ S.A., as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Loan Agreement]

LENDERS:

BANCO BTG PACTUAL S.A. – CAYMAN BRANCH, as a Lender

By:
Name:
Title:

[Signature Page to Loan Agreement]

BANCO SANTANDER PERÚ S.A., as a Lender

By:
Name:
Title:

[Signature Page to Loan Agreement]

HSBC MÉXICO, S.A., INSTITUCIÓN DE BANCA
MÚLTIPLE, GRUPO FINANCIERO HSBC, as a Lender

By:
Name:
Title:

[Signature Page to Loan Agreement]

NATIXIS, NEW YORK BRANCH, as a Lender

By:
Name:
Title:

[Signature Page to Loan Agreement]

SCHEDULE 1.01(a)
to Loan Agreement

Lenders and Commitment Amounts

Lender	Fixed Rate Commitment Amounts	Floating Rate Commitment Amount
Banco BTG Pactual S.A. – Cayman Branch		U.S.$30,000,000
Banco Santander Perú S.A.	-	U.S.$30,000,000
HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC	-	U.S.$30,000,000
Natixis, New York Branch	-	U.S.$30,000,000
Total	U.S.$0	U.S.$120,000,000

Schedule 1.01(a)

Schedule 1.01(b)
to Loan Agreement

Applicable Lending Offices

LENDER	LENDING OFFICE
Banco BTG Pactual S.A. – Cayman Branch	Harbour Place 5th Floor, 103 South Church Street, P.O. Box 1353GT, Grand Cayman, Cayman Islands, KYI-1108
Banco Santander Perú S.A.	Av. Rivera Navarrete 475, 14th Floor, San Isidro, Lima, Peru
HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC	Av. Paseo de la Reforma 347, Col. Cuauhtémoc, Mexico City, Mexico
Natixis, New York Branch	1251 Avenue of the Americas, New York, NY 10020

Schedule 1.01(b)

Schedule 2.06
to Loan Agreement

Use of Proceeds

No.	Use of Proceeds	Bank Account	Amount (U.S.$)
1.	Repayment of Existing Syndicated Facilities	Collection Account	7,400,000.00
2.	Repayment of Cumbra Loan	Collection Account	20,222,510.74
3.	Repayment of vendors and suppliers due	Collection Account	18,800,000.00
4.	Put Option (Morelco S.A.S) and minority shareholders (Vial y Vives - DSD S.A.)	Collection Account	6,000,000.00
5.	Sanctions (Indecopi “Club de la Construcción” case)	Collection Account	13,200,000.00
6.	Restructuring costs of Borrower	Collection Account	18,700,000.00
7.	Convertible Bond	Collection Account	30,000,000.00; and any balance thereof not used to repay the Convertible Bond, applied to general corporate purposes
8.	Repayment Fee (Convertible Bond)	Collection Account	1,800,000.00
9.	Structuring Fee	Collection Account	2,280,000.00
10.	Transaction Costs	Collection Account	1,597,489.26
TOTAL			120,000,000

Schedule 2.06

Schedule 7.06
to Loan Agreement

Litigation

1. Tax Matters

1.1.	Claim procedures before the Peruvian tax authority (SUNAT), involving tax income results of years 2014 to 2016, disputed amounts that in aggregate represent approximately S/235,055,000, distributed as follows: (i) S/115,175,000 corresponding to the Borrower; (ii) S/78,790,000 corresponding to Cumbra Peru S.A.; (iii) S/21,295,000 corresponding to Cumbra Ingeniería S.A.; (iv) S/10,214,000 corresponding to Consorcio Constructor Ductos del Sur; and (v) S/9,581,000 corresponding to Consorcio Constructor Chavimochic.

1.2.	Claim procedures before the Peruvian tax authority (SUNAT), involving tax income and VAT results of 2015, disputed amounts that in aggregate represent approximately S/1,126,000, corresponding to Unna Transportes S.A.C.

1.3.	Appeal before the Peruvian tax courts (Tribunal Fiscal) involving tax income results of years 2009, 2010, 2012 to 2014 and 2016, disputed amounts that in aggregate represent approximately S/144,664,000, distributed as follows: (i) S/108,370,000 corresponding to the Borrower; (ii) S/24,296,000 corresponding to Cumbra Peru S.A.; (iii) S/8,488,000 corresponding to Cumbra Ingeniería S.A.; and (iv) S/3,510,000 corresponding to Viva Negocio Inmobiliario S.A.

1.4.	Contentious Administrative Process before the Peruvian tax courts (Poder Judicial), disputed amount that in aggregate represents approximately S/63,976,000, distributed as follows: (i) regarding tax income results of years 2011 y 2012, S/54,823,000 corresponding to the Borrower (of which S/35,274,000 have already been paid and registered as a “Other Receivable Account”); and (ii) regarding VAT results of years 1998 to 2002, S/9,153,000 corresponding to Inmobiliaria OPQ S.A.C.

2. Indecopi

2.1.	Construction Club Case: On February 2020, Cumbra Peru S.A. was notified with the start of an administrative sanctioning procedure for an alleged anti-competitive conduct, consisting of bid rigging within a cartel in the construction market, along with more than 30 other construction companies. On November 17, 2021, Cumbra Peru S.A. was notified with Resolution N° 80-2021/CLC-INDECOPI in which Cumbra Peru S.A. was sanctioned with (i) a reduced fine of S/ 50’171,715, due to its collaboration in a leniency program; and (ii) the implementation of a compliance program. Cumbra has appealed both the fine amount and the compliance program, but not its responsibility within the cartel due to its leniency program commitment.

2.2.	Non Poaching Case: On February of 2022, Cumbra Peru S.A., and Unna Transportes S.A.C. were notified with Resolution N° 038-2021/DLC-INDECOPI, which initiated an administrative sanctioning procedure for the alleged execution of a horizontal collusive practice in the modality of concerted distribution of suppliers associated with refraining from hiring competitor’s employees in the construction sector between 2011 and 2017.

Schedule 7.06

3. Labor Matters

3.1.	Labor claim initiated by Ruben Escobar Peña on December 18, 2014, against Consortium GYM CONCIVILES, including jointly and severally Borrower and Contugas S.A.C., companies which have incorporated such consortium. Former employee is claiming damages for a total amount of S/ 5,000,000.00.

4. Borrower

4.1.	SMV Sanctioning Procedure: Through Resolution N° 68-2021-SMV/02 the Superintendencia del Mercado de Valores declared inadmissible Borrower’s appeal against Resolution N° 38-2021-SMV/11, confirming a fine of 200 Unidades Impositivas Tributarias (approximately S/800,000). On October 15, 2021, Aenza filed a judicial action (proceso contencioso administrativo) before the Courts of Lima.

4.2.	SMV Sanctioning Procedure: Through Resolution N° 64-2021-SMV/02 the Superintendencia del Mercado de Valores declared inadmissible Borrower’s appeal against Resolution N° 209-2018-SMV/11, confirming a fine of 300 Unidades Impositivas Tributarias (approximately S/1,200,000). On September 30, 2021, Aenza filed a judicial action (proceso contencioso administrativo) before the Courts of Lima.

4.3.	SMV Sanctioning Procedure: Through Resolution N° 68-2021-SMV/11 the Superintendencia del Mercado de Valores imposed a fine of 500 Unidades Impositivas Tributarias (approximately S/2,000,000). On September 17, 2021, the Borrower filed an appeal against such fine.

4.4.	Class Action: As disclosed in the latest 20-F form filed before the Securities and Exchange Commission (SEC) of the United States of America, a class action civil lawsuit was filed in 2017 against our company and certain of our former directors and former and current executive officers in the United States. In February 2020, we executed a term sheet with the plaintiffs that provides the general terms and conditions for a final settlement agreement. On July 2, 2020, we executed a Stipulation and Agreement of Settlement formalizing the terms of the settlement. The settlement received preliminary approval from the U.S. court on August 18, 2020, but remains subject to final approval of the court. The settlement terms stipulate that the civil lawsuit will be fully and finally dismissed in exchange for a total settlement amount of US$20 million, of which the company is responsible for US$15 million, and the company recorded provisions of US$15 million as of December 31, 2020. The remaining US$5 million was paid by the company’s D&O insurers. The company made an initial payment of US$350,000 into the settlement fund escrow account in September 2020. The settlement terms stipulate that the remaining $14,650,000, plus interest of 5% per annum running from September 17, 2020, must be paid by the company by June 30, 2021. We have initiated discussions with the plaintiffs regarding a deferral of this payment, but we cannot assure you that an agreement will be reached. No members of the plaintiff class filed objections to the settlement prior to the November 24, 2020 deadline for such objections to be filed. On December 21, 2020, a magistrate judge held a hearing on the motion for final approval of the settlement, which final approval motion remains pending. If the court does not order final approval of the settlement, or the company fails to comply with the terms of the settlement agreement, we would expect the lawsuit to resume.

Schedule 7.06

5. Viva Negocio Inmobiliario S.A.

5.1.	Civil lawsuit against AP: Involving a Memorandum of Understanding for the development of a future real estate project on the land of Activos Peruanos S.A. Faced with Viva's decision not to continue with the project, Activos Peruanos improperly executed the bond letter issued by Viva. Therefore, Viva has sought compensation for the damage suffered in the amount of $ 3,200,000.00. For its part, Activos Peruanos has sued Viva for an amount of S/ 89,500,000.00 soles for damages.

5.2.	Civil lawsuit against MVCS: Viva signed agreements with the Ministerio de Vivienda, Construcción y Saneamiento and others for the development of a real estate project on land located in Ancón. However, the project could not be developed for reasons attributable to the MVCS. It is in this context that Viva terminated the contract and filed a lawsuit for damages in the amount of S /116,000,000.

5.3.	DHMONT Arbitration: DHMONTT alleges that it is the rightful owner of an area of approximately 5,000 m2, located in the lot assigned to Viva considering certain agreements adopted at the beginning of the operation of sale of the land in favor of Viva. The loss of ownership of the 5,000 m2 would imply a loss of approximately $4,000,000.00 dollars.

5.4.	Civil lawsuit filed by Almonte against SEDAPAL and MVCS: SEDAPAL has continued to illegitimately occupy land of Almonte since 2001 to date, even though there is a resolution that declared the expiration of the expropriation process by SEDAPAL. Therefore, Almonte requests the payment of compensation for improper use of its property equivalent to S/542,000,000.

6. Tren Urbano de Lima S.A.

6.1.	Pedestrian Brigdes Case: The Transportation Regulatory Agency (OSITRAN), through Resolution N° 007-2022-GG-OSITRAN, rejected the appeal filed against Resolution N° 136- 2021-GSF-OSITRAN, confirming the fine of 1029.35 Tax Units (approximately $1,300,000), for the alleged breach by Tren Urbano de Lima S.A. of its obligation to maintain the Pedestrian and Vehicular Walkways of Line 1 of the Lima Metro. To date, the company is preparing the lawsuit against OSITRAN to initiate a contentious-administrative process before the courts of Lima.

7. Unna Energía S.A.

7.1.	File 2673-2018-OEFA: On February 3, 2021, the Peruvian Environmental Authority (OEFA) began an administrative procedure against Unna Energía S.A. regarding the incorporation of a production water treatment facility not authorized by the corresponding environmental instrument (Estudio de Impacto Ambiental), default to comply with the final treatment of the production water and the corresponding preventive measures. The fine is of S/9,550,998.40 (2,076.30 Tax Units). Unna Energia S.A. has appealed (reconsideración) the authority’s first instance ruling.

7.2.	File 0392-2015-OEFA: On October 7, 2016, the Peruvian Environmental Authority (OEFA) began an administrative procedure against Unna Energía S.A. for allegedly using production water evaporation wells without authorization under the corresponding environmental instrument (Estudio de Impacto Ambiental). The fine is of S/8,145,302.80 (1,770.718 Tax Units). Unna Energía S.A. Unna Energia S.A. has appealed the authority’s first instance ruling.

Schedule 7.06

7.3.	File 3249-2018-OEFA: On October 7, 2016, the Peruvian Environmental Authority (OEFA) began an administrative procedure against Consorcio Terminales (associative agreement between UNNA Energía S.A. and Oiltanking Perú S.A.C. whereas each member holds 50% of the project) for allegedly not performing the decontamination of an area affected with the dill of Diesel B5-S50 on August 8, 2016, that took place on Ilo Station Tank N° 12. The fine is of S/9,200,000.00 (2,000 UIT). UNNA Energia S.A. has appealed the authority’s first instance ruling.

8. Cumbra Perú S.A.

8.1.	Labor Claims: Related claims against the company, in the ordinary course of business, with an aggregate amount of S/ 15,000,000 approximately.

8.2.	Cumbra Perú S.A. v. Técnicas Reunidas Talara S.A.C. (ICC Case N° 23816): The dispute is related to the performance and termination of a subcontract for the provision of construction works in the Talara Refinery overhaul. Cumbra Perú S.A. filed a request for arbitration of the case claiming payment of US$ 78’141.816.36 plus interest, contending that TRT has breached certain provisions of the subcontract. TRT requested the Tribunal to include a counterclaim against Cumbra Perú S.A. of US$ 81’360,438.32 plus interest.

8.3.	Cumbra Perú S.A. v. COTINAVEC (PUCP Case N° 2018-418-48): Arbitration for the termination of the joint venture agreement related to the electromechanical package of Talara Refinery. Cumbra seeks to declare that Navec (parent company) and Cotinavec are both part of the same economic group, so can be declared joint and several responsible for the termination of the contract. In February 2021 the tribunal determined that Navec and Cotinavec belong to the same economic group, so the tribunal declared Navec as part of the arbitration. Cumbra Perú S.A. is claiming the payment of US$4’000,000.00 approximately (equivalent to 20% of losses) and COTINAVEC through the counterclaim is claiming a payment of US$19’123,216.29 to Cumbra Perú S.A. for damages derived from the termination of the joint venture agreement.

8.4.	Cumbra Perú S.A. v. STRACON (AMCHAM Case N° 006-2021): In February 2021 Cumbra Perú S.A. was notified with the request for arbitration filed by STRACON in which they claim payment of S/7’082,874.68 equivalent to the 87.59% of the total tax contingencies payable under the SpA signed in 2015 plus interest.

8.5.	Consorcio Ermitaño. v. SEDAPAL (CCL Case N° 679-2019-CCL): Sedapal requested the Tribunal to declare as invalid, the termination of Contract N° 069-2016-SEDAPAL by Consorcio Ermitaño (to which Cumbra Perú S.A. is a part of). On the other hand, the Consortium requests that the validity of the termination of the contract be ratified and the application of penalties imposed be left without effect, being that such amount is of S/ 25,596,271.

8.6.	Consorcio Vial Quinua. v. PROVIAS (Ad Hoc Case N° I247-2019): PROVIAS requested the Tribunal to determine the responsibility of the Consorcio Vial Quinua (to which Cumbra Perú S.A. is a part of) for the alleged existence of construction deficiencies or hidden defects in the execution of the Quinua - San Francisco highway, and order the payment of S/ 5,999,359.71.

Schedule 7.06

8.7.	Consorcio Ítalo Peruano v. Instituto Nacional de Enfermedades Neoplásicas (INEN) (Case N° S-016-2018/SNA-OSCE): The consortium is claiming payment of S/ 4,250,800.93 for the installation of seismic isolators according to the signed contract.INEN has withheld payment for observations related to the suitability of the insulators.

9. Cumbra Ingeniería S.A.

9.1.	Arbitration before PSI: Involving a public procurement contract (consultancy services) entered into between Cumbra Ingeniería S.A. and Programa Subsectorial de Irrigaciones (PSI, for its acronym in Spanish), entity belonging to the Ministry of Agricultural Development and Irrigation. Matter involved: termination of the consultancy services contract, which has been disputed by Cumbra Ingeniería S.A., and for an amount involved of S/ 1,900,000 approximately.

10. Graña y Montero S.A.A. Sucursal Colombia

10.1.	Civil claim of Graña y Montero SAA Sucursal Colombia (“GMSAA”) against Mota Engil Engenharia e Constucao S.A. and Mota Engil Perú S.A. (“Mota Engil”): Case number 11001310303720180047100 before Bogota Civil Circuit Judge 37. Start date: December 19th, 2019. Amount of claim: COP $13.762.970.493 (aprox. US$3,500,000). Claims arise from Mota Engil’s breach of contract, in which it was required to pay GMSAA. Judge admitted claim and pronounced in favor of GMSAA with precautionary measures, which GMSAA has asked the Judge to implement directly in Peru against Mota Engil Perú S.A. Judge’s respond is pending.

Schedule 7.06

Schedule 7.07
to Loan Agreement

Compliance with Laws

1.	Events disclosed by the Borrower to the Superintendencia del Mercado de Valores of Peru, in the Hecho de Importancia dated December 27, 2019.

2.	Events disclosed by the Borrower to the Superintendencia del Mercado de Valores of Peru, in the Hecho de Importancia dated May 21, 2021.

3.	Events disclosed by the Borrower to the Superintendencia del Mercado de Valores of Peru, in the Hecho de Importancia dated November 17, 2021.

4.	Events disclosed by the Borrower to the Superintendencia del Mercado de Valores of Peru, in the Hecho de Importancia dated February 7, 2022.

5.	Events that are part of or described in the Plea Agreement.

6.	Events disclosed in the most recent version of SEC Form 20-F (Form 20-F) that has been filed by the Borrower with the Securities and Exchange Commission of the United States of America.

Schedule 7.07

Schedule 7.16
to Loan Agreement

Sanctions

N/A

Schedule 7.16

Schedule 7.17
to Loan Agreement

Subsidiaries

1. Subsidiaries of Borrower

Subsidiary	Percentage
1. Promotores Asociados de Inmobiliarias S.A.	100%
2. Recaudo Lima S.A.	99%
3. Qualys S.A.	99%
4. Viva Negocio Inmobiliario S.A.	56.218%
5. Concesionaria La Chira S.A.	50%
6. Carretera Sierra Piura S.A.	99.96%
7. Unna Energía S.A.	95%
8. Tren Urbano de Lima S.A.	75%
9. Red Vial 5 S.A.	18.20%
10. Carretera Andina del Sur S.A.C.	99.99%
11. Cumbra Perú S.A.	98.9%
12. Cumbra Ingeniería S.A.	89.4%
13. Concesionaria Via Expresa Sur S.A.	99.98%
14. Unna Transporte S.A.C.	99.998%
15. Inversiones en Autopistas S.A.	0.9993% (Inversión Concesión Vial S.A.C. has the other 99.0007%)
16. Promotora Larcomar S.A.	46%
17. CAM Holding SpA	100%
18. Negocios de Gas S.A.	99%
19. GyM Colombia S.A.S.	100%
20. Agenera S.A.C.	99.0007%
21. Unna Infraestructura S.A.C.	99.90%
22. Inmobiliaria OPQ S.A.C.	--
23. Billetera Electrónica de Transporte Lima S.A.C.	95.5%
24. Inversiones en Ingeniería y Construcción S.A.C.	99.90%
25. Operadores de Infraestructura S.A.C.	99.9%

2. Subsidiaries of Viva Negocio Inmobiliario S.A.

Subsidiary	Percentage
1. Almonte 2 S.A.C.	50%
2. Proyectos Inmobiliarios Consultores S.A.C.	92.42%
3. GMVBS S.A.	50%
4. Las Lomas S.A.	99.9%
5. Inmobiliaria Almonte S.A.C.	50%
6. Inmobiliaria Pezet 417 S.A.C.	99.8%

Schedule 7.17

3. Subsidiaries of Unna Energía S.A.

Subsidiary	Percentage
1. Transportadora de Gas Natural Comprimido Andino S.A.C.	99.93%
2. Oiltanking Andina Services S.A.C.	50%
3. Planta de Gas Natural de Talara S.A.C.	99.90%
4. Logística Químicos del Sur S.A.C.	50%

Consortiums of Unna Energía S.A.

UNNA ENERGIA S.A.	Percentage
- Consorcio Terminales	50%
- Terminales del Perú	50%

4.	Subsidiaries of Cumbra Perú S.A.

Subsidiary	Percentage
1. Servisel S.A.	99.98%
2. GyM Chile SpA	100%
3. Vial y Vives – DSD S.A.	94.49% (through GyM SpA)
4. Construyendo País S.A.	99.9%
5. Empresa Constructora Puruchuco S.A.C.	99.9%
6. GyM Operaciones Internacionales S.A.C.	50%
7. Perú Piping Spools S.A.C.	33.3%
8. Morelco S.A.S.	69.9%
9. Construcciones y Soluciones Energéticas S.A.C.	85%
10. MGraña y Montero Construcciones y Montajes S.A.	99.71%
11. Inmobiliaria Gold S.A.	--

Consortiums of Cumbra Perú S.A.

Cumbra Perú S.A.	Percentage
- Consorcio Huacho Pativilca	67%
- Consorcio GyM – CONCIVILES	67%
- Consorcio Chicama - Ascope	50%
- Consorcio AMDP – norte	-
- Consorcio Constructor Alto Cayma	50%
- Consorcio Ermitaño	50%
- Consorcio GYM-OSSA	100%
- Consorcio GyM-Stracon	50%
- Consorcio HV GyM	50%
- Consorcio La Chira	50%
- Consorcio Lima Actividades Comerciales Sur	50%
- Consorcio Lima Actividades Sur	50%
- Consorcio Río Urubamba	50%
- Consorcio Alto Cayma	49%
- Consorcio La Gloria	49%
- Consorcio Norte Pachacutec	49%
- Consorcio Italo Peruano	48%
- Consorcio Vial Quinua	46%
- Consorcio Constructor Ductos del Sur	29%
- Consorcio Constructor Chavimochic	27%
- Consorcio Inti Punku	49%
- Consorcio Pasco	1%

Schedule 7.17

5. Subsidiaries of Cumbra Ingeniería S.A.

Subsidiary	Percentage
1. Ecología y Tecnología Ambiental S.A.C.	99.9%
2. GM Ingeniería Bolivia S.R.L.	98.57%
3. GM Ingeniería y Construcción S.A. de C.V.	99%

Consortiums of Cumbra Ingeniería S.A.

Cumbra Ingenieria S.A.	Percentage
- Consorcio Vial la Concordia	88%
- Consorcio GMI- Haskoningdhv	70%
- Consorcio Supervisor Ilo	55%
- Consorcio Poyry-GMI	40%
- Consorcio Internacional Supervisión Valle Sagrado	33%
- Consorcio Ecotec - GMI - PIM	30%
- Consorcio Ribereño Chinchaycamac	40%
- Consorcio Supervisor GRH	83%
- Consorcio Ecotec - GMI	20%

6. Subsidiaries of Agenera S.A.C.

Subsidiary	Percentage
1. Generación Eléctrica del Norte S.A.C.	50%
2. Operadores de Infraestructura S.A.C.	99.99%

7.	Subsidiaries of Unna Infraestructura S.A.C.

Subsidiary	Percentage
1. Inversiones en Infraestructura de Transporte S.A.C.	99.90%

8. Consortiums of Unna Transportes S.A.C.

UNNA Transportes S.A.C.	Percentage
- Consorcio Ancón-Pativilca	-
- Consorcio Peruano de Conservación	50%
- Consorcio Manperán	67%
- Consorcio Vial Sierra	50%
- Consorcio Vial Ayahuaylas	99%
- Consorcio Vial ICAPAL	-
- Consorcio Vial Sullana	99%
- Consorcio Vial del Sur	99%
- Consorcio Obras Viales	99%

Schedule 7.17

Schedule 7.18
to Loan Agreement

Indebtedness

9. Borrower

Lenders	Borrowers	Type of Financing	Total Amount	Outstanding amount/Use of Line	Currency	Execution Date	Due Date	Detail
BBVA / BCP / SCOTIABANK / INTERBANK (Existing Syndicated Facilities)	Borrower, Cumbra Perú S.A., CAM Perú S.A., Concesionaria Vía Expresa Sur S.A., Vial y Vives – DSD S.A.	Loan + Credit Line	$205,675,390.29	$205,675,390.29	Soles and Dollars	2017	June 2022	Working Capital + Line of Credit + Other Uses

Bondholders	Issuer	Type of Financing	Total Amount	Outstanding amount	Currency	Execution Date	Issuance Date	Date of Final Repayment
Bondholders of the Convertible Bonds (represented by Kallpa Securities Sociedad Agente de Bolsa S.A.)	Borrower	Bonds	$89,970,000	$78,970,000	Dollars	2021	2021	2024

Schedule 7.18

10. Viva Negocio Inmobiliario S.A.

Lenders	Projects	Type of Financing	Total Amount	Outstanding amount/Use of Line	Currency	Issuance	Due Date	Detail
BBVA	Comas	Credit Lines / WK/Letter of guarantee	S/56,500,000	S/20,793,729	Soles	Revolving	Revolving	Financing for the Parques de Comas project
BBVA	Comas	Letter of guarantee	$1,500,000	$1,500,000	Dollars	Revolving	every 1 year	Guarantee for the development of the Los Parque de Comas project
BCP	Comas	Leasing	S/3,642,073	S/827,859	Soles	2019	2023	Asset purchase
BCP	VARIOUS LANDS	Loan	S/49,624,322	S/34,635,212	Soles	2015	July 2022	For the purchase of land, it is renewed every 6 months
BCP	Centro Comercial Agustino	Leaseback	S/20,627,876	S/5,348,895	Soles	2015	2024	Recovery of WK for the Shopping Center
BCP	Callao	Credit Lines / WK / Land	$9,505,405	-	Dollars	2021	2024	Development financing for the Parques de Callao project + land.
BanBif	Rancho	Loan	S/18,456,095	S/17,756,095	Soles	2021	2024	Financial Debt related to Rancho Project
IBK	Ancón	Letter of guarantee	S/11,480,759	S/11,480,759	Soles	Revolving	every 90 days	Guarantee for the development of Ancon project
Sunat	Picsa	Loan	S/16,615,178	S/9,755,274	Soles	2019	2027	Taxes
Eldo	Carabayllo	Loan	$1,000,000	$174,876	Dollars	2020	2022	Loan was used for urban development in Carbayllo Project
Arce	Paul Harris	Future Asset	$600,000	$600,000	Dollars	2015	-	Delivery of a future asset or amount of debt
Inversiones Sur	Almonte	Right to do	$4,000,000	$4,000,000	Dollars	2018	2023	Commitment with Almonte partners for Almonte II

●	In addition, letters of credit issued or to be issued to serve as letters of credit, bonds or similar instruments in connection with the projects developed by Viva Negocio Inmobiliario S.A., as part of their ordinary course of business, including performance bonds, advance payment bonds, guaranty period bonds, seriousness of bid bonds.

Schedule 7.18

11. Tren Urbano de Lima S.A.

Bondholders	Issuer	Type of Financing	Total Amount	Outstanding amount as of Closing Date	Currency	Execution Date	Issuance Date	Date of Final Repayment
Bondholders (represented by Citibank N.A.)	Tren Urbano de Lima S.A.	Bonds	S/629,000,000	S/ 527,595,035	Soles	February, 2015	February 10, 2015	November 25, 2039

In addition, letters of credit issued or to be issued to serve as letters of credit, bonds or similar instruments in connection with the project related to the “Line 1 metro concession agreement”, in which Tren Urbano de Lima S.A. acts as concessionaire:

Lenders	Projects	Type of Financing	Total Amount	Outstanding amount	Use of Line	Currency	Issuance	Due Date
BBVA	Línea 1	Performance bond	S/92,618,185	S/92,618,185	Revolving	Soles	2012	2041
BCP	Línea 1	Performance bond	S/9,118,184	S/9,118,184	Revolving	Soles	2017	2041
Interbank	Línea 1	Performance bond	S/12,145,447	S/12,145,447	Revolving	Soles	2017	2041
Scotiabank	Línea 1	Performance bond	S/9,118,184	S/9,118,184	Revolving	Soles	2017	2041

12. Red Vial 5 S.A.

Bondholders	Issuer	Type of Financing	Total Amount	Outstanding amount as of Closing Date	Currency	Execution Date	Issuance Date	Date of Final Repayment
Bondholders (represented by Scotiabank Peru)	Red Vial 5 S.A.	Bonds	S/365,000,000	S/241,215,500	Soles	July, 2015	July 23, 2015	January 25, 2027

Schedule 7.18

In addition, letters of credit issued or to be issued to serve as letters of credit, bonds or similar instruments in connection with the project related to the “Red Vial 5 concession agreement”, in which Tren Urbano de Lima S.A. acts as concessionaire:

Lenders	Projects	Type of Financing	Total Amount	Outstanding amount	Use of Line	Currency	Issuance	Due Date	Detail
BBVA	Red Vial 5	bond letter	S/ 2,017,508.26	S/2,017,508.26	advance guarantee letter	Soles	2016	2022	advance for execution of work: new jersey
BBVA	Red Vial 5	bond letter	S/ 65,235.12	S/65,235.12	advance guarantee letter	Soles	2016	2022	advance for execution of work: El Porvenir
INTERBANK	Red Vial 5	bond letter	$8,000,000.00	$8,000,000.00	performance bond letter	Dollars	2003	2028	guarantee for development according to concession contract
SECREX CESCE	Red Vial 5	bond letter	S/ 4,372,275.37	S/4,372,275.37	advance guarantee letter	Soles	2021	2022	advance for execution of work: Paso desnivel Superior km. 148+685

13. Unna Energía S.A.

Lenders	Projects	Type of Financing	Total Amount	Outstanding amount (100% view)	Use of Line	Currency	Issuance	Due Date
BCP	Terminales del Perú	Medium term loan agreement	$30,000,000	$18,608,000	To fund committed investments	Dollars	17/12/2015	on a quaterly basis until dec 2027
BCP	Terminales del Perú	Medium term loan agreement	$70,000,000	$35,770,000	To fund reimbursable investments	Dollars	17/12/2015	on a quaterly basis until dec 2027
BCP	Terminales del Perú	Medium term loan agreement	$23,000,000	0	To fund reimbursable investments	Dollars	15/11/2019	on a quaterly basis until dec 2028
BD Capital	Terminales del Perú	Medium term loan agreement	$23,000,000	$17,480,000	To fund reimbursable investments	Dollars	15/11/2019	on a quaterly basis until nov 2026

●	In addition, letters of credit issued or to be issued to serve as letters of credit, bonds or similar instruments in connection with the projects developed by Unna Energía S.A., as part of their ordinary course of business, including performance bonds, advance payment bonds, guaranty period bonds, seriousness of bid bonds.

Schedule 7.18

14. Cumbra Perú S.A.

Lenders	Borrowers	Type of Financing	Total Amount	Outstanding amount/Use of Line	Currency	Execution Date	Due Date	Detail
BBVA / BCP / SCOTIABANK / INTERBANK (Existing Syndicated Facilities)	Borrower, Cumbra Perú S.A., CAM Perú S.A., Concesionaria Vía Expresa Sur S.A., Vial y Vives – DSD S.A.	Loan + Credit Line	$7,400,000 $106,171,626.51	$7,400,000 $106,171,626.51	Soles and Dollars	2017	June 2022	Working Capital + Line of Credit + Other Uses

Bondholders	Issuer	Type of Financing	Total Amount	Outstanding amount as of Closing Date	Currency	Execution Date	Issuance Date	Date of Final Repayment
Bondholders (represented by Scotiabank Peru)	Cumbra Perú S.A.	Private Bonds	$7,780,788	$5,835,588	Dollars	Jan., 2020	Jan., 2020	Dec., 2027

●	The outstanding loans and credit facilities set forth in the table below:

Lenders	Type of Financing	Outstanding amount as of Closing Date	Use of Line	Currency	Execution Date	Due Date
BBVA	Syndicated Loan	S/ 15,226,385.47	WK	Soles	2017	March, 2022
BBVA	Syndicated Loan	S/ 13,050,052.73	WK	Soles	2017	March, 2022
BCP	Syndicated Loan	$306,377.58	WK	Dollars	2017	March, 2022
BCP	Syndicated Loan	S/13,050,052.73	WK	Soles	2017	March, 2022
BCP	Leasing	$711,747.16	CAPEX	Dollars		April, 2023
BCP	Leasing	$15,549.98	CAPEX	Dollars		April, 2023
Banco Santander S.A.	Loan Agreement	$20,222,510.74	Performance bonds execution (Técnicas Reunidas)	Dollars	2020	September, 2022

●	The outstanding short-term loans subscribed with affiliates set forth in the table below:

Lenders	Type of Financing	Outstanding amount as of Closing Date	Use of Line	Currency	Issuance	Due Date
Borrower	Short Term Loan	$950,000	Working Capital	Dollars	2021	2022
Borrower	Short Term Loan	$2,000,000	Working Capital	Dollars	2021	2022
MORELCO SAS	Short Term Loan	$903,506	Working Capital	Dollars	2021	2022

Schedule 7.18

●	The outstanding Debt Recognition and Payment Agreements subscribed with third parties set forth in the table below:

Creditor	Original Amount	Outstanding amount as of Closing Date	Obligation	Currency	Issuance	Due Date
Andritz Hydro GmbH, Andritz Hydro S. R. L. Unipersonale and Andritz Hydro S.A.	$21,524,129.70	$15,611,641.24	Arbitration	Dollars	Feb, 2021	March, 2024
Conduto Perú S.A.C.	$11,136,000.00	$5,506,089.70	Obligations arising from the participation in the Consortium (CCDS) - GSP Project.	Dollars	Sep, 2017	June, 2023
SICIM S.P.A. SUCURSAL DEL PERÚ,	$4,800,000.00	$17,638,282.92	Obligations arising from the participation in the Consortium (CCDS) – GSP Project	Dollars	Oct, 2017	June, 2022
Inversiones VyV SpA	$8,362,050.38	$6,292,050.38	Settlement and Debt recognition (Stocks Purchase Agreement)	Dollars	Dec., 2021	Dec. 2022
(a) Arturo José Serna Henao, (b) Luz Marina Gómez Gordillo, (c) Juan Camilo Serna Gómez, (d) Alejandra Serna Gómez, (e) Alvaro Morales Llanos, (f) María del Rosarlo Gómez Gordillo, (g) Alvaro José Morales Gómez, y (h) Juan Manuel Morales Gómez.	$15,411,769.45	$7,000,000.00	Morelco´s Stocks Purchase Agreement	Dollars	Dec., 2021	Dec., 2022

●	In addition, letters of credit issued or to be issued to serve as letters of credit, bonds or similar instruments in connection with the projects developed by Cumbra Perú S.A., as part of their ordinary course of business, including performance bonds, advance payment bonds, guaranty period bonds, seriousness of bid bonds.

Schedule 7.18

Schedule 7.19
to Loan Agreement

Environmental Matters

Plaintiff	Defendant	Process	Project	File	Contingency Amount (Soles)	Infraction
OEFA	UNNA ENERGÍA S.A	Administrative Procedure (inspection stage)	LOT V	076-2021-OEFA/DFAI/PAS	to be determined	No re-injecting production water from Yacimiento Calamar to well EA 13618 in accordance to the corresponding environmental instrument (Instrumento de Gestión Ambiental); no performing preventive mantainance to tank 512 and tank 97, battery 323, well API battery 320 and battery 323, well 12803, well 7396, well EA 2428E, well 5944; no performing the final production water diposal; ignoring to establish preventive measures regarding evaporating pools of the battery 320 and battery 323 and well 6694; ignoring to establish a containment-collection-treatment of leaking and filtering of hydrocarbons system regarding well 6829, well 1172, well PB 285, well PB 278, well 6932; no deliverying information required by the corresponding supervision minute.
OEFA	UNNA ENERGÍA S.A	Administrative Procedure	LOT V	0482-2019-OEFA/DFAI/PAS	324,001.00	Ignoring preventive measures to avoid environmental effects regarding 64 m2 with impreganted hydrocarbons, inappropiate storage of hazardous and non hazardous solid waste nearby Well 285, Well 7398, Well 6696 and battery 320; not performing maintance of a fluid line according to the corresponding Environmental Management Program (PAMA) between Well 6639 and Battery 320, manifold and pipe connected to Battery 320 (filtering); no incorporating containment-collecting and treatment system for filtering and leak for well 1587 PL, weel 6696 PUG, well 6716 PUG, well 285 PUG, manifold of the battery 323 and baterry 320 and manifolds MC 1246 y MC-001; no deliverying the corresponding Environmental Emergency Preliminar Report; incorporating components to Battery 320 and Batteru 323 no authorized by the corresponding Environmental Instrument (Instrumento de Gestión Ambiental)

Schedule 7.19

OEFA	UNNA ENERGÍA S.A	Administrative Procedure	LOT III	203-2020-OEFA/DFAI/PAS	2,437,287.00	Ignoring preventive measures regarding hydrocarbons leak on line connected to Battery 8014; no incorporating containment-collecting-treatment system to 10 wells, innapropiate storage of hazardzous and non hazardous solid waste; incorporating 17 facilities not authorized by the corresponding environmental instrument (Instrumento de Gestión Ambiental); ignore preventive measures and no decontamination regarding the petroleum outcropping from well 4839 in Yacimiento Portachuelo; no deliveryng of information required by hte corresponding Supervision Minute.
OEFA	UNNA ENERGÍA S.A	Administrative Procedure	LOT IV	2673-2018-OEFA/DFAI/PAS	9,550,998.40	Incorporating a pilot production water treatment plant not authorized by the corresponding environmental instrument (Instrumento de Gestión Ambiental); no performing the final treatment to production water with injecting wells according to applicable law; ignore preventive measures regarding filtering and leaking regarding 20 meters of the Battery 205 manifold and 15 meters of the Battery 209 manifold

Schedule 7.19

OEFA	UNNA ENERGÍA S.A	Administrative Procedure	LOT IV	3287-2018-OEFA/DFAI/PAS	408,061.40	Ignoring preventive measures in 5 areas of the lot; inappropiate storage of hazardous and not hazardous solid waste in Pariñas Substation; no deliveryng information required by supervision minute.
OEFA	UNNA ENERGÍA S.A	Administrative Procedure	LOT I	1741-2019-OEFA-DFAI/PAS	246,362.20	Ignoring preventive measures regarding a leak in a road nearby Pumping Stationn 201; innapropiate storage of chemical products in Compressing Station 17 and Compressing Station 210; incorporating 92 facilities not authorized by the corresponding environmental instrument (Instrumento de Gestión Ambiental); no deliveryng information required.
OEFA	UNNA ENERGÍA S.A	Administrative Procedure	LOT III	0488-2019-OEFA/DFAI/PAS	71,603.60	Ignoring to establish management and storage measures by no executing regular mantainance programs; ignoring to establish preventive measures regarding filtering and leaking and no deliveryng of information required in the corresponding supervision minute.
OEFA	UNNA ENERGÍA S.A	Administrative Procedure	LOT III	1306-2019-OEFA/DFAI/PAS	286,897.40	No deliveryng the environmental emergency preliminary report regarding an incident that took place on August 2018 on well 13162D (gas leaking); no deliveryng the final report of such incident; ignoring to establish preventive measures and taking actions to control and decrease impacts in accordance to the corresponding contingency plan; no deliveryng information required by the corresponding supervision minute.
OEFA	UNNA ENERGÍA S.A	Administrative Procedure	LOT IV	0491-2020-OEFA/DFAI/PAS	130,603.20	Ignoring to establish preventive measures regarding the fluid filtering with hydrocarbons traces in well 13703; no deliveryng information required by the corresponding supervision minute.
OEFA	UNNA ENERGÍA S.A	Administrative Procedure	LOT IV	1508-2019-OEFA/DFAI/PAS	535,679.20	Ignoring to establish preventive measures regarding an area with hydrocarbon traces nearby an evaporating pool un Pariñas substation; no noticing the environmental authority (OEFA) about the final status of the wells afterward the production campain; incorporating facilities no authorized by the corresponding environmenta instrument (Instrumento de Gestión Ambiental); inappropiate management and storage of chemicals products in the chemical storage located in Base Alvarez.

Schedule 7.19

OEFA	UNNA ENERGÍA S.A	Administrative Procedure	LOT III	0153-2019-OEFA/DFAI/PAS	50,020.40	No deliveryng environmental emergency final report regarding a production fluid filtering in well 13146; ignoring to establish preventive measures and inmmediate measures regarding such filtering; no deliveryingthe information required by the corresponding supervision minute.
OEFA	UNNA ENERGÍA S.A	Administrative Procedure	LOT IV	0242-2019-OEFA/DFAI/PAS	87,257.40	Ingnoring to establish preventive measures regarding petroleum leaking in line of well 12678; no deliveryng the environmentl emergency final report
OEFA	UNNA ENERGÍA S.A	Administrative Procedure	LOT I	0392-2015-OEFA/DFSAI/PAS	8,145,302.80	Use of production water evaporating pool not authorized by the corresponding environmental impact report
OEFA	UNNA ENERGÍA S.A	Administrative Procedure	Planta de Abastecimiento Pariñas	1158-2020-OEFA/DFAI/PAS	39,123.00	No deliveryng of industrial efluent monitoring report of 2017 first semester, 2018 first semester and 2018 second semester; no performing certain quality, noise and efluent monitoring on such periods; deliveryng an incomplete Annual Environmental Report regarding 2017, 2018 and 2019

Schedule 7.19

OEFA	TERMINALES DEL PERÚ	Administrative Procedure	TERMINAL CALLAO	0169-2019-OEFA-DFAI/PAS	71,617.40	Ignoring to establish preventive measures regarding filtering and leaking occured during production processes on Terminal Callao; exceeding the authorized benchmark of hydrocarbons by environmental instrument regarding hte monitoring facilities M-09 y MOBIL
OEFA	TERMINALES DEL PERÚ	Administrative Procedure	TERMINAL CHIMBOTE	1318-2019-OEFA/DFAI/PAS	129,646.40	Terminales del Perú no adoptó medidas de prevención a fin de evitar la generación de impactos ambientales negativos producto de la fuga de diésel B5 S-50, ocurrido el 8 de marzo del 2019, en el Tanque N° 14 ubicado en la zona estanca N° 2 del Terminal Chimbote, generando daño potencial a la fauna Multa: 28.184 UIT
OEFA	TERMINALES DEL PERÚ	Administrative Procedure	TERMINAL SALAVERRY	1612-2019-OEFA/DFAI/PAS	29,463.00	Ignoring to establish preventive measures regarding a fue grade alcohol leaking in Terminal Salavery Base 1 (Zona Estance 1)
OEFA	TERMINALES DEL PERÚ	Administrative Procedure	TERMINAL CALLAO	1287-2018-OEFA/DFAI/PAS	No pecuniary sanction	Ignoring to establish preventive measures regarding its activities on certain areas with hydrocarbons traces
OEFA	TERMINALES DEL PERÚ	Administrative Procedure	TERMINAL CHIMBOTE	2003-2017-OEFA-DFSAI-PAS	No pecuniary sanction	Exceeding benchmark authorized for industrial efluents on monitoring facilities
OEFA	TERMINALES DEL PERÚ	Administrative Procedure	TERMINAL SALAVERRY	1695-2017-OEFA/DFSAI/PAS	No pecuniary sanction	Exceeding benchmark authorized for industrial efluents on monitoring facilities
OEFA	CONSORCIO TERMINALES	Administrative Procedure	TERMINAL ILO	3249-2018-OEFA/DFAI/PAS	9,200,000.00	No decontaminating certain area with diesel B5-S50 traces regarding a leaking occured on Tank 12 Termina Ilo
OEFA	OEFA	Administrative Procedure	TERMINAL ILO	2327-2017-OEFA/DFSAI/PAS	No pecuniary sanction	Ignoring preventive measures and corrective measures regarding leaking of 25,206 Diesel B5-S50 gallons in areas of 770 m2 and 550 m2 on Tank 12 Terminal Ilo.
OEFA	TERMINALES DEL PERÚ	Administrative Procedure (inspection stage)	TERMINAL SUPE	0157-2021-OEFA/DFAI/PAS	to be determined	Ignoring to establish preventive measures regarding filtering and leaking ocurred in 3 areas of Terminal Supe

Schedule 7.19

Schedule 7.24
to Loan Agreement

Insurance

Company	Concept	Insurance Policy	Insurance Company	Insurance Period (start)	Insurance Period (termination)	Insuranced Amount	Asset Insured	Coverage	Net Premium
AENZA GROUP	Multirisk	1301-533151	Rimac	30.09.2021	30.09.2022	$ 35,000,000	Offices, Furniture and Equipments	Covers against All Risks, Fire, Earthquake, Political Risks, Rain and Floods, etc	$103,562.63
AENZA GROUP	3-D	1505-510362	Rimac	30.09.2021	30.09.2022	$ 500,000	Only payroll personnel	Dishonesty, unlawful appropriation of workers	$18,000.00
AENZA GROUP	Civil Liability	1201-532676	Rimac	30.09.2021	30.09.2022	$ 2,000,000	Third party damages, whether physical or material	Damages caused to third parties, per subsidiary	$15,800.00
AENZA GROUP	TREC	3301-506944	Rimac	30.09.2021	30.09.2022	$ 35,000,000	Construction Machinery and Equipment	Construction machinery and equipment, “yellow line”, front loader, blackhoe, tractor, crane, tripper, etc	$153,316.14
AENZA GROUP	Transportation	3003-508120	Rimac	30.09.2021	30.09.2022	$ 1,500,000	Construction Machinery and Equipment, as well as materials	Transport of material and equipment, nationwide	$3,500.00
AENZA S.A.A.	Vehicles	2101-1082955	Rimac	30.09.2021	30.09.2022	According to list	Trucks/Vans	Personal damage and civil liability	$2,498.47
CUMBRA PERU S.A.	Vehicles	2101-1082945	Rimac	30.09.2021	30.09.2022	According to list	Trucks/Vans	Personal damage and civil liability	$10,731.87
CUMBRA PERU S.A.	Vehicles	2101-1083018	Rimac	30.09.2021	30.09.2022	According to list	Trucks	Personal damage and civil liability	$1,507.00
CUMBRA INGENIERIA S.A.	Vehicles	2101-1082999	Rimac	30.09.2021	30.09.2022	According to list	Trucks/Vans	Personal damage and civil liability	$1,918.60
UNNA ENERGIA S.A.	Vehicles	2101-1082967	Rimac	30.09.2021	30.09.2022	According to list	Trucks/Vans	Personal damage and civil liability	$1,850.88
UNNA TRANSPORTE S.A.C.	Vehicles	2101-1084987	Rimac	30.09.2021	30.09.2022	According to list	Trucks/Vans	Personal damage and civil liability	$5,456.64

Schedule 7.24

Company	Concept	Insurance Policy	Insurance Company	Insurance Period (start)	Insurance Period (termination)	Insuranced Amount	Asset Insured	Coverage	Net Premium
VIVA NEGOCIO INMOBILIARIO S.A.	Vehicles	2101-1082814	Rimac	30.09.2021	30.09.2022	According to list	Trucks/Vans	Personal damage and civil liability	$678.34
INMOBILIARIA ALMONTE S.A.C.	Vehicles	2101-1082842	Rimac	30.09.2021	30.09.2022	According to list	Trucks/Vans	Personal damage and civil liability	$197.67
OILTANKING	Vehicles	2101-1082850	Rimac	30.09.2021	30.09.2022	According to list	Trucks/Vans	Personal damage and civil liability	$403.51
TERMINAL DEL PERU	Vehicles	2101-1082902	Rimac	30.09.2021	30.09.2022	According to list	Trucks/Vans	Personal damage and civil liability	$1,822.05
TREN URBANO LIMA S.A.	Vehicles	2101-1082833	Rimac	30.09.2021	30.09.2022	BBT475/BBS590	2 Vans	Personal damage and civil liability	$457.01

Schedule 7.24

Schedule 7.25
to Loan Agreement

Existing Liens1

	Property	Type of Lien	Indebtedness Secured by Lien	Currency
1.	10,034,813 Class “A” shares owned by the Borrower in Red Vial 5 S.A.	Pledge

●     Agreement: Share Pledge Agreement (“Participación Mínima” – Class A Shares), dated June 18, 2015, among the Borrower and JJC Contratistas Generales S.A., as grantors, Scotiabank Peru S.A.A. as Collateral Agent, with the participation of Norvial S.A. (as amended and supplemented).

●     Current Secured Obligations: The repayment of the bonds issued by Norvial within a Bond Program (“Primer Programa de bonos Corporativos Norvial”) up to S/.365,000,000.00, in order to finance the second phase of the Ancon Huacho Pativilca highway located in Panamericana Norte.

Soles
2.	25,026,250 Class “A” Shares and 50’052,500 Class “B” Shares, owned by the Borrower in Tren Urbano de Lima	Pledge

●     Agreement: Share Pledge Agreement, dated February 9, 2015, among the Borrower and Ferrovías Participaciones S.A., as pledgors, Citibank N.A. as Indenture Trustee, with the participation of Tren Urbano de Lima, as issuer, and Citibank del Perú S.A., as Collateral Agent.

●     Secured obligations: Payment of principal, interest, and amounts in respect of obligations under the Series 2039 Notes issued by Tren Urbano de Lima, which were offered in accordance with Regulation S under the U.S. Securities Act of 1933 and other “Senior Secured Debt” as defined in the Indenture, dated February 10, 2015, between GyM Ferrovias, as Issuer, and Citibank N.A., as Indenture Trustee.

Soles

1 GyM Ferrovías S.A. is now Tren Urbano de Lima S.A.

Norvial is now Red Vial 5 S.A.

GyM S.A. is now Cumbra Perú S.A.

Viva GyM S.A. is now Viva Negocio Inmobiliario S.A.

GMP S.A. is now Unna Energía S.A.

CONCAR S.A. is now Unna Transportes S.A.C.

Schedule 7.25

3.	Rights over the Concession Agreement entered into by Tren Urbano de Lima and the Ministry of Transport and Communication for the operation of the Line 1 of the Lima Metro	Trust

● Agreement: Trust Agreement, dated January 26, 2015, among Tren Urbano de Lima and CONCAR S.A., as settlors, and Citibank del Perú S.A., as Trustee, as amended.

● Secured obligations: Payment of principal, interest, among and other amounts in respect of obligations under the Series 2039 Notes issued by Tren Urbano de Lima, which were offered in accordance with Regulation S under the U.S. Securities Act of 1933 and other “Senior Secured Debt” as defined in the Indenture, dated February 10, 2015 between GyM Ferrovias, as Issuer, and Citibank N.A., as Indenture Trustee.

Soles
4.	50.45% of the equity shares (owned by Viva Negocio Inmobiliario S.A.) representing the capital stock of Inversiones Almonte S.A.C. and 30.45% of the equity shares of Almonte 2 S.A.C. (entities that own land for industrial/residential development located south of Lima).	Trust

● Agreement: Trust Agreement dated March 11, 2016, between Viva Negocio Inmobiliario, as Trustor, La Fiduciaria S.A., as Trustee, and CS Credit Suisse AG, Cayman Islands Branch, as beneficiary and acting as administrative agent (as amended and supplemented).

● Current Secured Obligations: (i) in first order, obligations related to Sicim S.P.A. Sucursal Del Perú; and (ii) in second order, the Existing Syndicated Facilities.

Dollars and Soles

Schedule 7.25

5.	Rights over the Borrower’s dividends proceeds generated by Tren Urbano de Lima S.A., Adexus S.A., Red Vial 5 S.A. and Unna Energía S.A.	Trust

● Agreement: Trust Agreement dated July 31, 2019, between the Borrower, as Trustor, La Fiduciaria S.A., as Trustee, and CS Peru Infrastructure Holdings LLC, as beneficiary (as amended and supplemented). Reference under the Loan Agreement: “Cash Flow Trust Agreement”.

● Current Secured Obligations: (i) in first order, the Convertible Bond obligations; (ii) in second order, the Existing Syndicated Facilities; and (iii) in third order, the Cumbra Loan.

Dollars and Soles
6.	100% of the equity shares of Viva Negocio Inmobiliario S.A., owned by the Borrower and Cumbra Peru S.A.	Trust

● Agreement: Trust Agreement dated October 26, 2020, between the Borrower and Cumbra Perú S.A., as Trustors, La Fiduciaria S.A., as Trustee, and La Fiduciaria S.A., as beneficiary and acting as administrative agent (as amended and supplemented), with the participation of Luis Francisco Díaz Olivero, Viva Negocio Inmobiliario S.A. y Rolando Martín Ponce Vergara.. Reference under the Loan Agreement: “Asset Trust Agreement”.

● Current Secured Obligations: (i) in first order the Existing Syndicated Facilities; (ii) in second order, the Convertible Bond obligations; and (iii) in third order, the Cumbra Loan.

Dollars and Soles
7.	100% of the equity shares of Unna Energía S.A. owned by Aenza	Pledge

● Share Pledge Agreements:

o    First Lien: Share Pledge Agreement dated August 12, 2021, between the Borrower and Kallpa Securities Sociedad Agente de Bolsa S.A. acting as representative of the bondholders of the Convertible Bonds, with the intervention of Unna Energía S.A.

o   Second Lien: Share Pledge Agreement dated August 12, 2021, between the Borrower and La Fiduciaria S.A., acting as administrative agent, with the intervention of Unna Energía S.A. and Kallpa Securities Sociedad Agente de Bolsa S.A.

o   Third Lien: Share Pledge Agreement dated October 4, 2021, between the Borrower and Banco Santander, S.A.,, with the intervention of Unna Energía S.A. and Kallpa Securities Sociedad Agente de Bolsa S.A. and La Fiduciaria S.A.

● Current Secured Obligations: (i) in first order, the Convertible Bond obligations; (ii) in second order, the Existing Syndicated Facilities; and (iii) in third order, the Cumbra Loan.

Dollars and Soles

Schedule 7.25

8.	Offices of the Borrower located at Surquillo: Public Entry No. 41776862 of the Real Estate Registry of the Public Registry of Lima.	Trust

● Agreement: Trust Agreement dated June 27, 2017, between the Borrower as Trustor, La Fiduciaria S.A., as Trustee, Credit Suisse AG, Cayman Islands Branch, as beneficiary (first lien) and acting as administrative agent, Natixis, New York Branch, as beneficiary (second lien) and acting as administrative agent (as amended and supplemented).

● Current Secured Obligations: The Existing Syndicated Facilities.

Dollars and Soles
9.	Net proceeds cash flows from the sale of the Surquillo Office owned by the Borrower.	Trust

● Agreement: Trust Agreement dated October 18, 2017, between the Borrower, Viva GyM S.A. and CAM Holding SpA as Trustors, La Fiduciaria S.A., as Trustee, Credit Suisse AG, Cayman Islands Branch, as beneficiary (first lien) and acting as administrative agent, Natixis, New York Branch, as beneficiary (joint second lien) and acting as administrative agent, Chubb Perú S.A. Compañía de Seguros y Reaseguros, as beneficiary (joint second lien), and La Fiduciaria S.A., as beneficiary (third lien) and acting as administrative agent (as amended and supplemented).

● Current Secured Obligations: The Existing Syndicated Facilities.

Dollars and Soles

Schedule 7.25

10.	99.9% of the shares (owned by Borrower) representing the capital stock of Cumbra Perú S.A. and 99.81% of the shares (owned by Borrower) representing the capital stock of Unna Transportes S.A.C.

● Agreement: Trust Agreement dated June 27, 2017, between the Borrower as Trustor, La Fiduciaria S.A., as Trustee, Credit Suisse AG, Cayman Islands Branch, as beneficiary (first lien) and acting as administrative agent, Natixis, New York Branch, as beneficiary (second lien) and acting as administrative agent (as amended and supplemented).

● Current Secured Obligations: The Existing Syndicated Facilities.

Dollars and Soles
11.	Borrower’s collection rights over Gasoducto Sur Peruano S.A. (GSP)	Trust

● Agreement: Trust Agreement dated February 26, 2019, among the Borrower as Trustor, the Administrative Agent and the Collateral Trustee providing for (i) the irrevocable transfer of all of the Borrowers GSP claims in favor of the trust estate and; (ii) the payments of all GSP claims to the trust estate for the benefit of the Lenders (as amended and supplemented).

● Current Secured Obligations: The Existing Syndicated Facilities.

Dollars and Soles
12.	Shares issued by Cumbra Ingeniería S.A. owned by Borrower	Trust

● Agreement: Trust Agreement dated February 26, 2019, among the Borrower as Trustor, Corfid Corporación Fiduciaria S.A. as Trustee and the Peruvian Government as beneficiary, securing repayment of the civil reparation in connection with certain criminal cases (as amended and supplemented).

● A new trust to be constituted in order to transfer additional shares of Cumbra Ingeniería S.A. owned by Borrower, among the Borrower as Trustor, Corfid Corporación Fiduciaria S.A. as Trustee and the Peruvian Government as beneficiary, securing repayment of the civil reparation in connection with certain criminal cases

● Secured Party: The Peruvian Government (acting through the Ministry of Justice).

Soles

Schedule 7.25

13.	Shares issued by Cumbra Ingeniería S.A. owned by Borrower	Trust

● Agreement: Trust Agreement dated February 26, 2019, among the Borrower as Trustor, Corfid Corporación Fiduciaria S.A. as Trustee and the Peruvian Government as beneficiary, securing repayment of the civil reparation in connection with certain (as amended and supplemented).

● Current Secured Obligations: The Peruvian Government (acting through the Ministry of Justice).

Soles
14.	Land/facility where the Gas Plant of Unna Energía S.A. is located	Mortgages	● Mortgage Agreements dated September 12, 2008 and August 27, 2012. ● Current Secured Obligations: The outstanding obligations incurred in connection with a corporate financing of GMP by Citibank N.A.	Dollars
15.	Rights and cash flows over the ordinary course of business of Cumbra Perú S.A.	Trust

● Agreement: Trust Agreement dated July 31, 2017, between Cumbra Perú S.A. as Trustor, La Fiduciaria S.A., as Trustee, and La Fiduciaria S.A. as beneficiary (first lien) and acting as administrative agent (as amended and supplemented).

● Current Secured Obligations: The Existing Syndicated Facilities.

Dollars and Soles
16.	35,602 Shares owned by Unna Energía S.A. in Oil Tanking Andina Services S.A.	Pledge

● Share Pledge Agreement dated November 28th 2017 (as amended and supplemented).

● Secured obligations: Performance bond issued by BBVA Banco Continental to guarantee the performance of the obligations of the operator under the eight amendment of the Marine Berth Operations and Emergency Response Service Contract. as described in the Article 21 .

Dollars

Schedule 7.25

17.	Unna Energía S.A.’s net proceeds cash flows from the revenues of Terminales del Perú	Trust	● Agreement: Trust Agreement, dated December 18, 2015 (as amended and supplemented). ● Secured obligations: BCP and BD Capital medium term facility	Dollars
18.	Viva Negocio Inmobiliario’s land / Monetary flows / collection rights / building and habilitation works in the Parques de Comas Project – Jacarandá	Trust

● Agreement: Trust Agreement signed on July 30, 2020, among Viva Negocio Inmobiliario S.A. as Trustor, Corfid Corporación Fiduciaria S.A. as trustee, Banco BBVA del Perú as beneficiary, with the participation of Besco S.A.C. (as amended and supplemented).

● Secured obligations: Each and every one of the obligations assumed by Viva Negocio Inmobiliario S.A. towards Banco BBVA under the credit line agreement and, of those contained in the joint venture agreement, as defined in the Administration and Guarantee Trust Agreement signed on December 30, 2020.

Soles
19.	Viva Negocio Inmobiliario’s land / Monetary flows / collection rights / building and habilitation works in Parque de Comas Project	Trust

● Agreement: Trust Agreement signed on September 24, 2010, having Viva Negocio Inmobiliario S.A. as Trustor, La Fiduciaria S.A. as trustee, Banco BBVA del Perú and Ministerio de Vivienda, Construcción y Saneamiento as beneficiary and with the intervention of BESCO S.A.C, incorporated by Addendum dated January 26, 2018 (as amended and supplemented).

● Secured obligations: Each and every one of the obligations assumed by Viva Negocio Inmobiliario S.A. in its capacity as developer, linked to the development, construction fulfillment of the project strictly respecting the technical specifications of works, the real estate development contract and the sale contract before the Ministry, the obligations towards BBVA under the credit line agreement and, of those contained in the joint venture agreement as defined in the Trust Agreement in Administration and Guarantee signed on September 24, 2010.

Soles

Schedule 7.25

20.	Viva Negocio Inmobiliario’s land / Monetary flows / collection rights / building and habilitation works in the Parques del Callao Project	Trust

● Agreement: Trust Agreement in Administration Guarantee and Trust Agreement of Flows, signed on December 2, 2015, and its subsequent addenda, among Viva Negocio Inmobiliario S.A. as Trustor, La Fiduciaria S.A. as trustee, BCP as senior beneficiary and Terranum Peru III (Canada) LP and Terranum Capital Colombia I as junior beneficiary (as amended and supplemented).

● Secured obligations: Obligations assumed by Viva Negocio Inmobiliario S.A. towards BCP under the credit line agreement and, of those contained in the joint venture agreement, as defined in the Trust Agreement in Administration Guarantee and Flow Trust Agreement, signed on December 2, 2015.

Soles
21.	Viva Negocio Inmobiliario’s land / Monetary flows / right of collection / building work and habilitation in the Alameda de Ancón Project	Trust

● Agreement: Trust Agreements signed on September 29, 2015, among Viva Negocio Inmobiliario S.A. as Trustor, La Fiduciaria S.A. as trustee, Banco Internacional del Perú S.A.A as senior beneficiary and Fondo Mivivienda S.A. as junior beneficiary (as amended and supplemented).

● Secured obligations: Each and every one of the obligations assumed by Viva Negocio Inmobiliario S.A. in its capacity as developer, for the development of the project, in strict compliance with the terms of reference and bases, as well as the real estate development contract with Fondo MiVivienda, the obligations towards Interbank under the credit facilities, in addition to the letter of guarantee, as defined in the Trust Agreement in Flow Management and Guarantee Contract, both signed on September 29, 2015.

Soles

Schedule 7.25

22.	Viva Negocio Inmobiliario’s land / monetary flows / right to collect Bills of the Carabayllo and Huancayo Projects in favor of Eldo	Trust

● Agreement: Trust Agreement signed on October 16, 2020, among Viva Negocio Inmobiliario S.A. as Trusotr, Corfid Corporación Fiduciaria S.A. as trustee, Eldo Perú S.A.C. as beneficiary (as amended and supplemented).

● Secured obligations: Each and every one of the obligations assumed by Viva Negocio Inmobiliario S.A. towards Eldo Perú S.A.C., under the financing documents, as defined in the Trust Agreement in Administration and Guarantee of Flows, signed on October 16, 2020.

Dollars
23.	Viva Negocio Inmobiliario’s Cash flows / collection rights on: i) sale of the land of the Paul Harris project, ii) profits of the Jaus project, and iii) bills of exchange issued by the clients of the Carabayllo and Huancayo projects in favor of BANBIF	Trust / Pledge

● Agreement: Trust Agreement in Administration and Pledge over cash flows, signed on August 24, 2021, among Viva Negocio Inmobiliario S.A. as Trustor, Corfid Corporación Fiduciaria S.A. as trustee, Inter-American Bank of Finance as beneficiary (as amended and supplemented).

● Secured obligations: Each and every one of the sums of money owed or that could be owed by Viva Negocio Inmobiliario S.A. against BANBIF, indicated in the financing documents, as defined in the Trust Agreement in Administration and Guarantee of Flows, signed on August 24, 2021.

Dollars

Schedule 7.25

24.	Viva Negocio Inmobiliario’s Guarantee for the purchase of land in favor of BCP	Stand By Guarantee

● Agreement: Stand-by document granted by Bancolombia in favor of Viva Negocio Inmobiliario S.A. to support obligations with BCP (as amended and supplemented).

● Secured obligations: Guarantees for the granting of a loan for the purchase of assets.

Dollars
25.	Collection rights of income received by Viva Negocio Inmobiliario S.A. in Centro Comercial Agustino (leases)	Pledge

● Agreement: Pledge Agreement signed on November 28, 2012, between Viva Negocio Inmobiliario S.A. as pledgor and Banco BCP as beneficiary (as amended and supplemented).

● Secured obligations: Obligations of Viva Negocio Inmobiliario S.A. before BCP arising from the Leaseback Agreement dated November 28, 2012 between Viva Negocio Inmobiliario S.A. and BCP.

Soles
26.	Viva Negocio Inmobiliario’s land in Carabayllo in support of Sunat	Mortgage

● Resolution of Intendancy No. 0210170022836, by which Sunat approved the fractioning of tax debt of Promotores Inmobiliarios S.A.C (as amended and supplemented).

● Secured obligations: Fractioned tax obligations.

Soles
27.	Cumbra Peru’s collection rights, cash flows and balances credited to the trust accounts	Trust

● Agreement: Trust Agreement, dated July 31, 2017, among Cumbra Perú S.A. as Trustor, La Fiduciaria S.A. as Trustee and Administrative Agent of the Peruvian Local Banks (BCP, BBVA, Scotiabank and Interbank) - as amended and supplemented.

● Secured obligations: The Existing Syndicated Facilities.

Dollars

Schedule 7.25

28.	Cumbra Perú’s machinery, vehicles, and equipment (insurance policies and cash flows)	Trust	● Agreement: Trust Agreement, dated July 21, 2017, with Scotiabank Perú S.A.A. (as amended and supplemented). ● Secured obligations: Existing Syndicated Facilities.	Dollars
29.	Cumbra Perú’s machinery and equipment	Pledge

● Agreement: Security Interest Agreement, dated May 17, 2018, with Banco Santander Perú S.A. acting as beneficiary (as amended and supplemented).

● Secured obligations: All debts and obligations of charge of Cumbra Perú (to date or in the future in favor of the bank).

Dollars
30.	Cumbra Perú’s Project: 1844 Obras Electromecánicas Refinería de Talara (collection rights, cash flows and balances credited to the trust accounts)	Trust

● Agreement: Trust Agreement, dated August 2, 2017, between Cumbra Perú S.A. as Trustor, BCP Negocios Fiduciarios as Trustee and Técnicas Reunidas de Talara (Client) as Beneficiary (as amended and supplemented).

● Secured Obligations: Administration of project’s funds and all rights according to the Construction Contract.

Dollars
31.	Cumbra Perú’s Project: 1867 - K148A Movimiento de Tierras Masivos Área Planta - Quellaveco (collection rights, cash flows and balances credited to the trust accounts)	Trust

● Agreement: Trust Agreement, dated June 11, 2018, between Consortium GyM-Stracon (Cumbra Perú S.A. 50% and Stracon S.A. 50%) as Trustor, BCP Negocios Fiduciarios as Trustee (as amended and supplemented).

Secured Obligations: Administration of project’s funds according to processes agreed with the Client (Anglo American).

Dollars

Schedule 7.25

32.	Cumbra Perú’s Project: 1874 - Planta de Óxidos Mina Justa – Marcobre (collection rights, cash flows and balances credited to the trust accounts)	Trust

● Agreement: Trust Agreement, dated December 19, 2018, between Cumbra Perú S.A. as Trustor, BCP Negocios Fiduciarios S.A. as Trustee (as amended and supplemented).

● Secured Obligations: Administration of project’s funds according to processes agreed with the Client (Marcobre).

Dollars
33.	Cumbra Perú’s Project: 1878 - K-143 Túnel Transportador Terrestre - Quellaveco (collection rights, cash flows and balances credited to the trust accounts)	Trust

● Agreement: Trust Agreement, dated February 22, 2019, between Consortium GyM-Ossa (Cumbra Perú S.A. 99.99% and Obras Subterráneas S.A. 0.1%), BCP Negocios Fiduciarios S.A. as Trustee (as amended and supplemented).

● Secured Obligations: Administration of project’s funds according to processes agreed with the Client (Anglo American).

Dollars
34.	Cumbra Perú’s Project: 1877 - K-172 Planta Concentradora Norte - Quellaveco (collection rights, cash flows and balances credited to the trust accounts)	Trust

● Agreement: Trust Agreement, dated April 2, 2019, between Cumbra Perú S.A. as Trustor, BCP Negocios Fiduciarios S.A. as Trustee (as amended and supplemented).

● Secured Obligations: Administration of project’s funds according to processes agreed with the Client (Anglo American).

Dollars
35.	Cumbra Perú’s Project: 1875 - Hotel Iberostar Miraflores (collection rights, cash flows and balances credited to the trust accounts)	Trust

● Agreement: Trust Agreement, dated April 15, 2019, between Cumbra Perú S.A. as Trustor, BCP Negocios Fiduciarios as Trustee (as amended and supplemented).

● Secured Obligations: Administration of project’s funds according to processes agreed with the Client (Inmobiliaria Selaya S.A.C.).

Soles

Schedule 7.25

36.	Cumbra Perú’s Project: 1880 - Hoteles Vistamar (collection rights, cash flows and balances credited to the trust accounts)	Trust

● Agreement: Trust Agreement, dated July 15, 2019, between Cumbra Perú S.A. as Trustor, BCP Negocios Fiduciarios as Trustee (as amended and supplemented).

● Secured Obligations: Administration of project’s funds according to processes agreed with the Client (Inmobiliaria Vistamar S.A.C.).

Soles
37.	Cumbra Perú’s Project: 1888 - EPC Construcción Gasoducto Piura (collection rights, cash flows and balances credited to the trust accounts)	Trust

● Agreement: Trust Agreement, dated September 18, 2020, between Cumbra Perú S.A. as Trustor, BCP Negocios Fiduciarios as Trustee (as amended and supplemented).

● Secured Obligations: Administration of project’s funds according to processes agreed with the Client (Gases del Norte del Perú S.A.C.).

Dollars
38.	Cumbra Perú’s Project: 1889 - Servicios para absolver puntos punch list categoría D y E, terminaciones y reparaciones en los procesos C3-C4 de Mina Justa (collection rights, cash flows and balances credited to the trust accounts)	Trust

● Agreement: Trust Agreement, dated February 8, 2021, between Cumbra Perú S.A. as Trustor, BCP Negocios Fiduciarios as Trustee (as amended and supplemented).

Secured Obligations: Administration of project’s funds according to processes agreed with the Client (Marcobre).

Dollars
39.	Cumbra Perú’s Project: 1868 - EPC Edificios UA – PMRT & 1870 - EPC Captación Agua Mar y Efluentes UA - PMRT (collection rights, cash flows and balances credited to the trust accounts)	Trust

● Agreement: Trust Agreement, dated September 17, 2018, between Cumbra Perú S.A. as Trustor, BCP Negocios Fiduciarios as Trustee, La Fiduciaria S.A. as Trustee (as amended and supplemented).

● Secured Obligations: Administration of project’s funds according to processes agreed with the Client (Cobra Perú S.A.)

Dollars

Schedule 7.25

40.	Cumbra Perú’s Project: 1869 - EPC Planta Hidrógeno UA - PMRT (collection rights, cash flows and balances credited to the trust accounts)	Trust

● Agreement: Trust Agreement, dated October 24, 2018, between Cumbra Perú S.A. as Trustor, La Fiduciaria S.A. as Trustee, BTG Pactual S.A. as beneficiary (as amended and supplemented).

● Secured Obligations: Administration of project’s funds according to processes agreed with the Client (Cobra Perú S.A.). All obligations in favor of BTG Pactual related to the SBLCs issued for this project (Performance Bond and Cash in Advance guarantees).

Dollars
41.	Cumbra Perú’s Project: 1887 - Ampliación Aeropuerto Jorge Chavez - WP 2.2 (collection rights, cash flows and balances credited to the trust accounts)	Trust

● Agreement: Trust Agreement, dated December 1, 2020, between Consortium Inti Punku (Cumbra Perú S.A. 49%, Sacyr Perú 51%) as Trustor, La Fiduciaria S.A. as Trustee, Lima Airport Partners S.R.L. (LAP) as beneficiary (as amended and supplemented).

● Secured Obligations: Administation of project’s funds according to processes agreed with the Client (LAP).

Dollars
42.	Cumbra Perú’s Project: 1893 - Ampliación Aeropuerto Jorge Chavez - WP 3 (collection rights, cash flows and balances credited to the trust accounts)	Trust

● Agreement: Trust Agreement, dated October 28, 2021, between Consortium Inti Punku (Cumbra Perú S.A. 49%, Sacyr Perú 51%) as Trustor, La Fiduciaria S.A. as Trustee, Lima Airport Partners S.R.L. (LAP) as beneficiary (as amended and supplemented).

● Secured Obligations: Administation of project’s funds according to processes agreed with the Client (LAP).

Dollars

Schedule 7.25

43.	Cumbra Perú’s Parent Company Guaranty	Guaranty

● Agreement: Contrato de Fianza Solidaria, dated November 10, 2020 (as amended and supplemented).

● Secured Obligations: All obligations of Vial y Vives - DSD S.A. in favor of Avla Seguros de Crédito y Garantía S.A., regarding two projects: MAPA Project (Client: Celulosa Arauco y Constitución S.A.) and Spence Ripios Reprocessing Project (Client: Minera Spence S.A. - BHP Chile)

Dollars
44.	Cumbra Peru and Aenza Joint and Several Guaranty	Guaranty

● Agreement: Joint Collateral Agreement, dated September 29, 2021, between Aenza S.A.A. (guarantor), Cumbra Perú S.A. (debtor) and Andritz Hydro S.r.L Unipersonale, Andritz Hydro GmbH and Andritz Hydro S.A. (secured creditors) - as amended and supplemented.

● Secured Obligations: All obligations arising from a settlement agreement signed on September 29, 2021, between debtor and secured creditors, with intervention of Aenza S.A.A..

Dollars

Schedule 7.25

Schedule 8.01(b)
to Loan Agreement

Excluded Subsidiaries

15. Subsidiaries of Borrower

Subsidiary	Percentage
1. Promotores Asociados de Inmobiliarias S.A.	100%
2. Recaudo Lima S.A.	99%
3. Promotora Larcomar S.A.	46%
4. CAM Holding SpA	100%
5. Negocios de Gas S.A.	99%
6. Agenera S.A.C.	99.0007%
7. Inmobiliaria OPQ S.A.C.	--
8. Billetera Electrónica de Transporte Lima S.A.C.	95.5%

16. Subsidiaries of Viva Negocio Inmobiliario S.A.

Subsidiary	Percentage
1. Proyectos Inmobiliarios Consultores S.A.C.	92.42%
2. GMVBS S.A.	50%
3. Las Lomas S.A.	99.9%

17. Subsidiaries of Unna Energía S.A.

Subsidiary	Percentage
1. Transportadora de Gas Natural Comprimido Andino S.A.C.	99.93%

18. Subsidiaries of Cumbra Perú S.A.

Subsidiary	Percentage
1. Servisel S.A.	99.98%
2. Construyendo País S.A.	99.9%
3. Empresa Constructora Puruchuco S.A.C.	99.9%
4. GyM Operaciones Internacionales S.A.C.	50%
5. Perú Piping Spools S.A.C.	33.3%
6. Construcciones y Soluciones Energéticas S.A.C.	85%
7. Graña y Montero Construcciones y Montajes S.A.	99.71%
8. Inmobiliaria Gold S.A.	--

Schedule 8.01(b)

19. Subsidiaries of Cumbra Ingeniería S.A.

Subsidiary	Percentage
1. GM Ingeniería Bolivia S.R.L.	98.57%
2. GM Ingeniería y Construcción S.A. de C.V.	99%

20.	Subsidiaries of Agenera S.A.C.

Subsidiary	Percentage
1. Generación Eléctrica del Norte S.A.C.	50%
2. Operadores de Infraestructura S.A.C.	99.99%

21. Subsidiaries of Unna Infraestructura S.A.C.

Subsidiary	Percentage
1. Inversiones en Infraestructura de Transporte S.A.C.	99.90%

22. All consortiums of the Subsidiaries, as set forth in Schedule 7.17 of the Loan Agreement.

Schedule 8.01(b)

Schedule 8.23
to Loan Agreement

Permitted Dispositions

1.	Sale and/or transfer of the corporate building of the Borrower (currently in a trust for the benefit of the lenders of the Existing Syndicated Facilities), located in Avenida Paseo de la República N° 4667-4675-4681-4685-4691-4699, Jr. Contralmirante Montero N° 500-502, Av. General Recavarren N° 901-905-907-909-911-915-925, district of Surquillo, province and department of Lima, dully incorporated in Electronic Entry N° 41776862 of Lima’s Real Estate Public Registry.

2.	Sale and/or transfer of accounts receivable of the Borrower and owed by Gasoducto Sur Peruano S.A., currently transferred in trust for the benefit of the lenders of the Existing Syndicated Facilities, at any value deemed appropriate by the Borrower.

3.	Sale and/or transfer and/or reduction and/or increase of Equity Interest in subsidiaries listed in Schedule 8.01 (b), at any value deemed appropriate by the Borrower.

Schedule 8.23

Schedule 8.33
to Loan Agreement

Restricted Agreements

1.	Existing Indebtedness of Tren Urbano de Lima S.A., as set forth in Schedule 7.18 to the Loan Agreement.

2.	Existing Indebtedness of Red Vial 5 S.A., as set forth in Schedule 7.18 to the Loan Agreement.

3.	Existing Indebtedness of Consorcio Terminales del Perú (Unna Energía S.A.), as set forth in Schedule 7.18 to the Loan Agreement.

4.	Existing Indebtedness of Cumbra Perú S.A., as set forth in Schedule 7.18 to the Loan Agreement.

Schedule 8.33

Schedule 11.02
to Loan Agreement

Notices

If to the Borrower:

Borrower	ADDRESS FOR NOTICES
Aenza S.A.A.

HQ: Avenida Petit Thouars 4957, district of Miraflores, Lima 15046, Peru

André Mastrobuono – CEO
andre.mastrobuono@aenza.com.pe

Dennis Gray Febres – CFO
dgray@aenza.com.pe

Daniel Urbina Pérez – CLO
daniel.urbina@aenza.com.pe

Wu Yong Le – Head of Restructuring
wu.yong@aenza.com.pe

Fredy Chalco Aguilar – Head of Corporate Finance
fredy.chalco@aenza.com.pe

Oscar Pando Mendoza – Controller
oscar.pando@aenza.com.pe

Schedule 11.02

If to any Lender:

LENDER	ADDRESS FOR NOTICES
Banco BTG Pactual S.A. – Cayman Branch

Harbour Place 5th Floor, 103 South Church Street, P.O. Box 1353GT, Grand Cayman, Cayman Islands, KYI-1108

Daniel Valencia
Daniel.valencia@btgpactual.com

Sebastián Arango
Sebastian.arango@btgpactual.com
OL-CnS-LATAM@btgpactual.com

Catherine Pavez
Catherine.pavez@btgpactual.com
OL-CRC-chile@btgpactual.com

Lais Bianco
Lais.bianco@btgpactual.com
OL-apoio-credito-offshore@btgpactual.com

Mariana Anchieta
Mariana.anchieta@btgpactual.com
OL-Legal-Credit-Cayman@btgpactual.com

Karim Abuid
Karim.abuid@btgpactual.com

Schedule 11.02

LENDER	ADDRESS FOR NOTICES
Banco Santander Perú S.A.

Av. Rivera Navarrete 475, 14th Floor, San Isidro, Lima, Peru

Diego Raffo Townsend
draffo@santander.com.pe

Ricardo Jimenez
rjimenez@santander.com.pe

Rodrigo Quiñones
rquinones@santander.com.pe

Martin Rodriguez
MRodriguezf@santander.com.pe

HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC	Av. Paseo de la Reforma 347, Col. Cuauhtémoc, Mexico City, Mexico Ricardo Galarza Valdez ricardo.galarza@hsbc.com.mx
Natixis, New York Branch

1251 Avenue of the Americas,
New York, NY 10020

Luis Bas
Luis.bas@natixis.com
+51 1 500 0250

Maria Kahn
Maria.kahn@natixis.com
+51 1 500 0253

Federico Fiorentini
Federico.fiorentini@natixis.com
+1 212 872 5180

Gabriela Davies
Gabriela.davies@natixis.com
+1 212 891 6205

uscibdealclosing@natixis.com

uscibcollateral@natixis.com

uscibbroadridgelendingsupport@natixis.com

Schedule 11.02

If to Administrative Agent:

Administrative Agent	ADDRESS FOR NOTICES
Banco de Crédito del Perú	Av. el Derby 055, Torre 4 Piso 7, Santiago de Surco, Lima, Perú Marcia Mónica Rojas Gameros mrojasg@credicorpcapital.com Roberto Balarezo Medina rbalarezo@bcp.com.pe

If to Collateral Agent:

Collateral Agent	ADDRESS FOR NOTICES
Banco de Crédito del Perú	Av. el Derby 055, Torre 4 Piso 7, Santiago de Surco, Lima, Perú Marcia Mónica Rojas Gameros mrojasg@credicorpcapital.com Roberto Balarezo Medina rbalarezo@bcp.com.pe

Schedule 11.02

EXHIBIT A
to Loan Agreement

Exhibit A
Form of Borrowing Notice

BORROWING NOTICE

[___________], [____]2

BANCO DE CRÉDITO DEL PERÚ, as Administrative Agent
for the Lenders parties to the Loan
Agreement referred to below

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement dated as of March 17, 2022 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, Banco de Crédito del Perú, as Administrative Agent, and Banco de Crédito del Perú, as Collateral Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Loan Agreement, that the undersigned hereby wishes to make the borrowing of the Loans, and in that connection sets forth below the information relating to the borrowing of the Loans:

(a)	The aggregate amount of the borrowing is U.S.$[_________] as provided below:

1.	U.S.$[_________] of Floating Rate Loans; and,

2.	U.S.$[_________] of Fixed Rate Loans.

(b)	The requested borrowing date is [_________], [____] (the “Borrowing Date”), which is a Business Day that is at least three (3) Business Days after the date hereof.

(c)	[The fixed interest rate (the “Fixed Rate”) applicable to the Fixed Rate Loans (as communicated by the Fixed Rate Lenders to the Borrower) is: (i) […][3]% per annum plus (ii) the Applicable Margin.]

(d)	The initial Interest Period with respect to the requested borrowing shall commence on (and include) the Borrowing Date and end on (and exclude) the date that is three (3) months after the Borrowing Date.

(e)	The proceeds of the requested Loans are to be remitted by the Administrative Agent as follows:

(i)	To the Collection Account:

Bank Name: [__]

ABA #: [__]

Account #: [__]

Account Name: [__]

Reference: [__]

Contact Name: [__]

Telephone number: [__]

2 NTD: To be delivered no later than 11.00am New York time, on the date that is at least three (3) Business Days prior to the requested Borrowing Date.

3 NTD: To be calculated by the Fixed Rate Lenders, and informed to the Borrower, to be equivalent to the interest rate under the Floating Rate Loans.

[Remainder of Page Intentionally Left Blank]

Exhibit A

EXHIBIT A
to Loan Agreement

Very truly yours,

AENZA S.A.A.

By:
Name:
Title:

Exhibit A

EXHIBIT B
to Loan Agreement

Exhibit B
Form of Notes

PAGARÉ

Monto Total: US$ _____________________	Fecha de Vencimiento: _____________________

En virtud del presente Pagaré (el “Pagaré”), emitido de conformidad con el artículo 10 de la Ley de Títulos Valores, Ley No. 27287 (la “Ley de Títulos Valores”) [y de la Circular No. G-0090-2001]4, el cual será completado de conformidad con el “Acuerdo para el Llenado de Pagaré” suscrito entre el DEUDOR y el ACREEDOR (conforme estos términos se encuentran definidos más adelante) con fecha [●] de [●] de 2022 (en adelante, el “Acuerdo de Llenado”), nosotros, AENZA S.A.A. (en adelante, el “DEUDOR”), una sociedad constituida y existente de acuerdo a las leyes de la República del Perú, identificada con Registro Único de Contribuyente No. 20332600592, con domicilio para estos efectos en Av. Petit Thouars Nro. 4957, Distrito de Miraflores, Provincia y departamento de Lima, debidamente representada por [●], identificado con Documento Nacional de Identidad No. [●], con poderes debidamente inscritos en el asiento [●] de la Partida Registral No. 11028652 del Registro de Personas Jurídicas de la Oficina Registral de Lima debemos y pagaremos en forma incondicional mediante fondos disponibles de inmediato a la orden y disposición de [Incluir Banco] o a quien éste hubiese transferido este Pagaré por endoso o por cualquier otro medio permitido por la ley (en adelante, el “ACREEDOR”), en la fecha que sea presentado para su pago indicada en la parte superior de este Pagaré (en adelante, la “Fecha de Vencimiento”), contra la presentación del original de este Pagaré debidamente completado, el monto indicado en la parte superior de este Pagaré (en adelante, el “Monto Total”) ascendente a US$____________________________ (______________________________________________________________________________).

El DEUDOR se obliga a efectuar el pago del Monto Total, mediante transferencia bancaria a la cuenta abierta en una entidad del sistema financiero nacional o del exterior que indique el ACREEDOR por escrito, o en la dirección que el ACREEDOR de este Pagaré le indique por escrito.

El DEUDOR se obliga a efectuar el pago del Monto Total a su primera presentación para el pago (siempre que sea en o después de la Fecha de Vencimiento) en el domicilio que el DEUDOR ha señalado en el presente Pagaré. El Monto Total deberá ser pagado por el DEUDOR al ACREEDOR necesaria y obligatoriamente en Dólares de los Estados Unidos de América, moneda de curso legal en los Estados Unidos de América, en fondos de disponibilidad inmediata, de conformidad con lo establecido por el artículo 50 de la Ley de Títulos Valores y el segundo párrafo del artículo 1237 del Código Civil, constituyendo este acuerdo pacto en contrario a lo establecido en el artículo 1237 del Código Civil.

En el supuesto de que en el futuro se dictase cualquier norma o disposición legal que impida la realización de pagos en la moneda de este pagaré, el DEUDOR no quedará eximido del pago del Monto Total indicado en este Pagaré, y pagará, en la oportunidad que corresponda, el Monto Total en moneda nacional, de manera tal que el importe que reciba el ACREEDOR sea suficiente para adquirir la cantidad de Dólares de los Estados Unidos de América que corresponda para efectuar el pago total del Monto Total en esta moneda.

Se deja establecido que el solo hecho que el DEUDOR no cumpla con pagar el Monto Total adeudado según este Pagaré en la Fecha de Vencimiento determinará que el DEUDOR incurra en mora en forma automática a partir del día siguiente a la Fecha de Vencimiento, sin necesidad de requerimiento o intimación adicional alguna por parte del ACREEDOR.

4 Nota: Aplicable únicamente a Bancos peruanos, de ser el caso.

Exhibit B

EXHIBIT B
to Loan Agreement

De conformidad con lo establecido por el artículo 52° de la Ley de Títulos Valores, este Pagaré no requiere ser protestado. Sin embargo, el tenedor podrá protestarlo por falta de pago si así lo estimase conveniente, caso en el que el DEUDOR asumirá los gastos de tal diligencia notarial o de la formalidad sustitutoria correspondiente. El protesto podrá ser efectuado mediante notificación que se curse al domicilio del DEUDOR consignado en este Pagaré.

El DEUDOR se obliga a pagar al ACREEDOR los siguientes intereses sobre el Monto Total (i) un interés compensatorio equivalente a ___% (__________________ por ciento) nominal anual (la “Tasa de Interés Compensatorio”), el cual se devengará a partir de la Fecha de Vencimiento y hasta que el mismo sea pagado en su integridad y (ii) un interés moratorio equivalente a [2% (dos por ciento) anual] aplicable sobre los importes en mora, el cual se devengará en forma automática a partir del día siguiente a la Fecha de Vencimiento del presente Pagaré (la “Tasa de Interés Moratorio”) hasta la que el mismo sea pagado en su integridad y en forma adicional a la Tasa de Interés Compensatorio.

Adicionalmente, el DEUDOR se obliga de manera incondicional a pagar al ACREEDOR todas las comisiones, gastos administrativos, notariales, honorarios de abogados, gastos de cobranza judicial y/o extrajudicial y demás costos y gastos, razonables y debidamente documentados y sustentados, en que el ACREEDOR incurra en razón de la ejecución de este Pagaré, obligándose a pagar sobre dichos conceptos la misma Tasa de Interés Moratorio pactada en este Pagaré, a partir del Día Hábil siguiente a la fecha en la que dichos conceptos hayan sido puestos a cobro por parte del ACREEDOR sin que el DEUDOR los haya pagado, hasta su total cancelación. Para efectos del presente Pagaré, el término “Día Hábil” significa cualquier día que no sea sábado, domingo o cualquier otro día en que los bancos están autorizados u obligados por ley a cerrar en [la ciudad de Nueva York, Estado de Nueva York, Estados Unidos de América, la ciudad de Lima, Perú o la ciudad de São Paulo, Brasil].

El pago de este Pagaré se efectuará sin deducción alguna por concepto de tributos, impuestos, costos, gastos, gravámenes, tasas, derechos u otros recargos vigentes a la fecha de pago, o que sean establecidos con posterioridad a esta fecha (las “Deducciones”). Sin perjuicio de ello, en el supuesto caso en que sea exigible alguna Deducción, pagaremos al ACREEDOR cantidades tales que permitan que, luego de efectuar tal Deducción, el ACREEDOR reciba un monto igual al monto que hubiera recibido si dichas Deducciones no hubieran sido realizadas.

Una vez que este Pagaré sea cancelado, será de aplicación lo dispuesto en el numeral 17.1 del artículo 17 de la Ley de Títulos Valores.

El DEUDOR expresamente autoriza al ACREEDOR a completar el presente Pagaré de acuerdo con el Acuerdo de Llenado, conforme lo permite el artículo 10 de la Ley de Títulos Valores. En este acto, el DEUDOR declara haber recibido copia de este Pagaré así como del Acuerdo de Llenado, a su completa y entera satisfacción.

Queda establecido que las obligaciones en virtud de las cuales se emite este Pagaré no se extinguirán aun cuando por culpa del ACREEDOR se hubiese perjudicado este Pagaré, constituyendo el presente acuerdo pacto en contrario a lo dispuesto por el artículo 1233 del Código Civil.

En aplicación de lo dispuesto por el artículo 49 de la Ley de Títulos Valores, el DEUDOR autoriza expresamente al ACREEDOR para que pueda prorrogar la fecha de vencimiento del presente Pagaré, sin requerirse de la expresa suscripción del DEUDOR. Bastará que la prórroga sea anotada en este mismo documento sin que sea necesario para su plena validez que el DEUDOR lo suscriba nuevamente. Sin perjuicio de lo señalado, el ACREEDOR deberá informar de manera oportuna y por escrito la nueva fecha de vencimiento al DEUDOR.

Exhibit B

EXHIBIT B
to Loan Agreement

Nos sometemos a la competencia de los Jueces y Tribunales del Distrito Judicial del Cercado de Lima para todos los actos, efectos y consecuencias que se deriven de la emisión, interpretación, pago, ejecución y cobranza del Monto Total representado por el presente Pagaré, así como de los intereses, comisiones y gastos que se originen con relación al mismo.

Señalamos como nuestro domicilio para cualquier notificación, comunicación o requerimiento que deba efectuarse en relación al presente Pagaré, sea de carácter judicial o extrajudicial, aquel ubicado en [●], lugar donde se nos reputará siempre presentes para todos los efectos del presente Pagaré, hasta el momento en que cumplamos con pagar la integridad del Monto Total representado en el mismo, así como de los intereses, comisiones y gastos que se originen con relación al mismo.

El presente Pagaré se encuentra regulado y deberá ser interpretado conforme a las disposiciones legales aplicables que se encuentran vigentes en la República del Perú. En particular, sin que la presente enumeración tenga carácter limitativo, serán aplicables al presente pagaré las disposiciones contenidas en la Ley de Títulos Valores, el Código Civil y el Código Procesal Civil, así como las disposiciones legales que las sustituyan en el futuro, salvo aquellas disposiciones de carácter supletorio que fuesen inconsistentes con el texto expreso del mismo.

El DEUDOR reconoce y acepta que el Pagaré podrá ser endosado y/o los derechos derivados del mismo podrán ser cedidos de conformidad con lo indicado en el Acuerdo de Llenado, renunciando expresamente el DEUDOR a que el Pagaré sea “no negociable”.

Este Pagaré no podrá ser modificado y no se podrá renunciar al mismo excepto por documento escrito suscrito por el ACREEDOR.

Este Pagaré es emitido en la ciudad de Lima, Perú, a los [●] días del mes de [●] de 2022.

Este Pagaré consta en dos (2) páginas en una sola hoja, constituyendo un solo instrumento.

__________________________

Aenza S.A.A.

RUC No. 20332600592

Dirección: [●]

Nombre del Representante: [●]

DNI No. [●]

Datos de Inscripción de Poderes: Asiento No. [●] de la Partida Registral No. 11028652 del Registro de Personas Jurídicas de la Oficina Registral de Lima

Exhibit B

EXHIBIT B-1
to Loan Agreement

Exhibit B-1
Form of Letter of Instructions

ACUERDO PARA EL LLENADO DE PAGARÉ

Lima, [●] de [●] de 2022

Señores

[●]

Presente.-

De nuestra consideración:

Nos referimos al pagaré incompleto emitido por AENZA S.A.A. (en adelante, el “DEUDOR”) a la orden de [Insertar Banco] (en adelante, el “ACREEDOR”), con fecha [●] de [●] de 2022 (en adelante, el “Pagaré”) de conformidad con el contrato de préstamo (“Loan Agreement”) de fecha [●] de [●] de 2022, celebrado entre AENZA S.A.A., como prestatario (“Borrower”), Banco de Crédito del Perú, como agente administrativo (“Administrative Agent”) y como agente de garantías (“Collateral Agent”), y ciertas instituciones financieras en calidad de prestamistas indicadas en dicho documento (en adelante, el “CONTRATO”).

Al respecto, por medio del presente Acuerdo para el Llenado de Pagaré, los autorizamos irrevocablemente, conforme al artículo 10 de la Ley de Títulos Valores (Ley No. 27287), a completar el Pagaré conforme a lo siguiente:

1.	El Pagaré será completado por ustedes ante la configuración de un Evento de Incumplimiento (Event of Default, según este término es definido en el CONTRATO) y que, según los términos y condiciones de la Sección 9.01 del CONTRATO, se hayan acelerado los plazos y, por ende, se dé la exigibilidad de las obligaciones de pago contraídas por el DEUDOR frente al ACREEDOR bajo el CONTRATO, o cuando, según los términos y condiciones de la Sección 9.01 del CONTRATO, dichos montos se hagan exigibles automáticamente y deban ser cancelados al ACREEDOR sin necesidad de declaración de aceleración alguna.

2.	La fecha a completar en la sección referida a “Fecha de Vencimiento” deberá ser la misma fecha o fecha posterior al día en el cual el ACREEDOR declare, según los términos y condiciones de la Sección 9.01 del CONTRATO, que las obligaciones de pago del DEUDOR bajo el CONTRATO han devenido en exigibles o cuando, según los términos y condiciones del CONTRATO, dichas obligaciones se hagan exigibles automáticamente y deban ser canceladas sin necesidad de declaración de aceleración alguna, de conformidad con lo señalado en el numeral 1 anterior.

3.	El monto a completar en la sección referida a “Monto Total” del Pagaré deberá ser el monto que se derive de la liquidación que efectúe el ACREEDOR, según los términos y condiciones del CONTRATO, del íntegro de nuestra deuda para con dicho ACREEDOR al momento de la declaración de vencimiento y exigibilidad de los montos pendientes de pago bajo el CONTRATO, a la Fecha de Vencimiento que se haya completado según el numeral 2 anterior.

4.	La Tasa de Interés Compensatorio a ser completada en el Pagaré será la tasa denominada [Fixed Rate/Floating Rate] según dicho término se define en el CONTRATO. La Tasa de Interés Compensatorio y la Tasa de Interés Moratorio serán calculadas sobre la base de un año de 360 días calendario, en función a los días efectivamente transcurridos (incluyéndose el primer día pero excluyéndose el último día).

Exhibit B-1

EXHIBIT B-1
to Loan Agreement

5.	Para efectos de completar el Pagaré bastará, exclusivamente, lo establecido en el presente Acuerdo para el Llenado de Pagaré, no siendo necesario para ello aprobación o consentimiento, ni pronunciamiento o resolución alguna por parte de cualquier autoridad judicial, administrativa o de cualquier otra naturaleza, sea previo, simultáneo o posterior.

6.	El DEUDOR declara de manera expresa que entiende y conoce los mecanismos de protección que la ley otorga para la emisión o aceptación de títulos valores incompletos. En caso el Pagaré fuera transferido por el ACREEDOR a un tercero, según los términos y condiciones del CONTRATO, antes de ser completado, dicho tercero quedará sujeto a las instrucciones aplicables al ACREEDOR establecidas en el presente documento y deberá adherirse al presente Acuerdo de Llenado. Para tales efectos, las partes dejan constancia que el Pagaré podrá ser cedido cuando el ACREEDOR ceda total o parcialmente sus derechos o su posición contractual bajo el CONTRATO según los términos y condiciones del mismo.

7.	[El DEUDOR renuncia expresamente a la inclusión de una cláusula que impida o limite la libre negociación del Pagaré incompleto, de conformidad con lo señalado en el numeral 2.3 de la Circular No. G-0090-2001.][5]

8.	El ACREEDOR entregará al DEUDOR una copia de este Acuerdo de Llenado suscrito y se dejará constancia de la entrega con la suscripción del presente documento.

El presente Acuerdo de Llenado se rige por las leyes de la República del Perú y se extiende de conformidad con lo señalado en el artículo 10 de la Ley de Títulos Valores.

Las partes se someten a la competencia de los jueces y tribunales del distrito judicial del Cercado de Lima, a cuyo efecto renuncian al fuero de sus domicilios.

Sírvanse firmar y devolver una copia firmada por ustedes como evidencia de su acuerdo con lo anterior.

Sin otro particular, quedamos de ustedes.

Atentamente,

Hoja de Firmas del ACUERDO PARA EL LLENADO DE PAGARÉ a continuación

5 Nota: Aplicable únicamente para los pagarés a ser emitidos, de ser el caso, a Bancos peruanos.

Exhibit B-1

EXHIBIT B-1
to Loan Agreement

Hoja de Firma del ACUERDO PARA EL LLENADO DE PAGARÉ

Suscrito por el DEUDOR:

__________________________

AENZA S.A.A.

RUC No. 20332600592

Dirección: [●]

Nombre del Representante: [●]

DNI No. [●]

Datos de Inscripción de Poderes: Asiento No. [●] de la Partida Registral No. 11028652 del Registro de Personas Jurídicas de la Oficina Registral de Lima.

Exhibit B-1

EXHIBIT B-1
to Loan Agreement

Hoja de Firma del ACUERDO PARA EL LLENADO DE PAGARÉ

Suscrito por el ACREEDOR:

__________________________

[Nombre del Banco]

[RUC / Tax ID] No. [●]

Dirección: [●]

Nombre del Representante: [●]

[DNI / Pasaporte] No. [●]

Exhibit B-1

EXHIBIT C
to Loan Agreement

Exhibit C
Form of Process Agent Acceptance Letter

APPOINTMENT OF AGENT FOR SERVICE OF PROCESS AGREEMENT

Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168, hereby accepts its irrevocable appointment as agent for service of process relating to any suit, action, or proceeding originating in the state and federal courts of New York on behalf of the Appointing Party for the Appointment Term in accordance with the terms of the Operative Agreements (the “Appointment”):

Appointing Party:	AENZA S.A.A.
Appointment Term:
Commencement Date:	March ___, 2022
Termination Date:	March ___, 2025

Operative Agreements:

Name of Operative Agreement	Principal Parties	Agreement Date
Loan Agreement

●  AENZA S.A.A.

●  Lenders from time to time party thereto

●  Banco de Crédito del Perú S.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”)

Commencement Date
Fee Letter	● AENZA S.A.A. ● Lenders party to the Loan Agreement	Commencement Date
Expense Reimbursement and Indemnity Agreement	● AENZA S.A.A. ● Lenders from time to time party thereto ● Administrative Agent ● Collateral Agent	Commencement Date
Take-Out Engagement Letter	● AENZA S.A.A. ● Banco BTG Pactual S.A. – Cayman Branch ● Banco Santander Perú S.A. ● HSBC Securities (USA) Inc. ● Natixis Securities Americas LLC	Commencement Date

The Appointment shall be in full force and effect upon the execution by Cogency Global Inc. and the Appointing Party of this Appointment of Agent for Service of Process Agreement (the “Appointment Agreement”) as of the Commencement Date and shall remain valid (i) until the Termination Date; or (ii) until terminated by Cogency Global Inc. for non-payment of the fee agreed to as set forth below.

The Appointing Party hereby agrees that the responsibility of Cogency Global Inc. under this Appointment Agreement and under the Operative Agreements shall be limited to the receipt and forwarding of legal process received during the Appointment Term. Upon receipt of legal process, Cogency Global Inc. will send by e-mail an electronic copy of the legal process received to the contact listed on Schedule I of this Appointment Agreement and if requested, forward the original legal process document by a recognized international express courier service.

Exhibit C

EXHIBIT C
to Loan Agreement

The Appointing Party will provide a completed Schedule I and notify Cogency Global Inc., in writing, with any changes to its address. In the event that Cogency Global Inc. is not advised of a change of address and is unable to deliver the legal process, it will use all reasonable efforts to locate the Appointing Party. If after reasonable efforts to locate the Appointing Party, Cogency Global Inc. is still unable to obtain a deliverable address, it shall contact the parties listed in the Operative Agreements for further instructions. Cogency Global Inc. shall have no liability for any loss, damage, cost or expense attributable to its inability to locate the Appointing Party and deliver the legal process.

The Appointing Party agrees to pay Cogency Global Inc. the sum of Two Hundred Dollars ($200.00) for the first year of the Appointment, and One Hundred Twenty-Five Dollars ($125.00) for each additional year of the Appointment Term payable in advance for a total amount of Four Hundred Fifty Dollars ($450.00, the “Fee”). The Fee is not refundable, in full or in part, for any reason, including the premature ending of the Appointment. The Appointment is hereby irrevocable and unconditional during the Appointment Term. The Fee shall be due no later than 30 days from the above-referenced Commencement Date. Representation by Cogency Global Inc. is contingent upon the Fee being paid as set forth above.

The Appointing Party represents that neither it, nor any person on whose behalf the Appointing Party is acting with respect to any of the services contemplated under the Appointment Agreement to be provided by Cogency Global Inc., is a person to whom it cannot provide such services pursuant to economic, financial, or any other sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or any other government entity or actor.

Cogency Global Inc. hereby agrees and acknowledges that in order to carry out its duties pursuant to this Appointment, it may, from time to time, be provided with certain confidential information. Cogency Global Inc. agrees that it will not divulge any such information unless required by law or official court order.

This Appointment Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such State and without giving effect to principles of conflicts of law.

[SIGNATURE PAGE TO FOLLOW]

Exhibit C

EXHIBIT C
to Loan Agreement

Dated as of the Commencement Date set forth above.

AENZA S.A.A.		COGENCY GLOBAL INC.

By:		By:
	Name:		Name:
	Title:		Title:	Assistant Secretary

Exhibit C

SCHEDULE I

Contact for delivery of Process, Summons or Complaints:

Name and Title of Contact:	[_______________]
Name of Company:	AENZA S.A.A.
Address:	Av. Paseo de la Republica 4675, Lima 15047, Peru
Phone:	+51(1) 213-6565
Email Address:	[_______________]
Department Email Address (if available):

Contact responsible for payment of invoice:

Name and Title of Contact:	John L. Murphy, Esq.
Name of Company:	Baker & McKenzie LLP
Address:	1111 Brickell Ave, Suite 1700, Miami, FL 33131
Phone:	305-789-8964
Email Address:	John.L.Murphy@bakermckenzie.com
Department Email Address (if available):

With copies to (optional):

Name and Title of Contact:	John L. Murphy, Esq.
Name of Company:	Baker & McKenzie LLP
Address:	1111 Brickell Ave, Suite 1700, Miami, FL 33131
Phone:	305-789-8964
Email Address:	John.L.Murphy@bakermckenzie.com
Department Email Address (if available):

Exhibit C

EXHIBIT D-1
to Loan Agreement

Exhibit D-1
Form of Opinion of Peruvian Counsel to the Borrower

PART I

DRAFT FOR DISCUSSION
PURPOSES ONLY

[   ] de [   ] de 2022

Banco BTG Pactual S.A., Cayman Branch

Harbour Place 5th Floor, 103 South Church Street,

P.O. Box 1353GT, Grand Cayman,
Cayman Islands, KYI-1108

HSBC Mexico, S.A., Institución de Banca Múltiple,
Grupo Financiero HSBC
Av. Paseo de la Reforma 347,
Col. Cuauhtémoc, Mexico City, Mexico

Natixis, New York Branch

1251 Avenue of the Americas,

New York, NY 10020

Banco Santander Perú S.A.

Av. Rivera Navarrete 1475

San Isidro, Lima, Peru

Banco de Crédito del Perú

Av Centenario 156

La Molina, Lima 12, Peru

Aenza S.A.A. Loan Agreement

Dear Ladies and Gentlemen,

We have acted as special counsel to Aenza S.A.A., a sociedad anónima abierta incorporated under the laws of Peru (the “Borrower”), in connection with that certain Loan Agreement, dated as of [March [●], 2022], by and among the Borrower and each of Banco BTG Pactual S.A., Cayman Branch, Banco Santander Peru S.A., Natixis, New York Branch, and HSBC Mexico, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, as lenders, and Banco de Crédito del Perú, as Administrative Agent and Collateral Agent (the “Agreement”). This letter is being rendered pursuant to [Section 6.03(h)(i)]6 of the Agreement. Unless otherwise defined herein, each capitalized term used herein that is defined in the Agreement has the meaning given such term in the Agreement.

In reaching the opinions set forth herein, we have reviewed the Agreement and the documents referred to in paragraphs (a), (b), (d), (e), and (g) through (k) below (the “Peruvian Transaction Documents” and, together with the Agreement, the “Transaction Documents”):

9.	the Notes,

6 NTD - Reference to be updated

Exhibit D-1

EXHIBIT D-1
to Loan Agreement

10.	the Letters of Instruction,

(a)	the Trust Agreement, dated October 26, 2020, entered into by and among, the Borrower, Cumbra Perú S.A. (“Cumbra Perú”), La Fiduciaria S.A. (“Onshore Trustee”) as trustee, and the Onshore Trustee as collateral agent of the Existing Syndicated Facility, with the intervention of Luis Francisco Díaz Olivero as depositary, Viva Negocio Inmobiliario S.A. (“Viva Negocio Inmobiliario”) as company, and Rolando Martin Ponce Vergara as minority shareholder in respect of 99.54% of the share capital of Viva Negocio Inmobiliario, as amended on (i) August, 12, 2021 pursuant to an agreement entered into by and among the Borrower, Cumbra Perú, the Onshore Trustee as trustee, the Onshore Trustee as collateral agent of the Existing Syndicated Facility, and the Convertible Bond Indenture Trustee, with the intervention of Luis Francisco Díaz Olivero as depositary, Viva Negocio Inmobiliario, and Rolando Martin Ponce Vergara as minority shareholder, and (ii) November 16, 2021 pursuant to an agreement entered into by and among the Borrower, Cumbra Perú, the Onshore Trustee as trustee, the Onshore Trustee, as collateral agent of the Existing Syndicated Facility, and the Convertible Bond Indenture Trustee and Banco Santander, S.A., with the intervention of Daniel René Urbina Pérez as depositary, Viva Negocio Inmobiliario, and Rolando Martin Ponce Vergara as minority shareholder (the “Original Asset Trust Agreement”),

(b)	an agreement and public deed of the third amendment to the Trust Agreement (Tercera Adenda al Contrato de Fideicomiso), dated [the date hereof], entered into by and among, the Borrower, Cumbra Perú, the Onshore Trustee as trustee, the Collateral Agent and the Onshore Trustee, as collateral agent of the Existing Syndicated Facility, with the intervention of Viva Negocio Inmobiliario, Rolando Martin Ponce Vergara as minority shareholder, Daniel René Urbina Pérez as depositary, the Convertible Bond Indenture Trustee and Banco Santander, S.A., in respect of 99.54% of the share capital of Viva Negocio Inmobiliario (the “Asset Trust Agreement”),

(c)	an agreement and public deed of the Share Pledge Agreement over the shares issued by Unna Energía (“Unna Energía”) (Contrato de Constitución y Preconstitución de Garantía Mobiliaria Sobre Acciones representativas del capital social de Unna Energía sujeta a Condición Suspensiva), dated [the date hereof], entered into by and among the Borrower and the Collateral Agent, with the intervention of Unna Energía, and the Onshore Trustee, as collateral agent of the Existing Syndicated Facility (the “Share Pledge Agreement”),

(d)	the cash flow trust agreement (Contrato de Fideicomiso), dated July 31, 2019, entered into by and among the Borrower, CS Peru Infrastructure Holdings LLC, the Onshore Trustee as trustee, and the Convertible Bond Indenture Trustee, with the intervention of Daniel René Urbina Pérez, as amended (i) on August 12, 2021 pursuant to an agreement entered into by and among the Borrower, CS Peru Infrastructure Holdings LLC, the Onshore Trustee as trustee and the Convertible Bond Indenture Trustee, with the intervention of Daniel René Urbina Pérez, (ii) on August 12, 2021 pursuant to an agreement entered into by and among the Borrower, CS Peru Infrastructure Holdings LLC, the Onshore Trustee as trustee, the Onshore Trustee as collateral agent of the Existing Syndicated Facility and Convertible Bond Indenture Trustee, with the intervention of Daniel René Urbina Pérez, and (iii) on October 4, 2021, pursuant to an agreement entered into by and among the Borrower, the Onshore Trustee as trustee, the Onshore Trustee as collateral agent of the Existing Syndicated Facility, Convertible Bond Indenture Trustee and Banco Santander, S.A., with the intervention of Daniel René Urbina Pérez (the “Original Cash Flow Trust Agreement”),

(e)	an agreement and public deed of the Fourth Amendment to the Cash Flow Trust Agreement (Cuarta Adenda al Contrato de Fideicomiso), dated [the date hereof], entered into by and among the Borrower, the Onshore Trustee as trustee, the Onshore Trustee as collateral agent of the Existing Syndicated Facility and the Collateral Agent, with the intervention of Daniel René Urbina Pérez, the Convertible Bond Indenture Trustee and Banco Santander, S.A. (the “Cash Flow Trust Agreement”),

Exhibit D-1

EXHIBIT D-1
to Loan Agreement

(f)	an agreement and public deed of the Repayment Trust Agreement (Contrato de Fideicomiso de Administración), dated [the date hereof], entered by and among the Borrower, the Collateral Agent, the Convertible Bond Indenture Trustee and the Onshore Trustee, with the intervention of Daniel René Urbina Pérez (the “Repayment Trust Agreement”),

(g)	an agreement and public deed of the Release Share Pledge Agreement (Contrato de Levantamiento) of the pre-constituted share pledge agreement (Contrato de Preconstitución de Garantía Mobiliaria sobre Acciones) over share capital of Unna Energía, dated August 12, 2021, by and between, inter alias, the Borrower and the Convertible Bond Indenture Trustee, with the intervention of Unna Energía, as amended,

(h)	an agreement and public deed of the Release Share Pledge Agreement (Contrato de Levantamiento) of the subordinated share pledge agreement (Contrato de Garantía Mobiliaria Subordinada sobre Acciones) over share capital of Unna Energía, dated October 4, 2021, by and between, inter alios, the Borrower and Banco Santander, S.A. with the intervention of Unna Energía, the Convertible Bond Indenture Trustee and the Onshore Trustee, as amended, and

(i)	the irrevocable power of attorney issued by the Borrower in respect of the Share Pledge Agreement, dated as of [●] [●], 2022.

We have also reviewed the (i) by-laws of the Borrower, Cumbra Perú, Viva Negocio Inmobiliario and Unna Energía, (ii) resolutions of the board of directors of the Borrower, dated February 25, 2022, and, except as set forth below, such other agreements, certificates of public officials and officers of the Borrower, records, documents, and matters of law that we have deemed relevant. We have, where relevant facts were not independently verified or established, relied upon the representations and warranties made by the Borrower and Cumbra Perú in the agreements to which each is a party and certificates of officers and representatives of the Borrower and Cumbra Perú. In rendering the opinions hereinafter expressed, we have, with your consent, relied only upon our examination of the foregoing documents and certificates, and we have made no independent verification of the factual matters set forth in such documents or certificates.

Based on and subject to the foregoing and subject further to the assumptions, exceptions, limitations and qualifications hereinafter stated, we are of the opinion that:

11.	The Borrower is a validly existing corporation (sociedad anónima abierta) and in good standing under the laws of Peru. Each of Cumbra Perú, Viva Negocio Inmobiliario and Unna Energía is a validly existing corporation (sociedad anónima) and in good standing under the laws of Peru.

12.	Each of the Borrower, Cumbra Perú, Viva Negocio Inmobiliario and Unna Energía has the corporate power and authority to execute, deliver, and perform its obligations under each Transaction Document to which it is a party.

13.	The Original Asset Trust Agreement and the Original Cash Flow Trust Agreement were, as of their respective dates of execution, were duly authorized by all necessary corporate action on the part of the Borrower, Cumbra Perú, Viva Negocio Inmobiliario and Unna Energía S.A, as the case may be.

Exhibit D-1

EXHIBIT D-1
to Loan Agreement

14.	The execution and delivery of, and performance by the Borrower, Cumbra Perú, Viva Negocio Inmobiliario and Unna Energía of their respective obligations under each Transaction Document to which it is a party, have been duly authorized by all necessary corporate action on the part of the Borrower, Cumbra Perú, Viva Negocio Inmobiliario or Unna Energía S.A as the case may be.

15.	The Notes, the Letters of Instruction and the Repayment Trust Agreement executed by the Borrower has been duly executed and delivered by the Borrower and constitute the valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms.

16.	Each Peruvian Transaction Document (other than the Notes, the Letters of Instructions and the Repayment Trust Agreement) executed by the Borrower has been duly executed and delivered by the Borrower and, upon execution and delivery of the Effectiveness Statements by the Convertible Bond Trustee and Banco Santander, S.A., each such Peruvian Transaction Document will constitute the valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms.

17.	The Asset Trust Agreement executed by Cumbra Perú has been duly executed and delivered by Cumbra Perú and, upon execution and delivery of the Effectiveness Statements by the Collateral Agent and the Onshore Trustee, the Asset Trust Agreement will constitute the valid and binding agreement of Cumbra Perú enforceable against Cumbra Perú in accordance with its terms.

18.	The execution and delivery of, and performance by the Borrower or Cumbra Perú of its agreements in, each of the Transaction Documents do not result in any violation by the Borrower or Cumbra Perú of (a) their respective Bylaws as presently in effect, (b) any statute, or (c) any judgment, decree, or order of any court or any other agency of government known to us that is applicable to the Borrower, Cumbra Perú or their respective properties.

19.	No approval or authorization by, or filing with, any governmental authority of Peru is required in connection with the execution and delivery by the Borrower or Cumbra Perú of, and their performance and compliance as of the date hereof with the terms of, the Transaction Documents except for such as have been duly obtained or made other than those information filings required under the Peruvian securities laws.

20.	Each of the Borrower and Cumbra Perú is subject to civil and commercial law with respect to its obligations under the Transaction Documents to which it is a party and the execution and delivery by the Borrower and Cumbra Perú of the Transaction Documents to which it is a party constitutes private and commercial acts rather than public or governmental acts. Neither the Borrower nor Cumbra Perú is entitled to sovereign immunity from any legal action, suit or proceeding, from jurisdiction of any court under the laws of Peru in respect of their respective obligations under the Transaction Documents.

21.	Each Transaction Document is in proper legal form under the laws of Peru for the enforcement thereof against the Borrower in a Peruvian court, and to ensure the validity or admissibility in evidence of the Transaction Documents in a Peruvian court, except that in order to be admitted as evidence before a Peruvian court, any documents executed in a language other than Spanish must be officially translated into Spanish by a translator registered in Peru at the time of such presentation and certified with an “Apostille (Convention de La Haya du 5 octobre 1961)” pursuant to the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents (“Hague Apostille Convention”). Except as provided in Paragraph [13] hereof, it is not necessary that any Transaction Document or any other document be filed or recorded with any court or other authority in Peru or that any stamp, transaction, registration, documentary or similar tax be paid on or in respect of any Transaction Document.

Exhibit D-1

EXHIBIT D-1
to Loan Agreement

22.	No exchange control authorization or any other authorization, approval, consent or license of any governmental authority or agency is required for the payment of any amounts payable under the Transaction Documents in accordance with the terms thereof; all such payments may be paid in U.S. dollars that may be converted into another currency and freely transferred out of Peru, without the necessity of obtaining any governmental authorization in Peru or any political subdivision or taxing authority thereof or therein.

23.	Pursuant to the terms of the Agreement, the Borrower has duly submitted to the exclusive jurisdiction of any state or federal court in the state of New York in which the relevant suit or proceeding may be instituted. Any final judgment for a fixed or readily calculable sum of money rendered in any state or federal court in the state of New York having jurisdiction in respect of any suit, action or proceeding against the Borrower based upon the Agreement or the transactions contemplated thereby would be declared enforceable against the Borrower by the courts of Peru without reexamination of the merits of the cause of action in respect of which the original judgment was given or retrial of the matters adjudicated upon or payment of any stamp, registration or similar tax or duty, provided that the following requirements are met: (i) such judgment is not related to matters under the exclusive jurisdiction of Peruvian courts (such as matters involving real estate property); (ii) the issuing court had jurisdiction under its own conflicts of law rules and under general principles of international law on jurisdiction; (iii) the defendant was adequately served and was guaranteed due process under the laws of the jurisdiction of the issuing court; (iv) the judgment is res judicata under the laws of the jurisdiction of the issuing court; (v) there is no pending litigation in Peru between the same parties for the same cause of action, which has been initiated before the commencement of the proceedings that concluded with such judgment; (vi) such judgment is not incompatible with a prior rendered foreign judgment that fulfills the requirements of recognition and enforceability established by Peruvian law; (vii) such judgment is not contrary to Peruvian national sovereignty, public order (orden público) or good morals (buenas costumbres); (viii) it has not been proven that the issuing court has denied enforcement of Peruvian judgments or engaged in a review of the merits thereof; (ix) such judgment has been (a) duly apostilled by the competent authority of the jurisdiction of the issuing court, in case of jurisdictions that are parties to the Hague Apostille Convention, or (b) certified by Peruvian consular authorities, in case of jurisdictions that are not parties to the Hague Apostille Convention, and is accompanied by a certified and officially translated copy of such judgment into Spanish; and (x) the applicable court taxes or filing fees have been paid. As of the date hereof, there is no treaty between Peru and the United States of America on the enforcement of judgments rendered by U.S. courts, including U.S. federal and New York state courts. However, we have no reason to believe that any obligation under Agreement would be contrary to Peruvian public policy and international treaties to which Peru is subject or generally accepted principles of international law.

24.	The Borrower has the power to submit, designate, appoint and empower, and has validly designated, appointed and empowered an agent for service of process in any suit or proceeding based on or arising under the Agreement, in any federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York.

25.	The choice of law of the State of New York as the governing law of the Agreement is valid choice of law under the laws of Peru and will be recognized by the courts of Peru, except as may be limited by article 2049 of the Peruvian Civil Code, which states that a foreign law shall be excluded if its application is incompatible with international public policy (orden público international) or good morals (buenas costumbres), in which case, the laws of Peru would will apply in its place.

26.	Upon satisfaction of the conditions for effectiveness contained in the Cash Flow Trust Agreement, the Share Pledge Agreement and the Asset Trust Agreement, such agreements will create a valid security interest in the collateral described in the Cash Flow Trust Agreement, the Share Pledge Agreement and Asset Trust Agreement and such collateral will become perfected (oponible a terceros) against third parties (i) in the case of the Asset Trust Agreement and the Cash Flow Trust Agreement, upon registration of such agreements with the Registro Mobiliario de Contratos and (ii) in the case of the Share Pledge Agreement, upon registration of such agreement in the stock ledger of Unna Energía and the Registro Mobiliario de Contratos.

Exhibit D-1

EXHIBIT D-1
to Loan Agreement

27.	Each of the Notes and their applicable Letter of Instructions are in proper legal form under Peruvian law and entitle the holder of such Notes to initiate a proceso único de ejecución before the competent courts in Peru against the Borrower in accordance with the Peruvian Code of Civil Procedure (Código Procesal Civil) for the enforcement thereof; provided that, the Notes are completed in accordance with the provisions of the Letter of Instructions, as set forth by Article 10 of the Peruvian Securities Law – Law No. 27287 (Ley de Títulos Valores).

28.	It is not necessary under the laws of Peru (i) to enable any Secured Party (other than Onshore Trustee and the Agents) to enforce its rights under the Transaction Documents, or (ii) solely by reason of the execution, delivery or performance of Transaction Documents, that any Secured Party (other than Onshore Trustee and the Agents) be resident, domiciled, licensed, qualified or entitled to carry on business in Peru.

29.	All payments to be made by the Borrower on or by virtue of the execution delivery, performance or enforcement of the Agreement and all interest, principal, premium, if any, additional amounts, if any, and other payments under the Agreement, under the current laws and regulations of each taxing jurisdiction, will not be subject to withholding, duties, levies, deductions, charges or other taxes under the current laws and regulations of the taxing jurisdiction and without the necessity of obtaining any governmental authorization in the taxing jurisdiction; and are otherwise payable free and clear of any other withholding, duty, levy, deduction, charge or other tax in the taxing jurisdiction; except for a withholding for Peruvian Income Tax (Impuesto a la Renta) purposes of 4.99% (if conditions established on subsection a) of article 56 for the Peruvian Income Tax Law are met) or 30%, applicable on interest, fees and commissions paid by the Borrower to Lenders that are not domiciled in Peru.

30.	Payments made by the Borrower in accordance with Section 4.01 of the Agreement will not result in a breach by the Lenders of the restriction applicable to the Borrower to transfer funds outside of Peru as set forth under Law No. 30737 (Ley que asegura el pago inmediato de la reparación civil a favor del Estado Peruano en casos de corrupción y delitos conexos) and the regulations enacted thereunder, as approved by Supreme Decree No. 096-2018-EF.

31.	The opinions expressed above are subject to the following assumptions, exceptions, and qualifications:

We have assumed that (i) all information contained in all documents reviewed by us is true and correct, each of the representations and warranties of each party other than the Borrower and Cumbra Perú in the Transaction Documents are true and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted as copies are true and complete copies of the originals thereof, (v) the parties to the Transaction Documents other than the Borrower and Cumbra Perú (the “Other Parties”) have all power and authority to execute, deliver, and perform their obligations under the Transaction Documents, have been duly and validly authorized, executed, and delivered by each of the Other Parties, and each of the Transaction Documents is the valid and binding obligation of each of the Other Parties who is a party thereto, enforceable against such Other Party in accordance with its terms, (vi) each natural person signing any document reviewed by us had the legal capacity to do so and to perform their obligations thereunder, (vii) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity, (viii) the laws of any jurisdiction other than Peru that govern any of the documents do not modify the terms that appear in any such document, (ix) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, (x) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents, and (xi) that any wire transfers, drafts or checks tendered by any Other Party will be honored.

Exhibit D-1

EXHIBIT D-1
to Loan Agreement

We are admitted to practice in Peru. The opinions expressed above are limited to the laws of Peru and we express no opinion with respect to the effect or application of any other laws.

The opinions expressed above are subject to (i) laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, liquidation, moratorium, and other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), (iii) standards of commercial reasonableness and good faith, (iv) public policy , and (v) concepts of comity.

We express no opinion with respect to (i) the enforceability of provisions in the Transaction Documents relating to delay or omission of enforcement of rights or remedies, or waivers of defenses, or waivers of benefits of appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitation, or other non-waivable benefits bestowed by operation of law; (ii) the lawfulness or enforceability of exculpation clauses, confession of judgment clauses, clauses relating to releases of unmatured claims, clauses purporting to waive unmatured rights, severability clauses, and clauses similar in substance or nature to the foregoing clauses insofar as any of the foregoing are contained in the Transaction Documents; (iii) the enforceability of the indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence; or (iv) the right of any person or entity to institute or maintain any action in any court or upon matters respecting the jurisdiction of any court.

In rendering the opinion set forth in Paragraph ([1]) above, we have relied solely on the public records of the Borrower ~~and~~ ,Cumbra Perú, Viva Negocio Inmobiliario and Unna Energía S.A, registered with the Registros Públicos de Lima in Peru as of the date hereof.

Whenever an opinion herein is qualified by “known to us,” “to our knowledge,” or similar phrase, we have relied exclusively, without independent investigation, on one or more certificates from one or more officers of the Borrower with respect to the matters set forth in such opinion. We have made no independent investigation as to the accuracy or completeness of any of the information contained in such certificate(s). However, in the course of rendering the legal services described in the introductory paragraph of this letter, no facts or circumstances have come to the attention of the attorneys in our firm who have given substantive attention to rendering such legal services that gave us current actual knowledge that any such information is incorrect in any material respect.

In rendering the opinion set forth in Paragraph ([5]) above, we have neither reviewed nor conducted any analysis of, and we express no opinion on, (i) numeric or financial standards, covenants or similar provisions requiring financial calculations or determinations or (ii) provisions relating to the occurrence of a “material adverse event” or words of similar import. In addition, our opinion relating to such agreements is subject to the effect of judicial decisions which may permit the introduction of extrinsic evidence to interpret the terms of written contracts or allow non-written modifications of written contracts. Moreover, to the extent that any of such material agreements are governed by the laws of any jurisdiction other than Peru, our opinion relating to those agreements is based solely upon the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing those agreements.

Exhibit D-1

EXHIBIT D-1
to Loan Agreement

In rendering the portions of the foregoing opinions that involve a concept of materiality, we have relied exclusively on the officers of the Borrower in determining materiality.

We note that various issues concerning matters of New York law are addressed in the opinion of Baker McKenzie LLP, separately provided to you, and we express no opinion with respect to those matters.

Although we have acted as counsel to the Borrower in connection with certain matters, our engagement is limited to certain matters as to which we have been consulted. Consequently, there exist matters of a factual or legal nature involving the Borrower or its subsidiaries in connection with which we have not been consulted and have not represented the Borrower.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion may not be relied upon by any person or entity other than you, quoted in whole or in part or otherwise referred to in any report or document, furnished to any other person or entity (other than your legal counsel and employees) or relied upon for any purpose other than in connection with consummating the transactions described herein without our prior written approval~~.~~ provided, however, that this opinion letter may also be furnished or disclosed to, but may not be relied upon by, (i) your auditors and regulators in connection with their audit and regulatory functions related to you, (ii) potential permitted assignees of, or participants in, an interest in the Agreement and their professional advisors, and (iii) any other person to the extent required by law or court order or any governmental, regulatory or judicial authority.

This opinion is rendered as of the date hereof and we undertake no, and disclaim any, duty to advise you regarding any changes in, or to otherwise communicate with you with respect to, the matters and opinions set forth herein.

Yours sincerely,

ESTUDIO ECHECOPAR SRL, a member firm of Baker McKenzie International

Yours sincerely,

Exhibit D-1

EXHIBIT D-1
to Loan Agreement

PART II

DRAFT FOR DISCUSSION
PURPOSES ONLY

[ ] de [ ] de 2022

Banco BTG Pactual S.A., Cayman Branch

Harbour Place 5th Floor, 103 South Church Street,
P.O. Box 1353GT, Grand Cayman, Cayman Islands, KYI-1108

HSBC Mexico, S.A., Institución de Banca Múltiple,
Grupo Financiero HSBC
Av. Paseo de la Reforma 347,
Col. Cuauhtémoc, Mexico City, Mexico

Natixis, New York Branch

1251 Avenue of the Americas,

New York, NY 10020

Banco Santander Perú S.A.

Av. Rivera Navarrete 1475

San Isidro, Lima, Peru

Banco de Crédito del Perú

Av Centenario 156

La Molina, Lima 12, Peru

Aenza S.A.A. Loan Agreement

Dear Ladies and Gentlemen,

We have acted as special counsel to Aenza S.A.A., a sociedad anónima abierta incorporated under the laws of Peru (the “Borrower”), in connection with that certain Loan Agreement, dated as of [March [●], 2022], by and among the Borrower and each of Banco BTG Pactual S.A., Cayman Branch, Banco Santander Peru S.A., Natixis, New York Branch, and HSBC Mexico, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, as lenders, and Banco de Crédito del Perú, as Administrative Agent and Collateral Agent (the “Agreement”). This letter is being rendered pursuant to [Section 8.19(e)]7 of the Agreement. Unless otherwise defined herein, each capitalized term used herein that is defined in the Agreement has the meaning given such term in the Agreement.

In reaching the opinions set forth herein, we have reviewed the Agreement and the following documents (the “Transaction Documents”):

1.	the Notes,

2.	the Letters of Instruction,

7 NTD - Reference to be updated

Exhibit D-1

EXHIBIT D-1
to Loan Agreement

3.	an agreement and public deed of the third amendment to the Trust Agreement (Tercera Adenda al Contrato de Fideicomiso), dated [the date hereof], entered into by and among, the Borrower, Cumbra Perú S.A., the Onshore Trustee, the Collateral Agent and La Fiduciaria S.A., as collateral agent of the [Existing Syndicated Facility], with the intervention of Viva Negocio Inmobiliario S.A., Rolando Martin Ponce Vergara, Daniel René Urbina Pérez the Convertible Bond Indenture Trustee and Banco Santander, S.A., in respect of 99.54% of the share capital of Viva Negocio Inmobiliario S.A. (the “Asset Trust Agreement”),

4.	an agreement and public deed of the Share Pledge Agreement over Unna Energía S.A.’s shares (Contrato de Constitución y Preconstitución de Garantía Mobiliaria Sobre Acciones representativas del capital social de Unna Energía S.A. sujeta a Condición Suspensiva), dated [the date hereof], entered into by and among the Borrower and the Collateral Agent, with the intervention of Unna Energía S.A., and La Fiduciaria S.A., as collateral agent of the Existing Syndicated Facility (the “Share Pledge Agreement”),

5.	an agreement and public deed of the Fourth Amendment to the Cash Flow Trust Agreement (Cuarta Adenda al Contrato de Fideicomiso), dated [the date hereof], entered into by and among the Borrower, the Onshore Trustee, La Fiduciaria S.A. as collateral agent of the Existing Syndicated Facility and the Collateral Agent, with the intervention of Daniel René Urbina Pérez, the Convertible Bond Indenture Trustee and Banco Santander, S.A. (the “Cash Flow Trust Agreement”),

6.	an agreement and public deed of the Repayment Trust Agreement (Contrato de Fideicomiso de Administración), dated [the date hereof], entered by and among the Borrower, the Collateral Agent, the Convertible Bond Indenture Trustee and the Onshore Trustee, with the intervention of Daniel René Urbina Pérez (the “Repayment Trust Agreement”),

7.	the public deed of the Release Share Pledge Agreement (Contrato de Levantamiento) of the pre-constituted share pledge agreement (Contrato de Preconstitución de Garantía Mobiliaria sobre Acciones) over share capital of Unna Energía, dated August 12, 2021, by and between, inter alios, the Borrower and the Convertible Bond Indenture Trustee, with the intervention of Unna Energía, as amended,

8.	the public deed of the Release Share Pledge Agreement (Contrato de Levantamiento) of the subordinated share pledge agreement (Contrato de Garantía Mobiliaria Subordinada sobre Acciones) over share capital of Unna Energía, dated October 4, 2021, by and between, inter alios, the Borrower and Banco Santander, S.A. with the intervention of Unna Energía, the Convertible Bond Indenture Trustee and the Onshore Trustee, as amended, and

9.	the Effectiveness Statements, dated [●], relating to the Share Pledge Agreement, the Cash Flow Trust Agreement and the Repayment Trust Agreement, executed by the Collateral Agent or the Onshore Trustee, as applicable (the “Effectiveness Statements”).

We have also reviewed the (i) by-laws of the Borrower and Cumbra Peru, (ii) resolutions of the board of directors of the Borrower, dated February 25, 2022, and, except as set forth below, such other agreements, certificates of public officials and officers of the Borrower and Cumbra, records, documents, and matters of law that we have deemed relevant. We have, where relevant facts were not independently verified or established, relied upon the representations and warranties made by the Borrower and Cumbra Peru in the agreements to which each is a party and certificates of officers and representatives of the Borrower and Cumbra Peru. In rendering the opinions hereinafter expressed, we have, with your consent, relied only upon our examination of the foregoing documents and certificates, and we have made no independent verification of the factual matters set forth in such documents or certificates.

Exhibit D-1

EXHIBIT D-1
to Loan Agreement

Based on and subject to the foregoing and subject further to the assumptions, exceptions, limitations and qualifications hereinafter stated, we are of the opinion that (i) the Cash Flow Trust Agreement and the Share Pledge Agreement have created a valid first priority security interest in the collateral described in the Cash Flow Trust Agreement and the Share Pledge Agreement, and (ii) the Asset Trust Agreement has created a valid second priority security interest in the collateral described in the Asset Trust Agreement; and each such collateral will become perfected (oponible a terceros) against third parties upon registration of such agreements with the Registro Mobiliario de Contratos.

The opinions expressed above are subject to the following assumptions, exceptions, and qualifications:

We have assumed that (i) all information contained in all documents reviewed by us is true and correct, each of the representations and warranties of each party other than the Borrower and Cumbra Peru in the Transaction Documents are true and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted as copies are true and complete copies of the originals thereof, (v) the parties to the Transaction Documents other than the Borrower and Cumbra Peru (the “Other Parties”) have all power and authority to execute, deliver, and perform their obligations under the Transaction Documents, have been duly and validly authorized, executed, and delivered by each of the Other Parties, and each of the Transaction Documents is the valid and binding obligation of each of the Other Parties who is a party thereto, enforceable against such Other Party in accordance with its terms, (vi) each natural person signing any document reviewed by us had the legal capacity to do so and to perform their obligations thereunder, (vii) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity, (viii) the laws of any jurisdiction other than Peru that govern any of the documents do not modify the terms that appear in any such document, (ix) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, (x) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents, and (xi) that any wire transfers, drafts or checks tendered by any Other Party will be honored.

We are admitted to practice in Peru. The opinions expressed above are limited to the laws of Peru and we express no opinion with respect to the effect or application of any other laws.

The opinions expressed above are subject to (i) laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, liquidation, moratorium, and other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), (iii) standards of commercial reasonableness and good faith, (iv) public policy, and (v) concepts of comity.

We express no opinion with respect to (i) the enforceability of provisions in the Transaction Documents relating to delay or omission of enforcement of rights or remedies, or waivers of defenses, or waivers of benefits of appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitation, or other non-waivable benefits bestowed by operation of law; (ii) the lawfulness or enforceability of exculpation clauses, confession of judgment clauses, clauses relating to releases of unmatured claims, clauses purporting to waive unmatured rights, severability clauses, and clauses similar in substance or nature to the foregoing clauses insofar as any of the foregoing are contained in the Transaction Documents; (iii) the enforceability of the indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence; or (iv) the right of any person or entity to institute or maintain any action in any court or upon matters respecting the jurisdiction of any court.

Exhibit D-1

EXHIBIT D-1
to Loan Agreement

Although we have acted as counsel to the Borrower in connection with certain matters, our engagement is limited to certain matters as to which we have been consulted. Consequently, there exist matters of a factual or legal nature involving the Borrower or its subsidiaries in connection with which we have not been consulted and have not represented the Borrower.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion may not be relied upon by any person or entity other than you, quoted in whole or in part or otherwise referred to in any report or document, furnished to any other person or entity (other than your legal counsel and employees) or relied upon for any purpose other than in connection with consummating the transactions described herein without our prior written approval.

This opinion is rendered as of the date hereof and we undertake no, and disclaim any, duty to advise you regarding any changes in, or to otherwise communicate with you with respect to, the matters and opinions set forth herein.

ESTUDIO ECHECOPAR SRL, a member firm of Baker McKenzie International

Yours sincerely,

Exhibit D-1

EXHIBIT D-2
to Loan Agreement

Exhibit D-2
Form of Opinion of New York Counsel to the Borrower

Draft - Subject to Opinion Committee approval

______ __, 2022

To the Lenders, the Administrative
Agent and the Collateral Agent parties
to the Loan Agreement referred to below
on the date hereof
c/o Banco de Crédito del Perú S.A.,
as Administrative Agent

Re: AENZA S.A.A.

Ladies and Gentlemen:

We have acted as special New York counsel for AENZA S.A.A., a company (sociedad anónima abierta) existing under the laws of the Republic of Peru (the “Borrower”), in connection with the preparation, execution and delivery of the Loan Agreement, dated as of _______ __, 2022 (the “Loan Agreement”), among the Borrower, the financial institutions named therein as lenders (the “Lenders”), and Banco de Crédito del Perú S.A., as administrative agent (the “Administrative Agent”) and as collateral agent (the “Collateral Agent”). This opinion letter is being delivered pursuant to Section 6.03(h)(ii) of the Loan Agreement. Unless otherwise defined herein, each capitalized term used herein that is defined in the Loan Agreement has the meaning given such term in the Loan Agreement.

I.	Documents reviewed and definitions

In rendering the opinions set forth in this opinion letter, we have (a) reviewed (i) the Loan Agreement, (ii) the Expense Reimbursement and Indemnity Agreement, dated as of _____ __, 2022 (the “Indemnity Agreement” and, together with the Loan Agreement, the “Credit Documents”), among the Borrower, the Lenders, the Administrative Agent and the Collateral Agent, (iii) the Loan Agreement, dated as of July 31, 2019 (as amended, supplemented and/or otherwise modified pursuant to that certain Amendment, Waiver and Consent, dated as of February 28, 2020, Limited Consent to Loan Agreement, dated as of October 26, 2020, and Second Waiver and Consent to the Loan Agreement, dated as of December 23, 2020, the “Gramercy Loan Agreement”), between the Borrower, as borrower, and CS Peru Infrastructure Holdings LLC, as lender, and (b) also examined and relied on other agreements, certificates of public officials and officers of the Borrower and others, records, documents and matters of law that we have deemed relevant. As to matters of fact (but not legal conclusions), we have relied upon certificates of officers of the Borrower, including an Opinion Letter Backup Certificate, dated as of _______ __, 2022, a copy of which is attached hereto as Annex I, and we have, with your consent, relied upon our examination of the foregoing certificates as to such factual matters, and we have made no independent verification of such factual matters.

II.	Opinions rendered

Based on and subject to the foregoing and subject further to the assumptions, exceptions, limitations and qualifications hereinafter stated, we are of the opinion that:

1.	Each of the Credit Documents constitutes the valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms.

Exhibit D-2

EXHIBIT D-2
to Loan Agreement

2.	The execution and delivery by the Borrower of, and the consummation by the Borrower of the transactions contemplated by, each of the Credit Documents do not result in any violation by the Borrower of (a) any statute or governmental rule or regulation (including Regulations T, U and X of the Board of Governors of the Federal Reserve System) applicable to it or (b) the Gramercy Loan Agreement.

3.	No approval or authorization by, or filing with, any governmental authority of the United States of America or the State of New York is required in connection with the execution and delivery by the Borrower of, and the consummation by the Borrower of the transactions contemplated by, each of the Credit Documents.

4.	The Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

III.	Assumptions

The opinions expressed above are subject to the following assumptions:

(a) We have assumed that (i) as to factual matters (but not legal conclusions) relevant to the opinions expressed herein, each of the representations and warranties of the Borrower in each of the Credit Documents and in any related schedules or exhibits is true and correct, (ii) all certificates and other statements, documents and records reviewed by us are accurate and complete, (iii) all signatures on all documents reviewed by us are genuine, (iv) all documents submitted to us as originals are true and complete, (v) all documents submitted as copies are true and complete copies of the originals thereof, (vi) each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder, (vii) the laws of any jurisdiction other than the State of New York that govern any of the documents do not modify the terms that appear in any such document, (viii) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence and (ix) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the Credit Documents and the Gramercy Loan Agreement.

(b) We have assumed that: (i) the execution and delivery of each of the Credit Documents are within the power and authority of, and have been duly authorized by all necessary organizational proceedings on the part of, all parties to each such document, (ii) each of the Credit Documents has been duly executed and delivered by all such parties, (iii) each of the Credit Documents constitutes the valid and binding obligation of all such parties (other than the Borrower to the extent covered in paragraph II.1 above), enforceable against such parties in accordance with their respective terms and (iv) the status of each of the Credit Documents as the legally valid and binding obligations of each of the parties thereto is not affected by any (A) breach of, or default under, any agreement or instrument, (B) violation of any statute, rule, regulation or court or governmental order (other than, with respect to the Borrower, to the extent covered in paragraph II.2 above) or (C) failure to obtain any required consent, approval or authorization from, or make any required registration, declaration or filing with, any governmental authority (other than, with respect to the Borrower, to the extent covered in paragraph II.3 above).

(c) We have assumed that the Borrower will comply with the covenants in the Loan Agreement as to the application of proceeds.

Exhibit D-2

EXHIBIT D-2
to Loan Agreement

(d) In rendering the opinion set forth in paragraph II.2(b) above, we have neither reviewed nor conducted any analysis of, and we express no opinion on, (i) numeric or financial standards, covenants or similar provisions requiring financial calculations or determinations or (ii) provisions relating to the occurrence of a “material adverse event” or words of similar import. In addition, our opinion relating to such agreement is subject to the effect of judicial decisions which may permit the introduction of extrinsic evidence to interpret the terms of written contracts or allow non-written modifications of written contracts. Moreover, to the extent that such agreement is governed by the laws of any jurisdiction other than the State of New York, our opinion relating to such agreement is based solely upon the plain meaning of its language without regard to interpretation or construction that might be indicated by the laws governing such agreement.

IV.	Limitations and qualifications

The opinions expressed above are subject to the following exceptions and qualifications:

(a) We are admitted to practice in the State of New York. The opinions expressed above are limited to the internal laws of the State of New York and the federal laws of the United States of America, and we express no opinion with respect to the effect or application of any other law; provided that the laws covered by this opinion letter do not include federal or state securities or blue sky laws (except to the extent covered in (x) paragraph II.2 above to the extent such paragraph addresses Regulations T, U and X of the Board of Governors of the Federal Reserve System and (y) paragraph II.4 above to the extent such paragraph addresses the Investment Company Act of 1940, as amended), the Commodities Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the USA Patriot Act of 2001, tax laws, antitrust laws, environmental laws, pension laws or laws relating to foreign assets control, or, in each case any rules, regulations or orders thereunder or relating thereto. In addition, our opinions in paragraphs II.2 and II.3 above as to violations of law and governmental consents, filings, registrations and the like cover only laws that in our experience are customarily applicable to transactions of the type contemplated by the Credit Documents and involving unregulated entities.

(b) The opinions expressed above are subject to (i) laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, liquidation, moratorium and other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance and injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing and (iii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights and remedies. Without limiting the generality of the foregoing, we note that a court might hold that a technical and nonmaterial default under the Credit Documents does not give rise to a right of the Administrative Agent or the Lenders to exercise certain remedies including, without limitation, acceleration.

(c) We express no opinion regarding any provision of the Credit Documents that purports to (1) require a premium or make-whole payment in connection with a prepayment, (2) impose penalties or forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default or event of default, (3) require payment of attorney’s fees, except to the extent a court determines such fees to be reasonable, (4) appoint any person as the attorney-in-fact of any other person, (5) provide that all rights or remedies of any party are cumulative and may be enforced in addition to any other right or remedy and that the election of a particular remedy does not preclude recourse to one or more remedies, (6) permit setoff in the absence of mutuality between the parties, (7) confer subject matter jurisdiction on a federal court to adjudicate any controversy in any situation in which such court would not have subject matter jurisdiction, (8) waive the right to jury trial or any right to object to the laying of venue or any claim that an action or proceeding has been brought in an inconvenient forum, (9) waive illegality as a defense to the performance of contract obligations, (10) provide for any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency or (11) provide for the severability, if invalid, of provisions to the foregoing effect. We express no opinion with respect to provisions purporting to indemnify, release, exculpate, hold harmless or exempt any person or entity from liability for its own gross negligence, recklessness, willful misconduct or unlawful conduct or to the extent that such provisions are otherwise against public policy.

Exhibit D-2

EXHIBIT D-2
to Loan Agreement

(d) We express no opinion as to the effect of the law of any jurisdiction (other than New York) wherein the Administrative Agent or any Lender may be located or wherein the enforcement of any of the Credit Documents may be sought that limits the rates of interest legally chargeable or collectible.

(e) We express no opinion as to the effect of any law relating to the tax, legal or regulatory status of the Administrative Agent or any Lender or the involvement by any such Person in the transactions contemplated by any of the Credit Documents.

(f) Our opinion with respect to the enforceability of the choice of law and choice of forum provisions of each of the Credit Documents is rendered in reliance on Sections 5-1401 and 5-1402 of the New York General Obligations Law and Section 327(b) of the New York Civil Practice Law and Rules and is subject to the qualifications that such enforceability (i) may be limited by public policy considerations of any jurisdiction, other than the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought, (ii) does not apply to the extent provided in Section 1-301(c) of the Uniform Commercial Code as in effect in New York and (iii) may be subject to limitations under the Constitution of the United States of America. Accordingly, we express no opinion as to the effect of the law of any jurisdiction (other than the State of New York) as to the choice of law in any of the Credit Documents (including, without limitation, whether any court outside the State of New York would honor the choice of New York law as the governing law of each of the Credit Documents).

(g) We express no opinion as to the attachment, perfection or priority of any lien, security interest or pledge purported to be granted or created by any of the Credit Documents.

(h) To the extent that the Borrower is now an agency or instrumentality of a foreign state that is entitled to immunity from jurisdiction of any court or from legal process with respect to itself or its property, any waiver by the Borrower of such immunity is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. Further, we express no opinion as to the enforceability of any such waiver if the Borrower is not now such an agency or instrumentality, but becomes one at some time in the future.

(i) We express no opinion as to the enforceability of Section 11.14 of the Loan Agreement or Section 11 of the Indemnity Agreement, in each case to the extent that a court may decline to give effect to the forum selection clause therein because enforcement would be unreasonable or unjust under the principles enunciated in the decision of the U.S. Supreme Court in M/S Bremen & Unterweser Reederel, GmbH v. Zapata Off-Shore Co., 402 U.S. 1 (1972) and in related cases, including that it would contravene a strong public policy of the State of New York.

This opinion letter has been prepared and given in accordance with the customary practice of those lawyers licensed to practice law in the State of New York who regularly give opinions of the kind, type and nature as those matters contained herein. The addressees hereof have agreed that the interpretation of this opinion letter shall be based upon the customary practice of those lawyers licensed to practice law in the State of New York who regularly give opinions of the kind, type and nature as those matters contained herein.

Exhibit D-2

EXHIBIT D-2
to Loan Agreement

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion letter may not be relied upon by any person or entity other than the named addressees hereof, quoted in whole or in part or otherwise referred to in any report or document, furnished to any other person or entity (other than your employees) or relied upon for any purpose other than in connection with consummating the transactions described herein without our prior written approval in each instance.

Notwithstanding the foregoing, at your request, we consent to reliance on this opinion letter by any future assignee of your interest in the loans under the Loan Agreement; provided the assignment is made and consented to in accordance with the provisions of Section 12.07 of the Loan Agreement. Our consent to reliance on this opinion letter by any future assignee is also on the condition and understanding that: (i) in no event shall any assignee have any greater rights with respect hereto than the original addressees of this opinion letter on the date hereof nor, in the case of any additional lender that becomes a lender by assignment, any greater rights than its assignor; (ii) in furtherance of and not in limitation of the foregoing, our consent to such reliance shall in no event constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitations period applicable hereto on the date hereof; (iii) we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any assignee other than the named addressee hereof or to take into account changes in law, facts or any other developments of which we may later become aware; and (iv) any such reliance by an assignee also must be actual and reasonable under the circumstances existing at the time of assignment, including any circumstances relating to changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time. All rights hereunder may be asserted only in a single proceeding by and through the Administrative Agent or the Majority Lenders.

Notwithstanding the foregoing, each of the named addressees hereof may furnish a copy of this opinion letter: (a) to any applicable rating agency involved with, or institution providing credit enhancement, liquidity support or reinsurance in connection with, the transactions contemplated by the Credit Documents (the “Transactions”); (b) to the independent auditors of such addressee and lawyers advising such addressee in connection with the Transactions; (c) to any governmental authority having regulatory authority over such addressee; (d) to the permitted participants (both actual and prospective) of such addressee under the Loan Agreement; or (e) pursuant to court order or legal process of any court or governmental agency or as otherwise required by applicable law; provided that none of the foregoing may rely on this opinion letter (unless specifically authorized to do so herein) or further circulate, quote or otherwise refer to this opinion letter (except with our prior written consent in each instance or as otherwise required pursuant to any court order or legal process of any court or governmental agency or pursuant to applicable law).

This opinion letter is rendered as of the date hereof and we undertake no, and disclaim any, duty to advise you regarding any changes in, or to otherwise communicate with you with respect to, the matters and opinions set forth herein after the date hereof.

Very truly yours,

BAKER & McKENZIE LLP

Exhibit D-2

EXHIBIT D-3
to Loan Agreement

Exhibit D-3
Form of Opinion of Peruvian Counsel to the Lenders

J&A Garrigues Perú, Sociedad Civil de Responsabilidad Limitada. Domicilio social: Av. Víctor Andrés Belaúnde, 332, oficina 701, San Isidro, Lima, Perú. RUC: 20555113499

[●] [●], 2022

To: Each of the Parties Listed in Schedule 1 hereto (each of them, an “Addressee”)

Ladies and Gentlemen:

We have acted as Peruvian counsel to the Lenders in connection with the Loan Agreement dated as of [●] [●], 2022 (the “Loan Agreement”) between Aenza S.A.A., as borrower (the “Borrower”), the Lenders party thereto, [●], as Administrative Agent (the “Administrative Agent”) and [●], as Collateral Agent (the “Collateral Agent”).

Capitalized terms used but not otherwise defined herein have the meanings assigned thereto in (including by reference in) the Loan Agreement. This opinion is delivered pursuant to Section [6.02.(g)(iii)]8 of the Loan Agreement.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Loan Agreement;

(b)	the Trust Agreement dated [●] [●], as amended and restated by the Third Amendment (Tercera Adenda al Contrato de Fideicomiso) dated [●] [●] , 2022 by and among, the Borrower, Cumbra Perú S.A. (“Cumbra”) , the Onshore Trustee, the Collateral Agent and La Fiduciaria S.A., as collateral agent of the Existing Syndicated Facility, with the intervention of Viva Negocio Inmobiliario S.A. (“Viva”), Rolando Martin Ponce Vergara, Daniel René Urbina Pérez the Convertible Bond Indenture Trustee and Banco Santander, S.A., [in respect of all current and future share capital of Viva] (the “Asset Trust Agreement”);

(c)	the Share Pledge Agreement over Unna Energía S.A.’s shares (Contrato de Constitución y Preconstitución de Garantía Mobiliaria Sobre Acciones representativas del capital social de Unna Energía S.A. sujeta a Condición Suspensiva) dated [●] [●], 2022 entered by and among the Borrower and the Collateral Agent, with the intervention of Unna Energía S.A. (“Unna” and together with Cumbra and Viva, the “Peruvian Subsidiaries”), and La Fiduciaria S.A., as collateral agent of the Existing Syndicated Facility] (the “Share Pledge Agreement”);

(d)	the Cash Flow Trust Agreement, as amended and restated by the Fourth Amendment to the Cash Flow Trust Agreement (Cuarta Adenda al Contrato de Fideicomiso) dated [●] [●], 2022 by and among the Borrower, the Onshore Trustee, La Fiduciaria S.A. as collateral agent of the Existing Syndicated Facility and the Collateral Agent, with the intervention of Daniel René Urbina Pérez, the Convertible Bond Indenture Trustee and Banco Santander, S.A. (the “Cash Flow Trust Agreement”);

(e)	the Repayment Trust Agreement (Contrato de Fideicomiso de Administración) dated [●] [●], 2022 entered by and among the Borrower, the Collateral Agent, the Convertible Bond Indenture Trustee and the Onshore Trustee, with the intervention of Daniel René Urbina Pérez (the “Repayment Trust Agreement”)[9];

8 Note: Subject to final version of the Loan Agreement.

9 Note: Participation of the Convertible Bond Indenture Trustee in this agreement is still subject to confirmation.

Exhibit D-3

EXHIBIT D-3
to Loan Agreement

(f)	the Notes;

(g)	the Letters of Instruction;

(h)	the irrevocable power of attorney issued by the Borrower in respect of the Share Pledge Agreement, dated as of [●] [●], 2022 (the “Irrevocable Power of Attorney” and together with the Asset Trust Agreement, the Share Pledge Agreement, the Cash Flow Trust Agreement, the Repayment Trust Agreement, the Notes and the Letters of Instruction, the “Peruvian Opinion Documents”); and,

(i)	[[General shareholders’ meeting] minutes dated [●] [●], [●] of the Borrower, in relation to the corporate authorizations for the execution of the Opinion Documents (as defined below).] / [[Powers of attorney] granted by the Borrower on [●] [●], [●] registered on [●] [●], [●] under entry No. [●], Docket No. [●] of the Corporations Public Registry - Lima Office in relation to the corporate authorizations for the execution of the Opinion Documents (as defined below)][10].

(j)	[[Powers of attorney] granted by the Peruvian Subsidiaries [registered on [●] [●], [●] under entry No. [●], Docket No. [●] of the Corporations Public Registry - Lima Office in relation to the corporate authorizations for the execution of the Opinion Documents (as defined below)][11].

We have reviewed all such other corporate documents and instruments and such certificates or comparable documents of public officials and of officers and representatives of the Borrower and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion expressed below.

The Loan Agreement and the Peruvian Opinion Documents are collectively referred to herein as the “Opinion Documents.”

23.	Assumptions

In rendering this legal opinion we have assumed, without conducting any independent investigation or verification of any kind:

23.1.	The authenticity of all signatures, stamps and seals on any of the Opinion Documents.

23.2.	The authenticity of all documents and records presented to us as originals.

23.3.	The conformity with the authentic originals of all documents and records presented to us as photostatic or faxed copies, legalized copies or in “PDF” form.

10 Note: Authorizations and powers of attorney pending to be received.

11 Idem.

Exhibit D-3

EXHIBIT D-3
to Loan Agreement

23.4.	The Opinion Documents have been or will be, as applicable, duly authorized, executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to the Opinion Documents, other than the Borrower and the Peruvian Subsidiaries.

23.5.	All signatories to the Opinion Documents have been duly authorized to execute and deliver such documents, other than the Borrower and the Peruvian Subsidiaries.

23.6.	The legal capacity and competence of all signatories to the Opinion Documents.

23.7.	All of the parties to the Opinion Documents are duly organized and validly existing and have the power and authority (corporate, partnership or other) to execute, deliver and perform the Opinion Documents, other than the Borrower and the Peruvian Subsidiaries.

23.8.	Each party to the Opinion Documents will perform its obligations thereunder acting reasonably and in good faith when taking any action, exercising any discretion and making any determination thereunder.

23.9.	Insofar as any obligation established in the Opinion Documents needs to be performed in any jurisdiction outside of Peru, such performance will not be illegal, ineffective or invalid by virtue of the laws of that jurisdiction.

23.10.	The Opinion Documents which are expressed to be governed by the laws other than those of Peru, as matter of said laws, constitute the legal, valid and binding obligations of each of the parties thereto enforceable against such party under laws of the respective jurisdiction and, as matter of said law, will be in full force and effect according to their terms and conditions.

23.11.	The Opinion Documents are executed for bona fide commercial reasons by each of the parties thereto and do not contravene domestic public order (orden público).

23.12.	There exists no other agreement or instrument between the parties which is inconsistent with, or amends, the Opinion Documents.

23.13.	According to Section [4.01(f)] of the Loan Agreement, payments by the Borrower to the Administrative Agent’s Peruvian bank accounts under the Loan Agreement will constitute a legal, valid and binding payment as it was made to the Lenders, discharging the Borrower from its payment obligation and having “efectos cancelatorios” for such purpose.

24.	Opinions

Based upon the foregoing and subject to the qualifications specified below, we are of the opinion that:

24.1.	The Borrower is a sociedad anónima abierta duly organized and validly existing under the laws of Peru. Each of the Peruvian Subsidiaries is a sociedad anónima duly organized and validly existing under the laws of Peru.

24.2.	The execution, delivery and performance by the Borrower and the Peruvian Subsidiaries of their respective obligations under each Opinion Document to which each of them is a party have been duly authorized by all necessary corporate action on the part of the Borrower and the Peruvian Subsidiaries.

Exhibit D-3

EXHIBIT D-3
to Loan Agreement

24.3.	Each of the Peruvian Opinion Documents to which the Borrower and each Peruvian Subsidiary is a party thereto has been duly executed by the Borrower and each Peruvian Subsidiary, as applicable.

24.4.	The Peruvian Opinion Documents (other than the Notes, the Letters of Instructions and the Repayment Trust Agreement) to which the Borrower and each Peruvian Subsidiary is a party thereto, upon satisfaction of the conditions for effectiveness contained therein and execution of their corresponding Effectiveness Statement, will constitute legal, valid and binding obligations of the Borrower and each Peruvian Subsidiary, in each case enforceable against the Borrower and each Peruvian Subsidiary, as applicable, in accordance with their terms.

24.5.	The Repayment Trust Agreement constitutes legal, valid and binding obligations of the Borrower, in each case enforceable against the Borrower in accordance with its terms.

24.6.	Upon satisfaction of the conditions for effectiveness contained in the Share Pledge Agreement and execution of the corresponding Effectiveness Statement, it will create a valid security interest over the assets expressed to be subject thereto in favor of the Collateral Agent for the benefit of the “Partes Garantizadas Senior” referred therein, subject to such rights, interests, indebtedness and liabilities of certain persons as are preferred as a matter of law.

24.7.	Upon satisfaction of the conditions for effectiveness contained in the Asset Trust Agreement and execution of the corresponding Effectiveness Statement, it will create a valid trust estate (patrimonio fideicometido) over the assets expressed to be subject thereto.

24.8.	Upon satisfaction of the conditions for effectiveness contained in the Cash Flow Trust Agreement and execution of the corresponding Effectiveness Statement, it will create a valid trust estate (patrimonio fideicometido) over the assets expressed to be subject thereto.

24.9.	The provisions of the Share Pledge Agreement, Asset Trust Agreement and Cash Flow Trust Agreement shall be opposable vis-à-vis third parties (oponible a terceros) upon its registration before the applicable Peruvian Public Registries and subject to (i) in the case of the Share Pledge Agreement, its recording in Unna’s share ledger book and in the corresponding shares certificates, (ii) in the case of the Asset Trust Agreement, its recording in Viva’s share ledger book and in the corresponding shares certificates and, (iii) in the case of the Cash Flow Trust Agreement , the delivery of the notices set forth therein.

24.10.	No approval or authorization by, or filing with, any governmental authority of Peru is required in connection with the execution and delivery by the Borrower or the Peruvian Subsidiaries of, and their performance and compliance as of the date hereof with the terms of, the Opinion Documents to which each of them is a party, except for such as have been duly obtained or made other than those information filings required under the Peruvian securities laws.

24.11.	When issued, executed and delivered by the Borrower, each Note will (i) be considered as a pagaré incompleto in accordance with Law Nº 27287 (as amended), (ii) once completed pursuant to its corresponding Letter of Instructions (acuerdo de llenado de pagaré), be in proper legal form under the laws of Peru for the enforcement thereof against the Borrower through a summary legal proceeding (proceso único de ejecución) initiated in accordance with the Peruvian Code of Civil Procedure (Código Procesal Civil), and (iii) constitute legal, valid and binding obligations of the Borrower and, once completed pursuant to its corresponding Letter of Instructions, enforceable against it in accordance with the terms thereof.

Exhibit D-3

EXHIBIT D-3
to Loan Agreement

Since each Note is a “título valor causado” (linked to the Loan Agreement) as defined by Peruvian law, in case of enforcement of the obligations represented in such Note, provided that its corresponding Letter of Instructions (acuerdo de llenado de pagaré) includes references to the Loan Agreement, it is probable that an officially translated version into Spanish of the Loan Agreement may be required to be submitted to the competent judicial authority if the Borrower challenges in court the enforcement of such Note

24.12.	The execution, delivery and performance by the Borrower and the Peruvian Subsidiaries of each Opinion Document to which the Borrower and each Peruvian Subsidiary is a party thereto does not (i) conflict with its organizational documents (Pacto Social y Estatutos) (ii) violate any law, rule or regulation in Peru; or (iii) any judgment, decree, or order of any court or any other agency of government known to us that is applicable to the Borrower, the Peruvian Subsidiaries or their respective properties.

24.13.	The Borrower and the Peruvian Subsidiaries are subject to civil and commercial law with respect to its obligations under each of the Opinion Documents, and the execution, delivery and performance by them of the Opinion Documents constitute private and commercial acts rather than public or governmental acts.

24.14.	The choice of New York law to govern the Loan Agreement is a valid and effective choice of law under the laws of Peru, and courts sitting in Peru would give effect to such choice of law, and such document will be construed in accordance with, and will be treated as being governed by New York law, except for the limitations contained in (i) Article 2049 of the Peruvian Civil Code, under which provisions of foreign law shall not be applicable if they are incompatible with international public order (orden público) or with good morals, (ii) Article 2088 of the Peruvian Civil Code, under which the creation, content and extinction of real rights (which include security interests) on tangible assets is governed by the law of the place where the respective assets are located and (iii) article 2.1 of Law No. 27809 (Ley General del Sistema Concursal), according to which any insolvency, bankruptcy, moratorium, fraudulent conveyance or transfer involving entities domiciled in Peru shall be governed by Peruvian law; provided, however, that we have no reason to believe that any obligation under the Loan Agreement violates Articles 2049 or 2088 of the Peruvian Civil Code.

24.15.	The submission by the Borrower to the exclusive jurisdiction of the federal or state courts located in the State of New York is a legal, valid and binding choice of jurisdiction and will be recognized by the courts of Peru, except as for the limitations of (i) the application of Law N° 27809 (Ley General del Sistema Concursal), under which any insolvency and bankruptcy proceedings against debtors domiciled in Peru shall be subject to the jurisdiction of the competent courts of Peru; and, (ii) article 2060 of the Peruvian Civil Code, which provides that the submission to a foreign jurisdiction is enforceable in Peru so long as (x) no exclusive Peruvian jurisdiction matters are at stake (i.e., actions related to in rem rights over tangible assets located in Peru as established in article 2058 paragraph 1 of the Peruvian Civil Code), (y) no abuse of law (abuso de derecho) is involved, and (z) it is not contrary to public order (orden público) or good morals. As of the date hereof, we are not aware of any reason why the submission by the Borrower to the jurisdiction of any United States federal or state court located in the State of New York will constitute an abuse of law (abuso de derecho) under Peruvian laws or be considered contrary to Peruvian public order (orden público). The Borrower’s consent to service of process and appointment of an agent for delivery of service of process as set forth in the Loan Agreement is valid and effective under the laws of Peru.

Exhibit D-3

EXHIBIT D-3
to Loan Agreement

24.16.	A final non-appealable judgment for a fixed and final sum obtained against the Borrower in any foreign court having jurisdiction in respect of any suit, action or proceeding for the enforcement of any of its obligations under the Loan Agreement will, upon request, be deemed valid and enforceable in Peru through an exequatur judiciary proceeding (which does not involve the reopening of the case); provided that (a) there is a treaty in effect between the country where such foreign court sits and Peru regarding the recognition and enforcement of foreign judgments; or, (b) in the absence of such a treaty, the original judgment is recognized by Peruvian Courts (Cortes de la República del Perú); provided further, that the following conditions and requirements are met:

(i)	such judgment does not resolve matters under the exclusive jurisdiction of Peruvian courts;

(ii)	the court rendering such judgment had jurisdiction under its own private international conflicts of law rules and under general principles of international procedural jurisdiction;

(iii)	service of process was effected in accordance with the laws of the jurisdiction in which the proceeding took place and a reasonable opportunity to appear before such foreign court and due process rights were granted;

(iv)	such judgment has the status of res judicata as defined in the jurisdiction of the court rendering such judgment;

(v)	no pending litigation in Peru between the same parties for the same dispute was initiated before the commencement of the proceeding that concluded with the foreign judgment;

(vi)	such judgment is not incompatible with another enforceable judgment in Peru unless such foreign judgment was rendered first;

(vii)	such judgment is not contrary to Peruvian public order (orden público) or good morals;

(viii)	it is not proven that the court rendering such judgement denies enforcement of Peruvian judgments or engages in a review of the merits thereof.

(ix)	such judgment has been (a) duly apostilled by the competent authority of the jurisdiction of the issuing court, in case of jurisdictions that are party to the Hague Apostille Convention and have not opposed to Peru’s accession thereto, or (b) certified by Peruvian consular authorities, in case of jurisdictions that are not party to the Hague Apostille Convention or have opposed to Peru’s accession thereto; and, is accompanied by a certified and officially translated copy of such judgment into Spanish by a Peruvian certified translator; and,

Exhibit D-3

EXHIBIT D-3
to Loan Agreement

(x)	the applicable court taxes and fees have been paid.

As of the date hereof, there is no treaty between Peru and the United States of America on the enforcement of foreign judicial resolutions. However, we have no reason to believe that any obligation under the Loan Agreement would be contrary to Peruvian public policy and international treaties to which Peru is subject or generally accepted principles of international law.

24.17.	Subject to our construction of Law No. 30737, Law that ensures immediate payment of civil reparation in favor of the Peruvian State in cases of corruption and related crimes (Ley que asegura el pago inmediato de la reparación civil a favor del Estado Peruano en casos de corrupción y delitos conexos) and its Regulations approved by Supreme Decree No. 096-2018-EF, the execution of the payments obligations by the Borrower under Section 4.01 of the Loan Agreement in accordance with the terms thereof will not result in a breach by the Lenders of the restriction to transfer funds by the Borrower outside of Peru provided by such law.

25.	Qualifications

The foregoing opinion is subject to the following additional qualifications:

25.1.	The opinions expressed in this letter are subject to, (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to, or affecting the rights of creditors generally (and to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally), and (y) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation, (i) the possible unavailability of specific performance, injunctive relief or other equitable remedies and (ii) concepts of materiality, reasonableness, good faith, abuse of law (abuso de derecho) and fair dealing.

25.2.	As to matters with respect to which our opinion is stated to be “to the best of our knowledge”, “known to us” or words of similar effect, we have not undertaken any independent examination of facts, but have based our opinion in sole reliance upon matters of which the attorneys in our Firm who have devoted time to this matter or have done substantive work for the Borrower or the Peruvian Subsidiaries have actual current knowledge.

25.3.	The term “enforceable” means that the obligations assumed by the Borrower or each Peruvian Subsidiary under the Opinion Documents are of a type that the courts of Peru normally enforce, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally.

25.4.	A Peruvian court may refuse to give effect or to enforce a contractual provision subject to Peruvian law on the grounds that such provision conflicts with Peruvian public policy (orden público) or good morals; however, we have no reason to believe that any obligation under the Opinion Documents would be incompatible with such public policy or good morals.

25.5.	Where obligations under any of the Opinion Documents are to be performed in a jurisdiction other than Peru, they may not be enforceable in Peru to the extent that such obligations or their performance would be illegal under the laws of that other jurisdiction.

Exhibit D-3

EXHIBIT D-3
to Loan Agreement

25.6.	The admissibility into evidence and enforceability before a Peruvian court or authority of any document executed in a language other than Spanish (including judgments) requires such document to be (i) officially translated to Spanish and certified by a duly authorized public translator in Peru; (ii) if issued in any country other than in Peru (x) which is a signatory country of the Hague Apostille Convention that has not opposed Peru’s accession thereto, prior legalization by apostille before the competent authority in the country wherein it was issued, or (y) which is not a signatory country of the Hague Apostille Convention or has opposed Peru’s accession thereto, legalized before a notary public, the Ministry of Foreign Affairs of such country, the competent Peruvian consulate and before the Peruvian Ministry of Foreign Affairs (Ministerio de Relaciones Exteriores del Perú); and, (iii) applicable court fees are paid. Prior to the institution of any proceedings in the city of Lima (other than executor proceedings such as the enforcement in Peru of a judgment obtained abroad), the claim must be subject to a conciliation pursuant to Law No. 26872 and its regulatory Decree No. 014-2008-JUS (as amended) and, if no settlement is reached at such conciliation, the minutes of such failed conciliation must be filed with the relevant court. Also, the party seeking enforcement must pay court taxes at a rate that will depend upon the jurisdiction where enforcement is sought.

25.7.	Where any party to the Opinion Documents is vested with a right or discretionary power or may determine a matter in its sole opinion or discretion, Peruvian law may require that such right or discretionary power is exercised in good faith. In this sense, courts may not grant enforcement in the event that they deem that a right of this nature has not been exercised in good faith or such right has been abused (abuso de derecho).

25.8.	We express no opinion on any section of the Opinion Documents requiring a party to indemnify any other party against any loss incurred as a result of any judgment or order being given or made in a currency other than the currency in which payment is due under any of the Opinion Documents.

25.9.	In accordance with general principles of Peruvian Civil Procedural laws, the rules of evidence in any judicial proceeding cannot be modified by agreement of the parties. Consequently, any provision whereby the rules of evidence agreed by the parties are said to be conclusive in the absence of manifest error, may not be upheld by a Peruvian court.

25.10.	We express no opinion regarding the financial, accounting or economic reasonableness of the Opinion Documents.

We are licensed to practice law in Peru, and we do not hold ourselves as being conversant with, and express no opinion as to, the laws of any jurisdiction other than those of Peru.

The opinions expressed herein are solely for your benefit and may not be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose by any other person without our prior written consent. Notwithstanding the aforementioned, you may, however, deliver a copy of this opinion letter on a non-reliance basis to your affiliates and the officers, employees, auditors and professional advisors of either you or your affiliates, to governmental regulatory agencies having jurisdiction over you and to your successors and permitted assignees of the Loans (as defined in the Loan Agreement) in connection with such assignment and to participants in connection with their purchase of a participation interest in the Loans and, upon becoming a Lender, such assignees (but not such participants) may rely on this opinion letter to the same extent as if it were addressed and had been delivered to them on the date of this opinion letter, unless statements in this opinion letter would be affected by the status of the assignee.

This opinion letter is valid as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereinafter come to our attention or any change in the laws, rules, regulations or court decisions which may hereinafter occur.

Very truly yours,

J&A Garrigues Perú Sociedad Civil de
Responsabilidad Limitada

Exhibit D-3

EXHIBIT D-3
to Loan Agreement

SCHEDULE 1

LENDERS

10.	Banco BTG Pactual S.A., Cayman Branch

11.	Natixis, New York Branch

12.	Banco Santander Perú S.A.

13.	HSBC México, S.A. Institución de banca Múltiple, Grupo Financiero HSBC

Exhibit D-3

EXHIBIT D-4
to Loan Agreement

Exhibit D-4
Form of Opinion of New York Counsel to the Lenders

To the Lenders that are parties to the
Loan Agreement referred to below
and Banco de Crédito del Perú, as Administrative Agent
for such Lenders (the “Administrative Agent”)

Ladies and Gentlemen:

We have acted as special New York counsel to the Joint Lead Arrangers in connection with the Loan Agreement dated as of March […], 2022 (the “Loan Agreement”) between Aenza S.A.A. (the “Borrower”), the financial institutions referred to as “Lenders” in the Loan Agreement (the “Lenders”), the Administrative Agent and Banco de Crédito del Perú as collateral agent. Terms defined in the Loan Agreement have the same respective defined meanings when used herein. “Applicable Law” means, collectively, any Federal law of the United States and any law of the State of New York and any of them that, in each case, in our experience is customarily recognized to apply to transactions of the kind contemplated by the Loan Agreement.

In rendering the opinions expressed below, we have examined an executed counterpart of the Loan Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon representations made in or pursuant to the Loan Agreement or representations and certifications by officers and representatives of the Borrower and other appropriate persons. We have also assumed that the Loan Agreement has been duly authorized, executed and delivered by, and (except, to the extent set forth below, as to the Borrower) constitutes a legal, valid, binding and enforceable obligation of, all of the parties thereto, that all signatories thereto have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the same, and that all authorizations, approvals or consents of (including without limitation all foreign exchange control approvals), and all filings or registrations with, any governmental or regulatory authority or agency of any applicable jurisdiction (including the central bank of Peru) required for the making and performance by the Borrower of the Loan Agreement have been obtained or made and are in effect.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

(1) the Loan Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and subject to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally, and except as the enforceability of the Loan Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

(2) The execution and delivery by the Borrower of the Loan Agreement does not (i) violate any Applicable Law, or (ii) require approval from or any filings with any governmental authority under any Applicable Law, except such as have been duly obtained or made and are in full force and effect.

Exhibit D-4

EXHIBIT D-4
to Loan Agreement

The foregoing opinions are also subject to the following comments and qualifications:

(A) The enforceability of provisions in the Loan Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(B) Our opinion does not address any provision, however expressed, providing for (i) a limitation on reliance, exculpation, disclaimer, limitation or extension of liability, limitation or exclusion of remedies, contribution, indemnification, or waiver, or (ii) the shortening or lengthening of the period that a suit otherwise could be brought under the applicable statute of limitations.

(C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than New York) that limits the interest, fees or other charges it may impose for the loan or use of money or other credit, (ii) Section 4.01(d) (Payments) of the Loan Agreement, (iii) Section 4.05 (Sharing of Payments, Etc.) of the Loan Agreement, (iv) the first sentence of Section 11.14(a) (Consent to Jurisdiction) of the Loan Agreement insofar as such sentence relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Loan Agreement, (v) the waiver of inconvenient forum set forth in Section 11.14(a) (Consent to Jurisdiction) of the Loan Agreement with respect to proceedings in the United States District Court for the Southern District of New York or (vi) Section 11.16 (Judgment Currency) of the Loan Agreement.

(D) We express no opinion as to (1) Section 11.10 (No Immunity) of the Loan Agreement to the extent it relates to immunity acquired after the date of execution and delivery of the Loan Agreement, (2) Section 11.14(c) (Consent to Jurisdiction) of the Loan Agreement insofar as such provision relates to the jurisdiction of any court outside the United States, or (3) any Note or Letter of Instructions provided for in the Loan Agreement.

(E) We express no opinion as to any Federal or state securities laws or export control, foreign assets control, sanctions, anti-money laundering and anti-terrorism laws and regulations (without limiting other laws, regulations or rules excluded by customary practice).

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the law of any other jurisdiction. Without limiting the foregoing, we do not hold ourselves out as experts on, or purport to advise on, the laws of Peru.

This opinion letter is provided to you by us as special New York counsel to the Joint Lead Arrangers pursuant to Section 6.03(h)(iv) (Legal Opinions) of the Loan Agreement and may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Loan Agreement without our prior written consent in each instance.

Very truly yours,

[CTA/JER]

Exhibit D-4

EXHIBIT E
to Loan Agreement

Exhibit E
Form of Assignment and Assumption Agreement

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]12 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]13 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]14 hereunder are several and not joint.]15 Reference is made to the Loan Agreement, dated as of March 17, 2022 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among AENZA S.A.A. (the “Borrower”), the lenders from time to time party thereto, Banco de Crédito del Perú, as Administrative Agent, and Banco de Crédito del Perú, as Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement, receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

[Assignee is an Affiliate of [identify Lender]]

12 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

13 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

14 Select as appropriate.

15 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit E

EXHIBIT E
to Loan Agreement

3. Borrower:	AENZA S.A.A.

4. Administrative Agent:	[__]

5. Collateral Agent:	[__]

6. Loan Agreement:	U.S.$120,000,000 Loan Agreement, dated as of March 17, 2022, among the Borrower, the lenders from time to time party thereto, Banco de Crédito del Perú, as Administrative Agent, and Banco de Crédito del Perú, as Collateral Agent, as amended, supplemented or otherwise modified from time to time.

7. Assigned Interest[s]:

Assignor[s][16]	Assignee[s][17]	Aggregate Amount of Commitment/ Loans for all Lenders[18]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[19]	Date on Which Loans Were Initially Made
		U.S.$	U.S.$	%
		U.S.$	U.S.$	%
		U.S.$	U.S.$	%

16 List each Assignor, as appropriate.

17 List each Assignee, as appropriate.

18 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

19 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit E

EXHIBIT E
to Loan Agreement

[Trade Date:                          ]20

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][21]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][22]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

20 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

21 Add additional signature blocks as needed.

22 Add additional signature blocks as needed.

Exhibit E

EXHIBIT E
to Loan Agreement

Annex I

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other Loan Document or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Loan Agreement or any other Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Loan Agreement or any other Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 11.08 (Assignments and Participations) of the Loan Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such]Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.02(a) or (b) (Reporting Requirements) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the][such] Assignee]; and (b) agrees that (i) it shall, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (ii) it shall perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (iii) it appoints and authorizes the Administrative Agent to take such action on its behalf and exercise such powers under the Loan Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts that have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E - Annex I

EXHIBIT F
to Loan Agreement

Exhibit F
Form of Subordination Terms Letter

To the addressees listed on Schedule A

Ladies and Gentlemen:

We are writing to you in connection with the Loan Agreement, dated as of March 17, 2022 (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among AENZA S.A.A., a sociedad anónima abierta organized under the laws of Peru (the “Aenza”), Banco de Crédito del Perú, as Administrative Agent (together with its successors and permitted assigns, in such capacity, the “Administrative Agent”), Banco de Crédito del Perú, as Collateral Agent (together with its successors and permitted assigns, in such capacity, the “Collateral Agent”, and collectively with the Administrative Agent, the “Agents”), and the lenders from time to time party thereto.

For all purposes of this letter agreement:

“Administrative Agent” means the Administrative Agent referred to in the preceding paragraph and any administrative agent appointed by lenders from time to time under any Senior Secured Loan Agreement;

“Senior Secured Lenders” means the lenders under the Loan Agreement and any other lender that is made a beneficiary of this letter agreement in accordance with the preceding paragraph;

“Senior Secured Loan Agreement” means the Loan Agreement;

“Subordinated Debt” means the debt incurred pursuant to any agreement set forth on Schedule B and any other unsecured indebtedness of the Borrower held by a Subordinated Lender, whether presently outstanding or hereafter created, incurred or assumed, that is expressed to rank in respect of payment and upon liquidation junior to the Loans issued under the Senior Secured Loan Agreement and is expressed to be subordinate to such Loans on the terms set forth in Appendix A hereto; and

“Subordinated Lenders” means any lender that shall agree to subordinate loans made by it to the Borrower in accordance with the terms of this letter agreement.

For all purposes of this letter agreement, capitalized terms used but not otherwise defined in this letter agreement shall have the meanings assigned to such terms in Appendix A.

1. Subordination. For good and valuable consideration, each of the Subordinated Lenders agrees that the Subordinated Debt of the Borrower held by it from time to time is and shall be subordinate to the amounts owing to the Senior Secured Lenders and the Agents under the Senior Secured Loan Agreement (such amounts under the Senior Secured Loan Agreement being referred to hereinafter as the “Loans”), to the extent, and in the same manner, mutatis mutandis, provided in Appendix A hereto. This letter agreement and Appendix A hereto shall, taken together, constitute a subordination agreement of, and be enforceable against, each of the undersigned.

2. APPLICABLE LAW. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Exhibit F

EXHIBIT F
to Loan Agreement

3. WAIVER OF JURY TRIAL. THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, EACH SENIOR SECURED LENDER, THE BORROWER AND EACH SUBORDINATED LENDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, THE LOANS OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

4. Consent to Jurisdiction.

(a) The Administrative Agent, the Collateral Agent, each Senior Secured Lender, the Borrower and each Subordinated Lender hereby irrevocably consents and agrees, for the benefit of each other party hereto, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this letter agreement may be brought in any Federal or State court located in the Borough of Manhattan, The City of New York, and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each such court with respect to any such action, suit or proceeding. The Administrative Agent, the Collateral Agent, each Senior Secured Lender, the Borrower and each Subordinated Lender hereby waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings, brought in any such court and hereby further waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum.

(b) Each of the Borrower and the Subordinated Lenders appoints […], with offices at the date of this Agreement at […] New York, NY […], United States of America, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in any Federal or State court located in the Borough of Manhattan, The City of New York. Each of the Borrower and the Subordinated Lenders agrees that service of process in respect of it upon such agent, together with written notice of such service given to it in the manner provided below, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Each such party agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason such agent shall cease to be available to act as such, each of the Borrower and the Subordinated Lenders agrees to designate a new agent in the Borough of Manhattan, The City of New York, on the terms and for the purposes of this clause (b). Nothing herein shall be deemed to limit the ability of any Administrative Agent, Collateral Agent or any Senior Secured Lender to serve any such legal process in any other manner permitted by applicable law or to obtain jurisdiction over any of the undersigned, or bring actions, suits or proceedings against them in such other jurisdictions, and in such manner, as may be permitted by applicable law.

(c) To the extent that any of the Borrower or the Subordinated Lenders has or hereafter may acquire, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this letter agreement, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or set-off, each of the Borrower and the Subordinated Lenders hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity.

5. Notices. All notices and other communications provided under this letter agreement to any party hereto shall be in writing, and shall be mailed, delivered by courier or sent by facsimile or e-mail and addressed, delivered or transmitted to such party at its address, facsimile number or e-mail address set forth below, or at such other address, facsimile number or e-mail address as may be designated by such party in a notice to the other parties. Any notice or other communication, if mailed by certified or registered mail or by pre-paid courier service, shall be deemed given when received; any notice or other communication, if transmitted by facsimile or e-mail, shall be deemed given when transmitted.

Exhibit F

EXHIBIT F
to Loan Agreement

If to the Borrower, at

[__]

Attention: [__]

Telephone: [__]

Email: [__]

If to the Administrative Agent for the lenders listed on Schedule A, at

[__]

Attention: [__]

Telephone: [__]

Email: [__]

If to the Collateral Agent, at

[__]

Attention: [__]

Telephone: [__]

Email: [__]

If to any of the Subordinated Lenders, at

[__]

Attention: [__]

Telephone: [__]

Email: [__]

If to any Senior Secured Lender, at its address indicated on Schedule A hereto, or at such other address as may be designated by such Senior Secured Lender by notice in writing to the Borrower and, if applicable, to the Administrative Agent and the Collateral Agent.

6. Expenses. The Borrower agrees to pay (or cause to be paid), on demand, all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees and disbursements of legal counsel) incurred by the Senior Secured Lenders and each Agent in connection with the administration and any enforcement of this letter agreement.

7. Counterparts. This letter agreement may be executed and delivered (by facsimile, e-mail or otherwise), in one or more counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this letter agreement by signing any such counterpart.

8. Entire Agreement; Prior Agreements. This letter agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject of this letter agreement and supersedes any and all prior written and oral contracts, arrangements, letters, writings, agreements and communications relating to such subject.

Exhibit F

EXHIBIT F
to Loan Agreement

If the foregoing is in accordance with your understanding, please execute a counterpart of this letter agreement, whereupon it shall become the binding and enforceable agreement of the parties as of the date first above written.

Very truly yours,

AENZA S.A.A., as Borrower

By:
Name:
Title:

By:
Name:
Title:

[__], as Subordinated Lender

By:
Name:
Title:

[__], as Subordinated Lender

By:
Name:
Title:

Exhibit F

EXHIBIT F
to Loan Agreement

Accepted and agreed:

[…], as Administrative Agent
on behalf of the Senior Secured Lenders

By:
Name:
Title:

[…], as Collateral Agent

By:
Name:
Title:

Exhibit F

EXHIBIT F
to Loan Agreement

Schedule A

Lender	Notice Address
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]

Exhibit F

EXHIBIT F
to Loan Agreement

Schedule B

1. Subordinated Loan Agreement, dated as of [●], by and between the Borrower and [●].

Exhibit F

EXHIBIT F
to Loan Agreement

Appendix A
SUBORDINATION TERMS

1. Defined Terms. Capitalized terms used but not defined in these Subordination Terms shall have the meanings given to them in the letter agreement to which this Appendix A is attached.

2. General. Payment of the principal of and interest on Subordinated Debt and other amounts payable on or in respect thereof shall be subordinate and subject in right of payment to the prior payment in full of all amounts owing to the Loans (collectively, the “Senior Secured Debt”). Each Subordinated Lender agrees that it shall not ask, demand, sue for, take or receive from the Borrower, by set-off or in any other manner, or retain, payment (in whole or in part) of the Subordinated Debt, or any security therefor, other than payments made to the extent permitted under the applicable Senior Secured Loan Agreement and the provisions hereof (such payments being herein called “Permitted Payments”), unless and until the Senior Secured Debt has been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made). Each Subordinated Lender directs the Borrower to make, and the Borrower agrees to make, such prior payment of the Senior Secured Debt. The Borrower and the Subordinated Lenders undertake to satisfy any Peruvian law requirements that may be necessary for the effectiveness of these Subordination Terms.

3. Payment Upon Dissolution, Etc. In the event of (a) any insolvency or bankruptcy case or proceeding in connection therewith, relative to the Borrower or to its creditors as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Borrower, whether partial or complete and whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Borrower, then and in any such event the Administrative Agent, the Collateral Agent and the Senior Secured Lenders shall be entitled to receive payment in full of all amounts due or to become due on or in respect of the applicable Senior Secured Debt (other than contingent indemnification and reimbursement obligations for which no claim has been made) before any of the Subordinated Lenders shall be entitled to receive any payment on account of the Subordinated Debt (whether in respect of principal, interest, premium, fees, indemnities, commissions or otherwise), and to that end, any payment or distribution of any kind or character, whether in cash, property or securities that may be payable or deliverable in respect of the Subordinated Debt in any such case, proceeding, dissolution, liquidation or other winding up or event shall instead be paid or delivered directly to the Administrative Agent for application to the Senior Secured Debt (on a basis pro rata to the aggregate outstanding principal amount of Senior Secured Debt under each Senior Secured Loan Agreement (and for this purpose such Subordinated Lender may rely on a written statement of the Administrative Agent as to said amounts)), whether or not due, until the Senior Secured Debt shall have first been fully paid and satisfied (other than contingent indemnification and reimbursement obligations for which no claim has been made).

4. No Payment When Loans in Default. In the event and during the continuation of any Prospective Default or Event of Default, unless and until such Prospective Default or Event of Default (each as defined in the relevant Senior Secured Loan Agreement) shall have been remedied or waived, no payment (including any Permitted Payment) shall be made by the Borrower on or in respect of the Subordinated Debt.

5. Proceeding Against Borrower; No Collateral. Whether or not any Prospective Default or Event of Default shall have occurred and be continuing under the Senior Secured Loan Agreement, the Subordinated Lenders shall not, without the prior written consent of the Majority Lenders (as defined in the Senior Secured Loan Agreement), (a) commence any proceeding against the Borrower under bankruptcy, insolvency or receivership law or (b) take any collateral security for the Subordinated Debt.

Exhibit F

EXHIBIT F
to Loan Agreement

6. Payment of Certain Amounts Received by the Subordinated Lenders. In the event that any Subordinated Lender receives on account or in respect of the Subordinated Debt any distribution of assets by the Borrower or payment by or on behalf of the Borrower of any kind or character, whether in cash, securities or other property, other than a Permitted Payment, such Subordinated Lender shall hold in trust (as property of the Senior Secured Lenders) for the benefit of, and, immediately upon receipt thereof, shall pay over or deliver to, the Administrative Agent (on a basis pro rata to the aggregate outstanding principal amount of Senior Secured Debt under each Senior Secured Loan Agreement (and for this purpose such Subordinated Lender may rely on a written statement of the Administrative Agent) such distribution or payment in precisely the form received (except for the endorsement or assignment by such Subordinated Lender where necessary) for application in accordance with the applicable Senior Secured Loan Agreement. In the event of failure of such Subordinated Lender to make any such endorsement or assignment, the Administrative Agent is hereby irrevocably authorized and empowered by and on behalf of such Subordinated Lender to make the same.

7. Authorizations. Each Subordinated Lender (a) irrevocably authorizes and empowers (without imposing any obligation on) the Administrative Agent to demand, sue for, collect and receive all payments and distributions on or in respect of its Subordinated Debt that are required to be paid or delivered to the Administrative Agent, as provided herein, and to file and prove all claims therefor and take all such other action, in the name of the relevant Subordinated Lender or otherwise, as the Administrative Agent may determine to be necessary or appropriate for the enforcement of these subordination provisions, all in such manner as the Majority Lenders (as defined in the Senior Secured Loan Agreement) shall instruct, (b) irrevocably authorizes and empowers (without imposing any obligation on) the Administrative Agent to vote the Subordinated Debt (including voting the Subordinated Debt in favor of or in opposition to any matter which may come before any meeting of creditors of the Borrower generally or in connection with, or in anticipation of, any insolvency or bankruptcy case or proceeding, or any proceeding under any laws relating to the relief of debtors, readjustment of indebtedness, arrangements, reorganizations, compositions or extensions relative to the Borrower) in such manner as the Majority Lenders shall instruct, and (c) agrees to execute and deliver to the Administrative Agent all such further instruments confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim and other instruments, and to take all such other action, as may be requested by the Administrative Agent in order to enable such Administrative Agent to enforce all claims upon or in respect of the Subordinated Debt.

8. Notice. Each Subordinated Lender agrees, for the benefit of each Senior Secured Lender, that it shall give the Administrative Agent prompt notice of any default by the Borrower in respect of the Subordinated Debt.

9. Transfers. Each Subordinated Lender agrees not to effect any transfer, assignment, sale or other disposition, whether directly or indirectly, of Subordinated Debt unless the transferee accedes to the letter agreement to which this Subordination Terms are attached or otherwise agrees in writing to subordinate its debt on the terms hereof.

10. No Waiver; Modification to Senior Secured Debt. No failure on the part of the Administrative Agent, the Collateral Agent or any Senior Secured Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof by the Administrative Agent, the Collateral Agent or any Senior Secured Lender, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy and power hereby granted to the Administrative Agent, Collateral Agent and Senior Secured Lenders, or allowed to the Administrative Agent, Collateral Agent or the Senior Secured Lenders by law or other agreement shall be cumulative and not exclusive, and may be exercised by the applicable Administrative Agent, Collateral Agent or Senior Secured Lender, as the case may be, for the equal and ratable benefit of the Senior Secured Lenders from time to time.

Exhibit F

EXHIBIT F
to Loan Agreement

At any time and from time to time, without the consent of or notice to the Subordinated Lenders, without incurring responsibility or liability to the Subordinated Lenders and without impairing or releasing the subordination provided herein or the obligations hereunder of the Subordinated Lenders, the Senior Secured Lenders may do any one or more of the following: (a) change the manner, place or terms of payment of or extend the time of payment of, or renew or alter the terms and conditions of the Senior Secured Debt or any collateral security or guarantee therefor, or otherwise amend or supplement in any manner the Senior Secured Debt or any instrument evidencing the same or any agreement under which the Senior Secured Debt is outstanding; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Secured Debt; (c) release any person liable in any manner for the Senior Secured Debt; and (d) exercise or refrain from exercising any rights against the Borrower and any other person. Each of the Subordinated Lenders unconditionally waives notice of the incurrence of the Senior Secured Debt or any part thereof.

11. Subrogation. Subject to the payment in full of all the Senior Secured Debt (other than contingent indemnification and reimbursement obligations for which no claim has been made), the Subordinated Lenders shall be subrogated to the rights of the Administrative Agent, Collateral Agent and the Senior Secured Lenders to receive distribution of assets of the Borrower, or payments by or on behalf of the Borrower, made on the Senior Secured Debt, until the Subordinated Debt shall be paid in full. For purposes of such subrogation, no payments, including any payments or distributions to the Administrative Agent, Collateral Agent or the Senior Secured Lenders of any cash, property or securities to which any Subordinated Lender would be entitled except for the provisions hereof, pursuant to the provisions hereof, to the Administrative Agent by such Subordinated Lender shall, as among the Borrower, its creditors other than the Administrative Agent, Collateral Agent, the Senior Secured Lenders and such Subordinated Lender, be deemed to be a payment or distribution by the Borrower on account of the Senior Secured Debt.

12. Benefit of Subordination Provisions. Nothing contained herein shall (a) impair, as among the Borrower, its creditors other than the Administrative Agent, Collateral Agent, the Senior Secured Lenders and the Subordinated Lenders, the obligation of the Borrower, which is absolute and unconditional (and which, subject to the rights hereunder of the Administrative Agent, Collateral Agent and the Senior Secured Lenders, is intended to rank equally with all other secured obligations of the Borrower), to pay the principal of and interest on the Subordinated Debt as and when the same shall become due and payable in accordance with the terms thereof or (b) affect the relative rights against the Borrower of the Subordinated Lenders and creditors of the Borrower other than the Administrative Agent, Collateral Agent and the Senior Secured Lenders.

13. Further Assurances. Each of the Subordinated Lenders, at its own cost, shall take any further action as the Administrative Agent or any Senior Secured Lender not represented by an Administrative Agent may reasonably request in order to carry out the intent and purpose of these subordination provisions.

14. GOVERNING LAW. THESE SUBORDINATION PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

15. Amendment. These subordination provisions may not be amended or modified without the prior written consent of each of the Senior Secured Lenders.

16. Successors and Assigns. The letter agreement to which these Subordination Terms are attached as Appendix A shall be binding and inure to the benefit of the Subordinated Lenders, the Senior Secured Lenders, the Administrative Agent and Collateral Agent and their respective successors and permitted assigns.

Exhibit F

EXHIBIT G
to Loan Agreement

Exhibit G
Form of Officer’s Certificate

The undersigned, the [●] of AENZA S.A.A. (the “Borrower”), refers to the Loan Agreement dated as of March 17, 2022 (the “Loan Agreement”), among the Borrower, the lenders party thereto (the “Lenders”). Banco de Crédito del Perú, as administrative agent for the Lenders (the “Administrative Agent”) and Banco de Crédito del Perú as collateral agent (the “Collateral Agent”), and hereby certifies that:

(a) Attached hereto as Annex 1 are true, correct and complete copies of the bylaws (estatutos) of the Borrower and the Material Subsidiaries as in effect on the date hereof;

(b) Attached hereto as Annex 2 are true, correct and complete copies of all documents evidencing the corporate authority of the Borrower and the Material Subsidiaries executing the Loan Documents and each other document to be delivered by the Borrower or the Material Subsidiaries in connection therewith on behalf of the Borrower and/or the Material Subsidiaries, including existing authorizations and resolutions duly adopted by the shareholders meeting, board of directors or other authorized governing body of the Borrower and the Material Subsidiaries for (A) the approval of the execution, delivery and performance of the Loan Documents and each other document to be delivered by the Borrower and/or the Material Subsidiaries from time to time in connection therewith and the transactions contemplated thereby and (B) authorizing a named person or persons to sign, execute and deliver each such document and any documents to be delivered by it pursuant thereto, and that such documents are in full force and effect; and,

(c) The powers of attorney attached hereto as Annex 2 have not been revoked, modified, further amended or rescinded and are in full force and effect as of the date hereof; and

(d) The name, title and specimen signatures of the persons who are authorized by the Borrower and the Material Subsidiaries, to execute the Loan Documents and each other document to be delivered by the Borrower or the Material Subsidiaries in connection therewith on behalf of the Borrower and/or the Material Subsidiaries, are as provided in Exhibit A attached hereto.

Unless otherwise defined herein, capitalized terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

IN WITNESS WHEREOF, this certificate has been executed on and as of the […] day of […], 2022.

AENZA S.A.A.

By:
Name:
Title:

Exhibit G

EXHIBIT G
to Loan Agreement

Exhibit A

Name and Title	Specimen Signature
[NAME] [TITLE]	____________________________
[NAME] [TITLE]	____________________________
[NAME] [TITLE]	____________________________
[NAME] [TITLE]	____________________________

Exhibit G

EXHIBIT G
to Loan Agreement

Annex 1
to
Certificate

[BYLAWS TO BE INSERTED]

Exhibit G

EXHIBIT G
to Loan Agreement

Annex 2
to
Certificate

[POWERS OF ATTORNEY TO BE INSERTED]

Exhibit G

EXHIBIT H
to Loan Agreement

Exhibit H
Form of Financial Officer’s Certificate

The undersigned, the [●] of AENZA S.A.A. (the “Borrower”), refers to the Loan Agreement dated as of March 17, 2022 (the “Loan Agreement”), among the Borrower, the lenders party thereto (the “Lenders”). Banco de Crédito del Perú, as administrative agent for the Lenders (the “Administrative Agent”) and Banco de Crédito del Perú as collateral agent (the “Collateral Agent”), and hereby certifies that:

(a) since December 31, 2020, (i) no event, condition or circumstance affecting the Borrower or its Subsidiaries (including any change in (x) Peruvian financial, political or economic conditions, currency exchange rates or exchange controls or (y) law, including tax law) has occurred that could reasonably be expected to result in a Material Adverse Effect; and, (ii) no event, condition or circumstance related to the initiation of any action, proceeding, litigation, claim or investigation against the Borrower or any of its Subsidiaries, has occurred (including, without limitation, any legal proceeding instituted to challenge or nullify the Plea Agreement), either (A) in connection with the Ongoing Investigations, or (B) that could reasonably be expected to result in a Material Adverse Effect;

(b) each of the representations and warranties of the Borrower contained in the Loan Documents is true and correct in all material respects on the Borrowing Date as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualifications therein) in all respects on such respective dates;

(c) no Event of Default or Prospective Default has occurred and is continuing on such date or will result from the consummation of the transactions contemplated by the Loan Agreement;

(d) there is no litigation, investigation, arbitration or other proceeding pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened, (i) with respect to the Loan Agreement or the other Loan Documents or the transactions contemplated thereby or (ii) that could reasonably be expected to have a Material Adverse Effect;

(e) the Borrower intends to use the proceeds of the Loans for the purposes set forth in Section 2.06 of the Loan Agreement;

(f) excluding the Permitted Indebtedness taken after the Effective Date, the outstanding financial Indebtedness of the Borrower and its Subsidiaries (on a Consolidated basis) does not exceed S/1,717,360,000; and, the outstanding commercial Indebtedness of the Borrower and its Subsidiaries (on a Consolidated basis) with suppliers does not exceed S/797,008,000;

(g) the principal amount of the Loans requested for disbursement on the Borrowing Date in the aggregate is greater than the amount of principal, interests (accrued through the Borrowing Date) and break funding costs on the Loan Repaid Indebtedness that are required to be paid on the Borrowing Date in order to repay in full and discharge the Loan Repaid Indebtedness; and

(h) the insurance coverage of the Borrower is consistent with that of other companies of substantially similar size and scope of operations in the same or substantially similar businesses and otherwise in compliance with the terms of Section 8.16 (Insurance) of the Loan Agreement; and all premiums and other amounts theretofore due and payable thereon have been paid.

Unless otherwise defined herein, capitalized terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

Exhibit H

EXHIBIT H
to Loan Agreement

IN WITNESS WHEREOF, this certificate has been executed on and as of the […] day of […], [2022].

AENZA S.A.A.

By:
Name:
Title: